UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AXONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Axonics, Inc.
26 Technology Drive
Irvine, California 92618
February 22, 2024
Dear Stockholders of Axonics, Inc.:
You are cordially invited to attend a virtual special meeting of stockholders of Axonics, Inc. (“Axonics”) to be held on March 22, 2024, at 9:00 a.m. Pacific Time, including any adjournments or postponements thereof (the “Special Meeting”), via live audio webcast on the Internet. You will not be able to attend the Special Meeting in person. Stockholders of record, and beneficial owners of our common stock holding a valid proxy from a stockholder of record, who register for the Special Meeting in advance, will be able to participate in the Special Meeting, vote on the proposals described below, and submit questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2024SM. To participate in the Special Meeting, you must have your 16-digit control number that is shown on your proxy card. The Special Meeting is being held on a virtual-only basis.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated January 8, 2024 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Axonics, Boston Scientific Corporation, a Delaware corporation (“Boston Scientific”), and Sadie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Boston Scientific (“Merger Sub”), providing for the acquisition of Axonics by Boston Scientific, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Axonics’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Upon the terms and subject to the conditions of the Merger Agreement, Boston Scientific will acquire Axonics via the merger of Merger Sub with and into Axonics, with the separate corporate existence of Merger Sub thereupon ceasing and Axonics continuing as the surviving company and a wholly owned subsidiary of Boston Scientific (the “Merger”).
If the Merger is completed, you will be entitled to receive $71.00 in cash, without interest thereon, for each share of Axonics common stock (each, a “Share” and collectively, the “Shares”) that you own immediately prior to the time at which the Merger will become effective (unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights), which represents a premium of approximately 23.33% to the closing price of Axonics’ common stock on January 5, 2024, the last full trading day prior to the date on which the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Transactions”) were approved by Axonics’ Board of Directors (the “Board of Directors”).
The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement, the Merger and the other Transactions to be consummated by Axonics are advisable and fair to, and in the best interests of, Axonics and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by Axonics, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the stockholders of Axonics, and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of Axonics.
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Transactions. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We urge you to read both the proxy statement and the Merger Agreement carefully in their entirety.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Transactions. You should carefully read and consider the entire proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Transactions and how they affect you.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend, and vote at, the Special Meeting, then your vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of Shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of all outstanding Shares as of the close of business on February 8, 2024, which is the record date for the Special Meeting.
Under the General Corporation Law of the State of Delaware, stockholders and beneficial owners of Shares who do not vote in favor of the adoption of the Merger Agreement have the right to seek an appraisal of the “fair value” of their Shares as determined by the Delaware Court of Chancery, but only if they comply fully with the applicable requirements of Delaware law, which are summarized in the section captioned “The Merger—Appraisal Rights” in the accompanying proxy statement and which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
If you have any questions concerning the Merger Agreement, the Transactions, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your Shares, please contact our proxy solicitor:
Kingsdale Advisors
745 Fifth Avenue, 5th Floor New York, NY 10151
(888) 518-1563 (stockholders)
(646) 491-9096 (banks and brokerage firms)
contactus@kingsdaleadvisors.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

/s/ Raymond W. Cohen

Raymond W. Cohen
Chief Executive Officer
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the Transactions, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement or any document incorporated by reference herein. Any representation to the contrary is a criminal offense.
This proxy statement is dated February 22, 2024, and is first being mailed to our stockholders on or about February 22, 2024.

Axonics, Inc.
26 Technology Drive
Irvine, California 92618
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held March 22, 2024
To Our Stockholders,
Notice is hereby given that a Special Meeting of Stockholders of Axonics, Inc., a Delaware corporation (“Axonics”), will be held virtually on March 22, 2024, at 9:00 a.m. Pacific Time, and any adjournments or postponements thereof (the “Special Meeting”). You will not be able to attend the Special Meeting in person. Stockholders of record, and beneficial owners of our common stock holding a valid proxy from a stockholder of record, who register for the Special Meeting in advance and, in the case of beneficial holders, holding a valid proxy from a stockholder of record, will be able to participate in the Special Meeting, vote on the proposals described below, and submit questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2024SM. To participate in the Special Meeting, you must have your 16-digit control number that is shown on your proxy card if you receive the proxy materials by mail. The Special Meeting is being held on a virtual-only basis.
The Special Meeting will be held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated January 8, 2024 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Axonics, Boston Scientific Corporation, a Delaware corporation (“Boston Scientific”), and Sadie Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Boston Scientific will acquire Axonics via a merger of Merger Sub with and into Axonics, with the separate corporate existence of Merger Sub thereupon ceasing and Axonics continuing as the surviving company and a wholly owned subsidiary of Boston Scientific (the “Merger”);

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Axonics’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The Board of Directors has fixed the close of business on February 8, 2024 as the record date for determining the holders of our common stock entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on the record date are entitled to such notice and to vote, virtually or by proxy, at the Special Meeting.
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
A list of stockholders will be available for examination by any stockholder at the Special Meeting and at our corporate headquarters, located at 26 Technology Drive, Irvine, CA 92618, for a period of 10 days prior to the Special Meeting.

Your vote is very important. Additional information on how you can participate in the Special Meeting to the fullest extent is set forth in the “Questions and Answers About the Special Meeting and Voting” and “The Special Meeting” sections of this proxy statement, which begin on pages 13 and 24, respectively. Regardless of whether you expect to attend the Special Meeting, please complete, date, sign and return the proxy card, or submit your proxy electronically over the Internet or by the telephone (using the instructions provided in the enclosed proxy card), as promptly as possible in order to ensure your representation at the Special Meeting.
Sincerely,

/s/ Raymond W. Cohen

Raymond W. Cohen
Chief Executive Officer

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 22, 2024
IMPORTANT NOTICE REGARDING THE PROXY MATERIALS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 2024
This proxy statement is available on the investor relations section of our website at https://ir.axonics.com/. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference. We intend to commence mailing of these proxy materials on or about February 22, 2024 to all stockholders of record entitled to vote at the Special Meeting.
A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder at the Special Meeting and during regular business hours for the 10 days prior to the Special Meeting at our principal executive offices, located at 26 Technology Drive, Irvine, CA 92618. Stockholders may examine the list for any legally valid purpose related to the Special Meeting. If you would like to examine the list, please email us at ir@axonics.com.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting by following the instructions provided in the section of this proxy statement captioned “The Special Meeting—Revocability of Proxies”.
If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your Shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.
For purposes of the proposal to adopt the Merger Agreement, abstentions, if any, will be included in the calculation of the number of Shares represented at the Special Meeting for purposes of determining whether a quorum has been achieved, but will be counted as a vote “AGAINST” this proposal. If you fail to submit a proxy or to vote online at the Special Meeting, or abstain from voting on the proposal to adopt the Merger Agreement, it will have the same effect as a vote “AGAINST” this proposal.
For purposes of the Adjournment Proposal and the Compensation Proposal, (i) if your Shares are present at the Special Meeting but are not voted on such proposal, or if you have given a proxy and abstained on such proposal, this will have the same effect as if you voted “AGAINST” approval of the Adjournment Proposal or the Compensation Proposal, as applicable, and (ii) if you fail to submit a proxy or to attend the Special Meeting virtually, the Shares held by you or your broker will not be counted in respect of, and will not have an effect on, the Adjournment Proposal or the Compensation Proposal, as applicable.
You should carefully read and consider this entire proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into this proxy statement, as they contain important information about, among other things, the Transactions and how they affect you. If you have any questions concerning the Merger Agreement, the Transactions, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:
Kingsdale Advisors
745 Fifth Avenue, 5th Floor New York, NY 10151
(888) 518-1563 (stockholders)
(646) 491-9096 (banks and brokerage firms)
contactus@kingsdaleadvisors.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Sadie Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific Corporation with and into Axonics, Inc. (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), and may not contain all of the information that is important to you. To understand the Transactions more fully and for a more complete description of the legal terms of the Transactions, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Transactions and how they affect you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Transactions.
Except as otherwise specifically noted in this proxy statement, “Axonics,” “we,” “our,” “us” and similar words refer to Axonics, Inc., including, in certain cases, its subsidiaries. Throughout this proxy statement, we refer to Boston Scientific Corporation as “Boston Scientific” and Sadie Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated January 8, 2024, by and among Axonics, Boston Scientific and Merger Sub, as it may be amended, modified or supplemented from time to time, as the “Merger Agreement,” the date of the Merger Agreement as the “Signing Date,” and the holders of our Shares as “stockholders.”
The Special Meeting
Date, Time, Place and Purpose of the Special Meeting
The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement will be held on March 22, 2024, at 9:00 a.m. Pacific Time, via live audio webcast on the Internet. Stockholders of record, and beneficial owners of our common stock holding a valid proxy from a stockholder of record, who register for the Special Meeting in advance, will be able to participate in the Special Meeting, vote, and submit questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2024SM. To participate in the Special Meeting, you must have your 16-digit control number that is shown on your proxy card. The Special Meeting is being held on a virtual-only basis.
At the Special Meeting, stockholders of record as of the close of business on February 8, 2024 (the “Record Date”) will be asked to consider and vote on:
•	a proposal to adopt the Merger Agreement;
•
a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Axonics’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

•
a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the Notice of Special Meeting may be acted upon at the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
You are entitled to receive notice of, and vote at, the Special Meeting if you owned any share(s) of common stock of Axonics, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”), including any Axonics RSAs (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Axonics Options, Axonics RSAs and Axonics PSUs”), on the Record Date. Each holder of common stock shall be entitled to one vote for each Share owned on the Record Date on all matters properly coming before the Special Meeting.
As of the Record Date, there were 51,004,596 Shares outstanding (of which 1,127,803 Shares were Axonics RSAs) and entitled to vote at the Special Meeting. A quorum is necessary to adopt the Merger Agreement and approve the Compensation Proposal. A quorum is the minimum number of Shares required to be present at the Special

Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of the holders of record of a majority of the outstanding Shares (including any Axonics RSAs) entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee based on your instructions), if you vote at the Special Meeting or if you attend the Special Meeting but abstain from voting. If you return a properly signed proxy card without indicating voting preferences on the proxy card, the Shares represented by that proxy will be counted as present for purposes of establishing a quorum at the Special Meeting and all of such Shares will be voted as recommended by the Board of Directors. If you hold your Shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your Shares should be voted at the Special Meeting for any proposal, those Shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum. However, if you hold your Shares in “street name” and give voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but give no instruction as to the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.
The Special Meeting may be adjourned whether or not a quorum is present.
Vote Required; Abstentions and Failure to Vote
The affirmative vote of the holders of a majority of all outstanding Shares (including any Axonics RSAs) on the Record Date is required to adopt the Merger Agreement. Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” the proposal to adopt the Merger Agreement. As of February 8, 2024, the Record Date for the Special Meeting, 25,502,299 Shares (including any Axonics RSAs) constitute a majority of the issued and outstanding Shares.
Approval of the Compensation Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger. If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the Compensation Proposal. If you fail to instruct your broker, bank or other nominee on how to vote, such failure will have no effect on the Compensation Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter. If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the Adjournment Proposal. If you fail to instruct your broker, bank or other nominee on how to vote, such failure will have no effect on the Adjournment Proposal.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as Shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting.
If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. Failure to instruct your broker on how to vote your Shares will have the effect of a vote “AGAINST” the adoption of the Merger Agreement but will have no effect on the Adjournment Proposal or the Compensation Proposal.

Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those Shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.
Shares Held by Axonics’ Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 554,570 Shares, representing approximately 1.1% of the Shares (including any Axonics RSAs) outstanding on the Record Date.
Our directors and executive officers have informed us that they currently intend to vote all of their respective Shares (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
The Merger
Parties Involved in the Merger
Axonics, Inc.
Axonics, Inc. was incorporated in the State of Delaware in March 2012 under the name American Restorative Medicine, Inc. In August 2013, we changed our name to Axonics Modulation Technologies, Inc., and commenced our operations in late 2013, and in March 2021, we changed our name to Axonics, Inc. Axonics is a global medical technology company that is developing and commercializing novel products for adults with bladder and bowel dysfunction, including: (i) implantable sacral neuromodulation systems to treat urinary urge incontinence and urinary urgency frequency, as well as fecal incontinence and non-obstructive urinary retention; and (ii) a urethral bulking agent to treat female stress urinary incontinence.
Axonics’ principal executive offices are located at 26 Technology Drive, Irvine, California 92618 and our telephone number is (949) 396-6322.
Boston Scientific Corporation
Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties, such as cardiology, peripheral interventions, endoscopy, urology and neuromodulation. Boston Scientific’s mission is to transform lives through innovative medical solutions that improve the health of patients around the world. Boston Scientific advances science for life by providing a broad range of high performance solutions to address unmet patient needs and reduce the cost of healthcare.
Boston Scientific’s principal corporate offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752, and its telephone number is (508) 683-4000.
Sadie Merger Sub, Inc. (Merger Sub)
Sadie Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Boston Scientific and was formed on January 4, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the Transactions. Upon the completion of the Merger, the separate corporate existence of Merger Sub will cease and Axonics will continue as the surviving company and a wholly owned subsidiary of Boston Scientific (the “Surviving Corporation”).
Merger Sub’s principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752 and its telephone number is (508) 683-4000.

Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Axonics, with the separate corporate existence of Merger Sub thereupon ceasing and Axonics continuing as the Surviving Corporation and a wholly owned subsidiary of Boston Scientific. As a result of the Merger, Axonics’ common stock will no longer be publicly traded, and will be delisted from the Nasdaq Global Select Market (“Nasdaq”). In addition, the Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Axonics will no longer file periodic reports under the Exchange Act with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Closing and Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Axonics and Boston Scientific may agree in writing and specify in the certificate of merger).
Effect on Axonics if the Merger is Not Completed
If the Merger Agreement is not adopted by the stockholders, or if the Merger is not completed for any other reason:
•	the stockholders will not be entitled to, nor will they receive, any payment for their respective Shares pursuant to the Merger Agreement;
•
(i) Axonics will remain an independent public company, (ii) the Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and (iii) Axonics will continue to file periodic reports under the Exchange Act with the SEC;

•
under certain specified circumstances, Axonics will be required to pay Boston Scientific a termination fee of $75 million (the “Axonics Termination Fee”) upon or following the termination of the Merger Agreement; and

•
under certain specified circumstances, Boston Scientific will be required to pay Axonics a termination fee of $140 million (the “Boston Scientific Termination Fee”) following the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
Merger Consideration
Axonics Common Stock
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares (a) held in the treasury of Axonics, (b) owned by any direct or indirect wholly owned subsidiary of Axonics, (c) owned by Merger Sub, Boston Scientific or any direct or indirect wholly owned subsidiary of Boston Scientific or (d) held by stockholders and beneficial owners of Shares who are entitled to demand and have properly demanded appraisal for such Shares in accordance with Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and as of the Effective Time, have not effectively waived, withdrawn or otherwise lost their appraisal rights under the DGCL with respect to such Shares (the “Dissenting Shares” and collectively with the Shares described in clauses (a), (b) and (c), the “Excluded Shares”), will be canceled and converted automatically into the right to receive $71.00 in cash, without interest (the “Merger Consideration”).
At or before the Effective Time, Boston Scientific will deposit, or cause Merger Sub to deposit, with the Paying Agent (as defined below), for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in respect of Shares under the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
If the Merger is consummated, stockholders and beneficial owners of Shares who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are timely and strictly complied with, to receive payment in cash for the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your Shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Treatment of Axonics Options, Axonics RSAs and Axonics PSUs
The Merger Agreement provides that, at the Effective Time:
(i)
each outstanding and unexercised option granted under any Axonics stock plan (each, an “Axonics Option”), whether vested or unvested, with an exercise price per Share that is less than the Merger Consideration will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Axonics Option and (b) the aggregate number of Shares remaining issuable upon exercise of such Axonics Option, less applicable taxes and authorized deductions;

(ii)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is equal to or greater than the Merger Consideration will be canceled without the payment of any consideration;

(iii)
each outstanding restricted stock award granted under any Axonics stock plan (each, an “Axonics RSA”) will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares that are Axonics RSAs, less applicable taxes and authorized deductions; and

(iv)
each outstanding restricted share unit award granted under any Axonics stock plan that vests based on achievement of any market or performance condition and service condition (each, an “Axonics PSU”), whether vested but unsettled or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares underlying such Axonics PSU (determined based on (1) for an Axonics PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of Axonics’ fiscal quarter-end immediately preceding the closing of the Merger (the “Closing”) and the Merger Consideration as the per Share price, and (2) for any other Axonics PSU, the greater of (A) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (B) the actual level of achievement of all relevant performance goals against target as of Axonics’ fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto), less applicable taxes and authorized deductions, and each Axonics PSU that has not been deemed earned in accordance with the applicable award agreement will be canceled without the payment of consideration.

Recommendation of the Axonics Board of Directors
After considering various factors described in this proxy statement under the caption, “The Merger— Recommendation of the Board of Directors and Reasons for the Merger,” Axonics’ Board of Directors (the “Board of Directors”) unanimously: (i) determined that the Merger Agreement, the Merger and the other Transactions to be consummated by Axonics are advisable and fair to, and in the best interests of, Axonics and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Axonics of the Merger Agreement and the consummation of the Transactions to be consummated by Axonics, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the stockholders of Axonics, and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of Axonics.

The Board of Directors also unanimously recommends, on behalf of Axonics, that the stockholders vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Prior to receipt of the affirmative vote of the holders of a majority of all outstanding Shares to adopt the Merger Agreement (the “Axonics Stockholder Approval”), under certain specified circumstances, following the receipt of an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No Shop” Period—No Solicitation of Other Offers”) that did not result from a material breach of Axonics’ no solicitation obligations set forth in the Merger Agreement, the Board of Directors may withdraw or change the foregoing recommendation if the Board of Directors determines in good faith (after consultation with its outside legal counsel and outside financial advisors) that such Acquisition Proposal is a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No Shop” Period—No Solicitation of Other Offers”) and determines in good faith (after consultation with its outside legal counsel) that a failure to so withdraw or change the foregoing recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to, among other things, the matching rights in favor of Boston Scientific (as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”). The Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing Boston Scientific four calendar days to make adjustments in the terms and conditions of the Merger Agreement in response to any such Acquisition Proposal and an additional two calendar days to make such adjustments in response to any changes to the financial or other material terms of such Acquisition Proposal. The termination of the Merger Agreement by Boston Scientific, prior to receipt of the Axonics Stockholder Approval, following the withdrawal or change by the Board of Directors of its recommendation that the stockholders adopt the Merger Agreement will result in the payment by Axonics of the Axonics Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change.”
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated as of September 1, 2023, Axonics retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with a possible sale or business combination transaction.
At the meeting of the Board of Directors on January 6, 2024, J.P. Morgan, rendered its oral opinion to the Board of Directors, which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion, dated January 6, 2024, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered set forth in its written opinion, the Merger Consideration to be paid to the holders of the Shares in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan dated January 6, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Axonics’ stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger and was directed only to the Merger Consideration to be paid to the holders of the Shares in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Axonics or as to the underlying decision by Axonics to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Axonics as to how such stockholder should vote with respect to the proposed Merger or any other matter.
For more information, see Annex B to this proxy statement and the section of this proxy statement captioned “The Merger—Opinion of J.P. Morgan Securities LLC.”

Interests of Axonics’ Directors and Executive Officers in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, stockholders should be aware that some of Axonics’ directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement, the Merger and the other Transactions were advisable and fair to, and in the best interests of, Axonics and its stockholders, in reaching its decision to duly authorize and approve the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by it, in reaching its decision to resolve to recommend the adoption of the Merger Agreement by the stockholders of Axonics, and in reaching its decision to direct that the adoption of the Merger Agreement be submitted to a vote of the stockholders of Axonics. These interests include:
•
at the Effective Time of the Merger, each Axonics Option, Axonics RSA, and Axonics PSU will receive the accelerated vesting and cash out treatment described in the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger—Payments in Exchange for Axonics Options, Axonics RSAs and Axonics PSUs”;

•
eligibility of Axonics’ executive officers to receive cash bonuses in lieu of annual equity compensation during the period between January 1, 2024 and the earlier of (i) the Effective Time or (ii) December 31, 2024, subject to each such individual’s continued employment through the Effective Time, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger—Cash Opportunities in Lieu of Equity Compensation”;

•
continued eligibility of Axonics’ executive officers to receive severance payments and benefits (including equity award vesting acceleration) under the terms of their employment agreements, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger—Payments Upon Termination Pursuant to Executive Employment Agreements”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the Shares held by Axonics directors and executive officers will be treated in the same manner as outstanding Shares held by all other stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.”
Appraisal Rights
If the Merger is consummated, stockholders and beneficial owners of Shares who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are timely and strictly complied with, to receive payment in cash for the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the Delaware Court of Chancery. These rights are known as “appraisal rights”.
Stockholders of record and beneficial owners of Shares who exercise appraisal rights under Section 262 may not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their Shares following petition to, and an appraisal by, the Delaware Court of Chancery. Stockholders of record and beneficial owners of Shares considering seeking appraisal should recognize that the “fair value” of their Shares determined under Section 262 could be more than, the same as, or less than, the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply timely and strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, stockholders of record and beneficial owners of Shares wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A stockholder of record or beneficial owners of Shares who (i) continuously holds of record or beneficially owns, as applicable, such Shares through the Effective Time, (ii) has not consented to the Merger in writing or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such Shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the Shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Axonics and to be set forth on the Chancery List (as defined in the section of this proxy statement captioned “The Merger—Appraisal Rights”), will be entitled to receive the “fair value” of his, her or its Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify stockholders that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262. The required copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of cash by U.S. Holders (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for Shares in the Merger will be a taxable transaction to such stockholders for United States (the “U.S.”) federal income tax purposes. Each such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Shares surrendered in the Merger. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.
A stockholder that is a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the U.S., but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
This proxy statement contains a general discussion of U.S. federal income tax consequences of the Merger. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other income and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, the Merger cannot be consummated until (i) the applicable waiting period (and any extension thereof) under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or any voluntary agreement with the Department of Justice Antitrust Division (“DOJ”) or the Federal Trade Commission (“FTC”) not to consummate the Transactions has expired or been terminated and (ii) required consents, approvals, non-disapprovals and other authorizations under certain foreign antitrust or competition laws have been obtained.

Axonics and Boston Scientific have agreed to use reasonable best efforts to obtain all regulatory approvals that may be or become necessary to consummate the Merger and the other Transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement. Axonics and Boston Scientific filed notification and report forms under the HSR Act with the DOJ and the FTC on January 30, 2024.
For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”
Conduct of Business Pending the Merger
No Solicitation of Other Offers
Under the Merger Agreement, prior to the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, Axonics agrees that it will not and will cause each Axonics subsidiary and any of the officers, directors or employees of it or any Axonics subsidiary not to, and will instruct the other representatives of Axonics not to, directly or indirectly, among other things, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquires, proposals or offers that would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, or (iv) execute or enter into any Acquisition Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”), subject to a customary “fiduciary out” provision that allows Axonics, under certain specified circumstances, prior to receipt of the Axonics Stockholder Approval, to furnish information to, or engage in negotiations or discussions with, any third party that has made a bona fide Acquisition Proposal that did not result from a material breach of Axonics’ no solicitation obligations set forth in the Merger Agreement if, and only if, Axonics complies with certain notice and other requirements and the Board of Directors (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. For more information, please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No Shop” Period—No Solicitation of Other Offers.”
Notwithstanding the foregoing restrictions, prior to the receipt of the Axonics Stockholder Approval, the Board of Directors (1) may effect an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”) and (2) in respect of the immediately following subclause (x), may cause Axonics to terminate the Merger Agreement by written notice to Boston Scientific of such termination in order to enter into, or cause an Axonics subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Axonics Termination Fee in accordance with the terms of the Merger Agreement), if (x) Axonics receives a written Acquisition Proposal that did not result from a material breach of Axonics’ no solicitation obligations in the Merger Agreement that the Board of Directors determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (y) an Intervening Event (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No Shop” Period—No Solicitation of Other Offers”) occurs and as a result thereof the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; subject, in each case, to compliance with the terms and conditions of the Merger Agreement. For more information, please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No Shop” Period—No Solicitation of Other Offers.”
If Axonics terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, Axonics must pay the Axonics Termination Fee to Boston Scientific. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change.”

Conditions to the Closing of the Merger
The respective obligations of Boston Scientific, Merger Sub and Axonics to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) of the following conditions:
•	the Axonics Stockholder Approval must have been obtained;
•
no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger (the “No Governmental Order Closing Condition”);

•
any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a governmental authority not to consummate the Merger must have expired or been terminated (the “HSR Closing Condition”); and

•
all required consents, approvals, non-disapprovals and other authorizations of any governmental authority set forth in Axonics’ disclosure schedule to the Merger Agreement must have been obtained (together with the HSR Closing Condition, the “Regulatory Approval Closing Conditions”).

Additionally, the obligations of Boston Scientific and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
the accuracy of certain representations and warranties provided by Axonics in the Merger Agreement as of the Signing Date and the date of the Closing (except to the extent such representations and warranties were, by their terms, made as of a specified date, in which case their accuracy is to be assessed as of such specified date), in each case, subject to certain qualifications and materiality thresholds;

•
Axonics must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•
since the Signing Date, there must not have occurred an Axonics Material Adverse Effect (as defined in the section of this proxy statement below captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) that is continuing; and

•
Axonics will have delivered to Boston Scientific a certificate, dated the Closing Date (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Closing and Effective Time”), signed by a duly authorized officer of Axonics, certifying as to the satisfaction of certain conditions to consummate the Merger.

The obligations of Axonics to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
the accuracy of certain representations and warranties provided by Boston Scientific and Merger Sub in the Merger Agreement as of the Signing Date and the date of the Closing (except to the extent such representations and warranties were, by their terms, made as of a specified date, in which case their accuracy is to be assessed as of such specified date), in each case, subject to certain qualifications and materiality thresholds;

•
each of Boston Scientific and Merger Sub must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

•
Boston Scientific will have delivered to Axonics a certificate, dated the Closing Date, signed by a duly authorized officer of Boston Scientific, certifying as to the satisfaction of certain conditions to consummate the Merger.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Termination of the Merger Agreement
Boston Scientific and Axonics have certain customary rights to terminate the Merger Agreement under certain circumstances, including:
•	by mutual written consent of Boston Scientific and Axonics;
•	by either Boston Scientific or Axonics:
○
if the Effective Time has not occurred by 5:00 p.m., New York time, on or before January 8, 2025 (as such date may be extended pursuant to this paragraph, the “Outside Date”); provided however, that if, on the Outside Date, any of the conditions pertaining to (i) the No Governmental Order Closing Condition (to the extent the law or order giving rise to such condition not having been satisfied relates to the matters in the Regulatory Approval Closing Conditions) or (ii) the Regulatory Approval Closing Conditions have not been satisfied but all other conditions to the Merger have been satisfied or waived or will then be capable of being satisfied if the Closing were to take place on such date, then either Boston Scientific or Axonics may, by written notice to the other party, elect to extend the Outside Date in three-month increments until no later than January 8, 2026, unless Boston Scientific and Axonics have agreed to an earlier or later date for such extension; provided, further, that the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose failure to fulfill any agreements and covenants under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

○
if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order will have become final and nonappealable, or if there will be adopted following the date of execution of the Merger Agreement any law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party whose failure to fulfill any agreements and covenants relating to regulatory filings set forth in the Merger Agreement has been the principal cause of, or resulted in, such law or order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;

○	if the Merger Agreement fails to receive the Axonics Stockholder Approval at the Special Meeting;
•	by Boston Scientific:
○
if, prior to Axonics’ receipt of the Axonics Stockholder Approval, the Board of Directors shall have effected, and not withdrawn at least three business days prior to the Special Meeting, an Adverse Recommendation Change;

○
if Axonics has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Axonics’ representations and warranties or Axonics’ performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Boston Scientific to Axonics and (B) the Outside Date; provided, however, that Boston Scientific will not have the right to terminate the Merger Agreement pursuant to the foregoing if Boston Scientific or Merger Sub is then in breach of any of its respective representations, warranties, covenants or agreements under the Merger Agreement such that either of conditions to the Merger related to the accuracy of Boston Scientific’s or Merger Sub’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date; or

•	by Axonics:
○
at any time prior to receipt of the Axonics Stockholder Approval, if the Board of Directors determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided that (i) Axonics shall not have materially breached its no solicitation obligations set forth in the Merger Agreement and (ii) substantially concurrently with, and as a condition to the effectiveness of, such termination Axonics pays to Boston Scientific the Axonics Termination Fee;

○
if Boston Scientific has breached any of its representations or warranties, or Boston Scientific or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Boston Scientific’s or Merger Sub’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Axonics to Boston Scientific and (B) the Outside Date; provided, however, that Axonics will not have the right to terminate the Merger Agreement pursuant to the foregoing if Axonics is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to the Merger related to the accuracy of Axonics’ representations and warranties, or Axonics’ performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date.

Under some circumstances, Axonics will be required to pay Boston Scientific the Axonics Termination Fee upon or following the termination of the Merger Agreement, and under certain circumstances Boston Scientific will be required to pay Axonics the Boston Scientific Termination Fee following the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
Legal Proceedings Regarding the Merger
As of February 21, 2024, Axonics has received two demand letters from purported stockholders of Axonics (the “Demand Letters”), which generally allege that the preliminary proxy statement filed on February 7, 2024 contains disclosure deficiencies in violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The Demand Letters seek corrective disclosures in the proxy statement in advance of the Special Meeting.
Axonics believes that the disclosures in this proxy statement comply fully with applicable law. It is possible that additional or similar demand letters may be received by Axonics, the Board of Directors, and/or Boston Scientific and/or that complaints may be filed alleging similar or additional deficiencies between the date of this proxy statement and consummation of the Merger. If any such additional demand letters are received or any complaints are filed, absent new or different allegations that are material, Axonics and/or Boston Scientific will not necessarily disclose such demand letters or complaints.
For more information, see the section captioned “The Merger—Legal Proceedings Regarding the Merger.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL
MEETING AND VOTING
The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding this proxy statement and the Special Meeting. The following questions and answers are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the SEC. These questions and answers may not address all of the questions that are important to you as a stockholder. If you have additional questions about the proxy statement or the Special Meeting, please see “Whom should I contact with other questions?” below.
1.	What is the purpose of the Special Meeting?
At the Special Meeting, our stockholders will be asked to consider and vote upon the matters described in this proxy statement and in the accompanying Notice of Special Meeting, and any other matters that properly come before the Special Meeting.
2.	When and where will the Special Meeting be held?
The Special Meeting will be held on March 22, 2024, at 9:00 a.m. Pacific Time. Stockholders of record, and beneficial owners of our common stock holding a valid proxy from a stockholder of record, who register for the Special Meeting in advance, will be able to participate in the Special Meeting, vote, and submit questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2024SM. To participate in the Special Meeting, you must have your 16-digit control number that is shown on your proxy card. The Special Meeting is being held on a virtual-only basis.
3.	How can I participate and ask questions at the Special Meeting?
We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the Special Meeting as they would at an in-person meeting. In order to submit a question at the Special Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Special Meeting and submit questions online. You will also be able to submit questions during the Special Meeting. We encourage you to submit any question that is relevant to the business of the Special Meeting. All appropriate questions asked during the Special Meeting will be read and addressed during the Special Meeting. Stockholders are encouraged to log into the webcast at least 15 minutes prior to the start of the Special Meeting to test their internet connectivity.
4.	What if I have technical or other “IT” problems logging into or participating in the Special Meeting webcast?
We will provide a toll-free technical support “help line” that can be accessed by any stockholder who is having challenges logging into or participating in the Special Meeting. If you encounter any difficulties accessing the Special Meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Shareholder Meeting login page.
5.	Why am I receiving these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to have your Shares voted. Instead, you may have your Shares voted using one of the other voting methods described in this proxy statement. Regardless of whether you expect to attend the Special Meeting, please submit your proxy as soon as possible in order to ensure your representation at the Special Meeting and to minimize our proxy solicitation costs.
6.	What is a “proxy”?
The term “proxy,” when used with respect to a stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without attending the Special Meeting.

Because it is important that as many stockholders as possible be represented at the Special Meeting, the Board of Directors is asking that you review this proxy statement carefully and then vote by following the instructions set forth on the proxy card. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.
7.	What am I being asked to vote upon at the Special Meeting?
At the Special Meeting, you will be asked to consider and vote on:
•
a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Axonics, with the separate corporate existence of Merger Sub thereupon ceasing and Axonics continuing as the Surviving Corporation and a wholly owned subsidiary of Boston Scientific;

•	a proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	a proposal to approve the Adjournment Proposal.
8.	What are the voting options for each Proposal?
On all of the proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
9.	How does the Board of Directors recommend that I vote?
The Board of Directors unanimously recommends that you vote your Shares:
•	“FOR” the adoption of the Merger Agreement;
•	“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
For a discussion of the factors that the Board of Directors considered in determining to recommend that you vote to approve the proposal to adopt the Merger Agreement, please see the section captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change.” In addition, when considering the recommendation of the Board of Directors, you should be aware that some of Axonics’ directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. For a discussion of these interests, please see the section captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.”
10.	How do the Board of Directors and executive officers of Axonics intend to vote?
Our directors and executive officers have informed us that they currently intend to vote all of their respective Shares (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
11.	Who can vote at the Special Meeting?
If you were a holder of Shares as a “stockholder of record,” or if you are the “beneficial owner” of Shares held in “street name” holding a valid proxy from a stockholder of record, in each case, as of the close of business on the Record Date, you may vote your Shares at the Special Meeting. As of the Record Date, there were 51,004,596 Shares outstanding (of which 1,127,803 Shares were Axonics RSAs). Each stockholder has one vote for each Share held as of the Record Date. A list of our stockholders will be available for examination by any stockholder at the Special Meeting and at our corporate headquarters, located at 26 Technology Drive, Irvine, CA 92618, for a period of 10 days prior to the Special Meeting.
12.	What does it mean to be a “stockholder of record”?
If, on the Record Date, your Shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a “stockholder of record.” As a “stockholder of record,” you may vote at the Special Meeting or vote by proxy. Regardless of whether you plan to attend the Special Meeting, we urge you to vote your Shares using one of the voting methods described in this proxy statement.

13.	What does it mean to be a “beneficial owner” of shares held in “street name”?
If, on the Record Date, your Shares (including any Axonics RSAs) were held in an account at a broker, bank, or other financial institution (we refer to each of those organizations collectively as a “broker”), then you are the “beneficial owner” of shares held in “street name” and these proxy materials are being made available to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. You have the right to direct your broker on how to vote the shares in your account by following the instructions printed on the Voting Instruction Form received from the bank, broker or other institution holding your stock.
Under the rules that govern brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the Special Meeting unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Special Meeting to ensure that your vote will be counted.
14.	How do I obtain voting instructions if my stock is held in “street name”?
If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.
15.	If I hold my stock in “street name” and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?
No. Your broker is permitted to vote your Shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your broker how to vote. If you hold your Shares in “street name” and want a vote to be cast on your behalf for all proposals described in this proxy statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it. Without instructions, your Shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement and, only if a quorum is not present, the Adjournment Proposal, but will have no effect on the Compensation Proposal or, if a quorum is present, the Adjournment Proposal.
16.	What are “broker non-votes”?
Generally, a “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (i) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (ii) the broker lacks the authority to vote the shares at their discretion. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, broker non-votes cannot occur with respect to any of these proposals to be considered at the Special Meeting. Accordingly, if your Shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your Shares on any of the proposals, and your Shares will not be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the Merger Agreement requires the affirmative vote of Axonics stockholders holding at least a majority of the outstanding Shares (including any Axonics RSAs) entitled to vote thereon at the Special Meeting, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Because the approval of each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of Shares present in person or by proxy at the Special Meeting and entitled to vote on the proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the Compensation Proposal or the Adjournment Proposal.
17.	What documentation must I provide to be admitted to the Special Meeting and how do I attend?
If your Shares are registered in your name, you will need to provide your 16-digit control number included on your proxy card in order to be able to participate in the Special Meeting. If your Shares are not registered in your name (if, for instance, your Shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Special Meeting, please log on to www.virtualshareholdermeeting.com/AXNX2024SM at least 15 minutes prior to the start of the Special Meeting to provide time to register and download the required software, if needed. If you access the Special Meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.
18.	What documentation must I provide to vote online at the Special Meeting?
If you are a stockholder of record and provide your 16-digit control number when you access the Special Meeting, you may vote all shares registered in your name during the Special Meeting webcast. If you are not a stockholder of record as to any of your Shares (i.e., instead of being registered in your name, all or a portion of your Shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
19.	How many shares must be present or represented to conduct business at the Special Meeting?
The presence at the Special Meeting of the holders of a majority of the outstanding Shares (including any Axonics RSAs), as of the Record Date, virtually or by proxy and entitled to vote, will constitute a quorum, permitting us to conduct our business at the Special Meeting. “Abstentions” will be counted as present at the Special Meeting for purposes of determining the existence of a quorum at the Special Meeting. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.
As of the close of business on February 8, 2024, the Record Date for the Special Meeting, there were 51,004,596 Shares outstanding (of which 1,127,803 Shares were Axonics RSAs).
20.	How can I vote my shares of Axonics stock?
Stockholders of record can vote by proxy or by attending the Special Meeting and voting. The persons named as proxies on the proxy card were designated by the Board of Directors and are members of our management. If you vote by proxy, you can do so by submitting a proxy as described below.
•	Submit a Proxy by Internet: You can submit a proxy in advance of the Special Meeting up until 8:59 p.m. Pacific Time on March 21, 2024 over the Internet by visiting www.proxyvote.com.
•	Submit a Proxy by Telephone: You can submit a proxy in advance of the Special Meeting up until 8:59 p.m. Pacific Time on March 21, 2024 by calling 1-800-690-6903.
•	Mailing a Proxy Card: You can submit a proxy in advance of the Special Meeting by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.
If you are a stockholder of record, you may attend the Special Meeting and vote via the Special Meeting website, www.virtualshareholdermeeting.com/AXNX2024SM, where stockholders may vote and submit questions during the Special Meeting. Please have your 16 digit control number to join the Special Meeting. Instructions on how to attend and participate via the Internet are posted at www.proxyvote.com. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Special Meeting. The method you use to vote will not limit your right to vote at the Special Meeting if you decide to attend the Special Meeting. If you are the beneficial owner of Shares, held in “street name,” you must obtain a legal proxy, executed in your favor by your broker, to be able to vote at the Special Meeting.
If you are the beneficial owner of Shares held in “street name,” please refer to the information forwarded by your broker to see which voting options are available to you and to see what steps you must follow if you choose to attend the Special Meeting to vote your Shares.
YOUR VOTE IS VERY IMPORTANT. We encourage you to submit your proxy even if you plan to attend the Special Meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your Shares as you have directed. Regardless of whether you plan to attend the Special Meeting, and regardless of the number of Shares that you own, it is important that your Shares are represented at the Special Meeting.
21.	Can I change my vote after I have submitted my vote?
Yes. You may revoke your proxy at any time before the vote is taken at the Special Meeting. If you are a stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (ii) providing written notice of revocation to our Secretary at our corporate headquarters located at 26 Technology Drive, Irvine, CA 92618, prior to your Shares being voted at the Special Meeting; or (iii) participating in the Special Meeting and voting. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote at the Special Meeting or specifically so request. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your Shares, by attending the Special Meeting and voting.
22.	What happens if I abstain from voting or if I do not vote on the proposals?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as Shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum.
Failure to vote your Shares (including a failure of your broker, bank or other nominee to vote Shares held on your behalf) will count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your Shares are not deemed present or represented by proxy and entitled to vote on the Compensation Proposal and the Adjournment Proposal, a failure to vote will not have any effect on either proposal. If your Shares are deemed present or represented by proxy and entitled to vote on the Compensation Proposal and the Adjournment Proposal, then a failure to vote your Shares will have the same effect as a vote “AGAINST” both proposals.
Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those Shares may not be voted on your behalf for any proposal, will not be deemed present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Shares.
23.	What do I need to do now?
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Transactions and how they affect you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your Shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262. If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your Shares.
24.	What happens if I sell or otherwise transfer my Shares after the Record Date but before the Special Meeting?
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your Shares and each of you notifies Axonics in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your Shares, but you will retain your right to vote those Shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred Shares. Even if you sell or otherwise transfer your Shares after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or submit your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).
25.	What are the voting requirements to approve the proposals?
Assuming that a quorum is present at the Special Meeting, the voting requirements to approve each of the proposals to be voted upon at the Special Meeting are as follows:
Merger Proposal - The affirmative vote of the holders of a majority of all outstanding Shares (including any Axonics RSAs) as of the Record Date is required to adopt the Merger Agreement.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your Shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your Shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Compensation Proposal - Approval of the Compensation Proposal requires the affirmative vote of the majority of the Shares (including any Axonics RSAs) present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
Adjournment Proposal - Approval of the Adjournment Proposal requires the affirmative vote of the majority of the Shares (including any Axonics RSAs) present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter.
26.	What will I receive if the Merger is completed?
Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each Share that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262. For example, if you own 100 Shares, you will receive $7,100 in cash, less any applicable withholding taxes, in exchange for your Shares. You will not receive any shares of the capital stock in the Surviving Corporation.
27.	What will holders of Axonics stock awards receive if the Merger is consummated?
At the Effective Time:
(i)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is less than the Merger Consideration will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Axonics Option and (b) the aggregate number of Shares remaining issuable upon exercise of such Axonics Option, less applicable taxes and authorized deductions;

(ii)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is equal to or greater than the Merger Consideration will be canceled without the payment of consideration;

(iii)
each outstanding Axonics RSA will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares subject to such Axonics RSA, less applicable taxes and authorized deductions; and

(iv)
each outstanding Axonics PSU, whether vested but unsettled or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares underlying such Axonics PSU (determined based on (1) for an Axonics PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of Axonics’ fiscal quarter-end immediately preceding the Closing and the Merger Consideration as the per Share price and (2) for any other Axonics PSU, the greater of (A) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (B) the actual level of achievement of all relevant performance goals against target as of Axonics’ fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto), less applicable taxes and authorized deductions. At the Effective Time, each Axonics PSU that has not been deemed earned in accordance with the applicable award agreement will be canceled without the payment of consideration.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Axonics Options, Axonics RSAs and Axonics PSUs.”
28.	When do you expect the Merger to be completed?
We are working toward completing the Merger as promptly as possible. In order to complete the Merger, Axonics must obtain the Axonics Stockholder Approval described in this proxy statement, and the other conditions to Closing under the Merger Agreement must be satisfied or waived, including but not limited to (i) the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with a governmental authority not to consummate the Merger and (ii) consents, approvals, non-disapprovals and other authorizations of governmental authorities under certain foreign antitrust or competition laws must be obtained. Axonics and Boston Scientific filed notification and report forms under the HSR Act with the DOJ and the FTC on January 30, 2024. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time. For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”
29.	What happens if the Merger is not completed?
If the Merger Agreement is not adopted by the stockholders or if the Merger is not completed for any other reason, stockholders will not be entitled to, nor will they receive, any payment for their Shares pursuant to the Merger Agreement. Instead, Axonics will remain an independent public company, our Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports under the Exchange Act with the SEC. Under certain specified circumstances, Axonics will be required to pay Boston Scientific the Axonics Termination Fee upon or following the termination of the Merger Agreement and under certain other specified circumstances, Boston Scientific will be required to pay Axonics the Boston Scientific Termination Fee following the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
30.	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?
Yes. If the Merger is consummated, stockholders and beneficial owners of Shares who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are timely and strictly complied with, to receive payment in cash for the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the Delaware Court of Chancery, in lieu of receiving the Merger Consideration. The “fair value” of your Shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the terms of the Merger Agreement. A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Strict compliance with the procedures set forth in Section 262 is required. Failure to comply timely and strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
For additional information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
31.	Should I send in my stock certificate(s), if any, now?
No. If you are a record holder of a certificate or certificates that represent Shares on the Record Date, a letter of transmittal will be mailed to you promptly, and in any event within three business days, after the Effective Time, describing, among other things, how you should surrender your stock certificate(s) for your Shares in exchange for payment of the Merger Consideration. Please do NOT return any stock certificate(s) with your proxy.
If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” Shares in exchange for the Merger Consideration, and you will not be mailed, and do not need to complete, a letter of transmittal.
32.	Should I surrender my book-entry Shares now?
No. All holders of uncertificated Shares (i.e., holders whose Shares are held in book-entry form, including held in “street name” by your broker, bank or other nominee) will automatically receive the applicable Merger Consideration for their Shares shortly after the Merger is completed without any further action required on the part of such holder.
33.	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
The Exchange Act and applicable SEC rules thereunder require Axonics to seek an advisory (non-binding) vote with respect to certain payments that may be paid or become payable to certain of its named executive officers in connection with the Merger. As used in this proxy statement, our named executive officers are collectively referred to as the “Named Executive Officers.”
34.	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Axonics. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to Axonics’ Named Executive Officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
35.	Could other matters be decided at the Special Meeting?
As of the date this proxy statement was made available to stockholders, we did not know of any matters to be raised at the Special Meeting other than those referred to in this proxy statement. However, if any other matters are presented for consideration at the Special Meeting including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place in order to solicit additional proxies in favor of one or more of the Proposals, the persons named as proxy holders and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.
36.	Who is paying for the cost of this proxy solicitation?
The proxies being solicited hereby are being solicited by us, and the cost of soliciting proxies in the enclosed form will be borne by us. We have also retained Kingsdale Advisors (“Kingsdale”), to aid in the solicitation. For these services, we will pay Kingsdale a fee of approximately $12,500 and reimburse it for certain out-of-pocket disbursements and expenses. Our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.
37.	I share an address with another stockholder, and we received only one copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
The SEC rules permit brokers to participate in a practice known as “householding,” which means that only one copy of the proxy materials will be sent to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. Householding is designed to reduce printing and postage costs, and results in cost savings for us. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you receive a householding mailing this year and would like to have additional copies of this proxy statement mailed to you, or if you would like to opt out of this practice for future mailings, please contact your broker or submit your request to our Secretary at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, or by telephone at (949) 396-6322. Upon receipt of any such request, we agree to promptly deliver a copy of this proxy statement to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.
38.	Where can I find the voting results of the Special Meeting?
We will announce preliminary voting results with respect to each proposal at the Special Meeting. In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Special Meeting, unless final results are not known at that time in which case preliminary voting results will be published within four business days of the Special Meeting and final voting results will be published once they are known by us.
39.	Whom should I contact with other questions?
If you have additional questions about this proxy statement or the Special Meeting, please contact Kingsdale, our proxy solicitor, by telephone at (888) 518-1563 (stockholders) and (646) 491-9096 (banks and brokerage firms), or by email at contactus@kingsdaleadvisors.com.

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about future events, our business, financial condition, results of operations and prospects, our industry and the regulatory environment in which we operate. Any statements contained herein or the documents incorporated by reference herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, or other comparable terms intended to identify statements about the future. Forward-looking statements include, but are not limited to, statements about:
•	the ability of the parties to consummate the Transactions in a timely manner or at all;
•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay the Axonics Termination Fee;
•
the satisfaction (or waiver) of the conditions to Closing to the consummation of the Transactions, including with respect to the approval of the stockholders and approvals under applicable antitrust laws;

•	potential delays in consummating the Transactions;
•	our ability to timely and successfully achieve the anticipated benefits of the Transactions;
•	the risk related to the diversion of management’s attention from our ongoing business operations;
•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;
•	the effect of the announcement or pendency of the Transactions on our business relationships, operating results and business generally;
•	the risk that the Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•	costs related to the Transactions;
•	the effect of limitations that the Merger Agreement places on our ability to operate our business or engage in an alternate transaction;
•	the conditions of the capital markets during the period covered by the forward-looking statements;
•	the outcome of any legal proceedings that may be instituted against us, Boston Scientific or any of their respective directors or officers related to the Merger Agreement or the Transactions;
•	the risk that our stock price may decline significantly if the Merger is not completed;
•	unanticipated safety concerns related to the use of our products;
•	U.S. Food and Drug Administration (“FDA”) or other U.S. or foreign regulatory or legal actions or changes affecting us or our industry;
•
the results of any ongoing or future legal proceedings, including but not limited to intellectual property, product liability or other litigation against us, our third-party manufacturers or other parties on which we rely or litigation against our general industry;

•	any termination or loss of intellectual property rights;
•	any voluntary or regulatory mandated product recalls;
•	adverse developments concerning our manufacturers or suppliers or any future strategic partnerships;
•	reduction or interruption in our supply chain and other possible inventory constraints or challenges;
•	introductions and announcements of new technologies by us, any commercialization partners or our competitors, and the timing of these introductions and announcements;

•	successful integration of acquired operations into our ongoing business;
•	announcements of regulatory approval or disapproval of our products and any future enhancements to our products;
•	adverse results from or delays in clinical studies of our products;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	success or failure of competitive products or therapies in the markets in which we do business;
•	changes in the structure of healthcare payments for our products;
•	announcements by us or our competitors of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;
•
changes in macroeconomic and market conditions and volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions and rising interest rates;

•
economic and market conditions in general and in the medical technology industry specifically, including the size and growth, if any, of our markets, and the issuance of securities analysts’ reports or recommendations;

•	rumors and market speculation involving us or other companies in our industry;
•	sales of substantial amounts of our stock by directors, officers or significant stockholders, or the expectation that such sales might occur;
•	additions or departures of key personnel;
•	changes in our capital structure, such as future issuances of securities and the incurrence of additional debt; and
•	the continued impact of the COVID-19 pandemic, and the related responses of the government and consumers on our business, financial condition and results of operations.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and subsequent filings we have filed or will file with the SEC. These filings, when available, are available on the investor relations section of our website at https://ir.axonics.com/ and on the SEC’s website at www.sec.gov. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this proxy statement and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained in this proxy statement and the documents incorporated by reference herein.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements may never be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement to conform these statements to actual results or to changes in our expectations.
You should read this proxy statement and the documents incorporated by reference herein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting virtually on March 22, 2024, at 9:00 a.m. Pacific Time via live audio webcast on the Internet and, if applicable, at any adjournment or postponement thereof. You will not be able to attend the Special Meeting in person. Stockholders of record, and beneficial owners of Shares holding a valid proxy from a stockholder of record, who register for the Special Meeting in advance, will be able to participate in the Special Meeting, vote on the proposals described below, and submit questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2024SM. To participate in the Special Meeting, you must have your 16-digit control number that is shown on your proxy card. The Special Meeting is being held on a virtual-only basis.
Purpose of the Special Meeting
At the Special Meeting, we will ask the stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
Our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to be consummated. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder at the Special Meeting and at our corporate headquarters located at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, during regular business hours for a period of no less than 10 days before the Special Meeting.
The presence, in person or by proxy, of the holders of record of a majority of the outstanding Shares (including any Axonics RSAs) entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. As of the Record Date, there were 51,004,596 Shares outstanding (of which 1,127,803 Shares were Axonics RSAs) and entitled to vote at the Special Meeting, meaning that 25,502,299 Shares (including any Axonics RSAs) must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the proposal to adopt the Merger Agreement.
Vote Required; Abstentions and Failure to Vote
The affirmative vote of the holders of a majority of all outstanding Shares (including any Axonics RSAs) on the Record Date is required to adopt the Merger Agreement. As of the Record Date, 25,502,299 Shares (including any Axonics RSAs) constitute a majority of the outstanding Shares. Adoption of the Merger Agreement by the stockholders is a condition to the Closing.
The affirmative vote of the majority of the Shares (including any Axonics RSAs) present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter is required to approve the Compensation Proposal, on an advisory (non-binding) basis, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted.
Approval of the Adjournment Proposal requires the affirmative vote of the majority of the Shares (including any Axonics RSAs) present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter.

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as Shares present or represented by proxy at the Special Meeting for the purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum.
Failure to vote your Shares (including a failure of your broker, bank or other nominee to votes Shares held on your behalf) will count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your Shares are not deemed present or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal or the Compensation Proposal, then a failure to vote will not have any effect on the adoption of such proposal. If your Shares are deemed present or represented by proxy and entitled to vote on the subject matter, then a failure to vote your Shares will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Compensation Proposal.
Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those Shares may not be voted on your behalf for any proposal, will not be deemed present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given and will not be voted with respect to any other proposal.
Shares Held by Axonics’ Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 554,570 Shares, representing approximately 1.1% of the Shares outstanding on the Record Date (including any Axonics RSAs).
Our directors and executive officers have informed us that they currently intend to vote all of their respective Shares (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
Voting of Proxies
If, on the Record Date, your Shares (including any Axonics RSAs) are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your Shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or Internet and telephone proxies, the proxy holders will vote your Shares according to your directions.
If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit control number found in your proxy materials. If you attend the Special Meeting and vote virtually, your vote will revoke any previously submitted proxy. If your Shares are registered directly in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.
Voting instructions are included on your proxy card. All Shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:
“FOR” the adoption of the Merger Agreement;
“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and
“FOR” the Adjournment Proposal.
If, on the Record Date, your Shares (including any Axonics RSAs) are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return the voting form provided by your bank, broker or other nominee, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy up until 8:59 p.m. Pacific Time on March 21, 2024;
•
delivering a written notice of revocation to our Secretary at our corporate headquarters located at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, prior to your Shares being voted at the Special Meeting; or

•	attending the Special Meeting and voting virtually.
If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote virtually or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your prior proxy.
If you hold your Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned or postponed to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may not be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.
Board of Directors’ Recommendation
The Board of Directors, after considering various factors described under the caption, “The Merger— Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (i) determined that the Merger Agreement, the Merger and the other Transactions to be consummated by Axonics are advisable and fair to, and in the best interests of, Axonics and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by Axonics, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the stockholders of Axonics, and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders. of Axonics. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.”
Accordingly, the Board of Directors unanimously recommends, on behalf of Axonics, that you vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Axonics. Axonics has retained Kingsdale, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $12,500 plus expenses.

Axonics will also indemnify Kingsdale against certain losses arising out of its provisions of these services on our behalf. In addition, Axonics may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
We are working toward completing the Merger as promptly as possible. In order to complete the Merger, Axonics must obtain the Axonics Stockholder Approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived, including but not limited to (i) the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions and (ii) consents, approvals, non-disapprovals and other authorizations of governmental authorities under certain foreign antitrust or competition laws must be obtained. Axonics and Boston Scientific filed notification and report forms under the HSR Act with the DOJ and the FTC on January 30, 2024. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time. For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”
Delisting and Deregistration of Axonics Common Stock
If the Merger is completed, the Shares will be delisted from Nasdaq and deregistered under the Exchange Act, and Shares will no longer be publicly traded. As such, Axonics will no longer file periodic reports under the Exchange Act with the SEC on account of Axonics’ common stock.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on March 22, 2024
The proxy statement is available on the investor relations section of our website at https://ir.axonics.com/.
Questions and Additional Information
If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:
Kingsdale Advisors
745 Fifth Avenue, 5th Floor New York, NY 10151
(888) 518-1563 (stockholders)
(646) 491-9096 (banks and brokerage firms)
contactus@kingsdaleadvisors.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this proxy statement contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Axonics, Inc.
Axonics, Inc., was incorporated in the State of Delaware in March 2012 under the name American Restorative Medicine, Inc. In August 2013, we changed our name to Axonics Modulation Technologies, Inc., and commenced our operations in late 2013, and in March 2021, we changed our name to Axonics, Inc. Axonics is a global medical technology company that is developing and commercializing novel products for adults with bladder and bowel dysfunction, including: (i) implantable sacral neuromodulation systems to treat urinary urge incontinence and urinary urgency frequency, as well as fecal incontinence and non-obstructive urinary retention; and (ii) a urethral bulking agent to treat female stress urinary incontinence.
Axonics’ principal executive offices are located at 26 Technology Drive, Irvine, California 92618 and our telephone number is (949) 396-6322.
Boston Scientific Corporation
Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties, such as cardiology, peripheral interventions, endoscopy, urology and neuromodulation. Boston Scientific’s mission is to transform lives through innovative medical solutions that improve the health of patients around the world. Boston Scientific advances science for life by providing a broad range of high performance solutions to address unmet patient needs and reduce the cost of healthcare.
Boston Scientific’s principal corporate offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752, and its telephone number is (508) 683-4000.
Sadie Merger Sub, Inc. (Merger Sub)
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Boston Scientific and was formed on January 4, 2024, solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the separate corporate existence of Merger Sub will cease and Axonics will continue as the surviving company and a wholly owned subsidiary of Boston Scientific.
Merger Sub’s principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752 and its telephone number is (508) 683-4000.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Axonics, with the separate corporate existence of Merger Sub thereupon ceasing and Axonics continuing as the Surviving Corporation and a wholly owned subsidiary of Boston Scientific. As a result of the Merger, Axonics’ common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, the Shares will be deregistered under the Exchange Act, and Axonics will no longer file periodic reports under the Exchange Act with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other date and time agreed upon by Axonics and Boston Scientific and specified in the certificate of merger).

Effect on Axonics if the Merger is Not Completed
If the Merger Agreement is not adopted by the stockholders, or if the Merger is not completed for any other reason:
•	the stockholders will not be entitled to, nor will they receive, any payment for their respective Shares pursuant to the Merger Agreement;
•
Axonics will remain an independent public company, (ii) the Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and (iii) Axonics will continue to file periodic reports under the Exchange Act with the SEC;

•	under certain specified circumstances, Axonics will be required to pay Boston Scientific the Axonics Termination Fee upon or following the termination of the Merger Agreement; and
•	under certain specified circumstances, Boston Scientific will be required to pay Axonics the Boston Scientific Termination Fee following the termination of the Merger Agreement.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
Merger Consideration
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be canceled and converted automatically into the right to receive the Merger Consideration.
At or before the Effective Time, Boston Scientific will deposit, or cause Merger Sub to deposit, with the Paying Agent (as defined below), for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in respect of Shares under the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each Share that you own, but you will no longer have any rights as a stockholder. Stockholders and beneficial owners of Shares who do not wish to accept the Merger Consideration are entitled to seek appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are timely and strictly complied with, to receive payment in cash for the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of their Shares determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Background of the Merger
The Board of Directors, with the assistance of Axonics’ senior management and advisors, regularly reviews Axonics’ business, operations, financial performance and strategic direction for the purpose of increasing stockholder value. As part of this ongoing review, the Board of Directors considers Axonics’ long-term strategies and plans, changes in the industry and markets in which Axonics operates, economic and other market conditions, execution opportunities and risks, potential strategic alternatives, including business combination, acquisition, divestiture, partnership and collaboration opportunities, and financial alternatives in light of developments in Axonics’ business.
On July 21, 2023, the Board of Directors held its regular quarterly meeting, at which certain members of Axonics’ management were also present. Representatives of J.P. Morgan also attended the meeting at the invitation of the Board of Directors to provide a general overview of the state of the medical technology industry and review possible strategic opportunities for Axonics. At the meeting, representatives of J.P. Morgan delivered a presentation to the Board of Directors during which they reviewed capital markets activity in the medical technology industry, sector consolidation across medical technology companies, mergers and acquisitions activity involving medical technology companies, and indicative valuations of companies in the medical technology industry. The J.P. Morgan representatives also reviewed certain of Axonics’ financial and operational performance metrics and, based on public information, presented an illustrative valuation summary and a range of strategic options available to Axonics, including continuing as a standalone business, pursuing potential acquisition targets and considering a sale transaction. The J.P. Morgan representatives answered questions from members of the Board of Directors regarding these strategic options, and concluded their presentation with a review of certain matters that the Board of Directors should consider in connection with unsolicited acquisition proposals and perspectives on certain potential acquirers of Axonics, which included, amongst others, Boston Scientific and Parties A, B and C. Following the presentation by representatives of J.P. Morgan, Mr. Raymond W. Cohen, Axonics’ Chief Executive Officer and a member of the Board of Directors, discussed with the other members of the Board of Directors the possibility of formally engaging J.P. Morgan to act as Axonics’ financial advisor in connection with a possible sale or business combination transaction, noting J.P. Morgan’s reputation and experience in the medical technology industry and the familiarity of the representatives of J.P. Morgan with Axonics and its business. The other members of the Board of Directors were supportive of a formal engagement of J.P. Morgan on customary terms, and authorized Mr. Cohen to request, and negotiate the terms of, a draft engagement proposal from J.P. Morgan. The Board of Directors also authorized Mr. Cohen and representatives of J.P. Morgan to conduct informal conversations with certain of the potential acquirers of Axonics discussed with J.P. Morgan, including Boston Scientific and Parties A, B and C, to ascertain their interest in pursuing a strategic transaction involving Axonics.
On September 1, 2023, Axonics entered into an engagement letter with J.P. Morgan to act as its financial advisor in connection with a possible sale or business combination transaction.
On September 13, 2023, Mr. Cohen and representatives of J.P. Morgan met with a representative of Party A, a potential strategic acquirer of Axonics, at J.P. Morgan’s offices in New York. At the meeting, Mr. Cohen, representatives of J.P. Morgan and the representative of Party A discussed Party A’s interest in potentially acquiring Axonics. Following this meeting, representatives of J.P. Morgan contacted representatives of Party A to continue to assess Party A’s interest in potentially acquiring Axonics, but Party A did not ultimately pursue further discussions or make a proposal regarding an acquisition of Axonics, and Party A did not enter into a non-disclosure agreement with Axonics.
Also on September 13, 2023, Mr. Cohen met with a representative of Party B, another potential strategic acquirer of Axonics. During the meeting, Mr. Cohen and the representative of Party B discussed a potential acquisition of Axonics by Party B, but the representative of Party B noted that it would be financially and strategically challenging for Party B to pursue an acquisition of Axonics based on the then-current market valuation of Axonics. Following the meeting, Party B’s financial advisors confirmed to Axonics that Party B would not pursue an acquisition of Axonics, and Party B did not enter into a non-disclosure agreement with Axonics.
On September 21, 2023, the Board of Directors held its regular quarterly meeting, at which certain members of Axonics’ management were also present. At the meeting, Mr. Cohen led a discussion regarding Axonics’ strategic priorities, including opportunities for Axonics to acquire other businesses or products. Mr. Cohen also reviewed with the Board of Directors the results of his meetings with representatives of Party A and Party B. The Board of Directors then discussed certain considerations relating to the valuation of Axonics in connection with a possible sale transaction.
On October 10, 2023, Mr. Cohen met with Mr. Charlie Attlan, the Senior Vice President, New Business Development, Corporate Strategy and Portfolio of Boston Scientific. At the meeting, Messrs. Cohen and Attlan discussed the then-current state of Axonics’ businesses and its future prospects.
On November 1, 2023, Mr. Attlan contacted Mr. Cohen and expressed interest in a possible acquisition of Axonics by Boston Scientific, and requested additional information regarding Axonics and its businesses.
On November 6, 2023, Axonics and Boston Scientific entered into a non-disclosure agreement.
Between November 6, 2023, and December 15, 2023, Axonics provided certain non-public information to Boston Scientific, and Boston Scientific reviewed such information.
On December 14, 2023, representatives of J.P. Morgan met with representatives of Party C, another potential strategic acquirer of Axonics. During that meeting, Party C noted that while Axonics could be a strategic fit for Party C, it would be difficult for Party C to make a compelling offer to acquire Axonics based on Axonics’ then-current market valuation and the implied returns from such a transaction, and Party C did not enter into a non-disclosure agreement with Axonics.

On December 15, 2023, Boston Scientific submitted a written non-binding proposal to acquire Axonics for $70.00 per Share, payable in cash (the “December 15 Proposal”). The December 15 Proposal reflected an 18% premium to the closing price of $59.52 per Share on December 14, 2023, and a 27% premium to the 90-day volume weighted average trading price of $55.03 per Share for the period ending on December 14, 2023. Later that day, Mr. Attlan had a call with Mr. Cohen and a call with representatives of J.P. Morgan to discuss Boston Scientific’s interest in a transaction with Axonics.
On December 18, 2023, the Board of Directors held a meeting to consider the December 15 Proposal, at which meeting certain members of Axonics’ management, and representatives of J.P. Morgan and K&L Gates LLP (“KLG”), Axonics’ outside legal counsel, were present. Representatives of KLG delivered a presentation regarding the fiduciary duties of the Board of Directors in connection with a strategic sale process and related matters. Representatives of J.P. Morgan and Mr. Cohen then reviewed with the Board of Directors the discussions that Mr. Cohen and/or representatives of J.P. Morgan had with Parties A, B and C and Boston Scientific after the July 21, 2023 meeting of the Board of Directors, noting that Parties A, B and C had either indicated that a strategic transaction involving Axonics was not feasible or did not express further interest in such a transaction. Representatives of J.P. Morgan also reviewed what they believed were the strategic and financial reasons for Boston Scientific’s interest in Axonics, its historical acquisitions and its ability to fund a potential acquisition of Axonics. Representatives of J.P. Morgan then reviewed certain preliminary and illustrative key financial and valuation metrics based on public information of Axonics in the context of the December 15 Proposal. During this discussion, the Board of Directors noted that the $70.00 per Share price included in the December 15 Proposal was within the range of values for Axonics indicated by such preliminary and illustrative financial and valuation metrics. Following this presentation, an extensive discussion ensued, and Mr. Cohen and representatives of J.P. Morgan answered questions from members of the Board of Directors regarding, among other matters, discussions undertaken with Parties A, B and C and Boston Scientific by Mr. Cohen and/or representatives of J.P. Morgan on behalf of Axonics. Representatives of J.P. Morgan discussed that they had reviewed information regarding ten potential acquirers of Axonics (including Parties A, B and C and Boston Scientific) that could have the financial resources and strategic fit to undertake an acquisition of Axonics. Representatives of J.P. Morgan and Mr. Cohen noted that none of the potential acquirers, other than Boston Scientific, had demonstrated meaningful interest in exploring a strategic transaction with Axonics, and that the likelihood of another potential acquirer promptly making a proposal superior to the December 15 Proposal was low. The Board of Directors and representatives of J.P. Morgan then discussed how best to respond to the December 15 Proposal, noting that while the December 15 Proposal was attractive based on the preliminary and illustrative financial and valuation metrics reviewed by J.P. Morgan, the Board of Directors desired to obtain the highest price then reasonably available. The Board of Directors directed representatives of J.P. Morgan to convey a counter-proposal of $72.00 per Share to Boston Scientific, which the Board of Directors believed was the highest price then reasonably available based on the valuation metrics reviewed with representatives of J.P. Morgan.
Later on December 18, 2023, representatives of J.P. Morgan contacted Mr. Attlan and communicated the counter-proposal of $72.00 per Share. Following that discussion, Mr. Attlan contacted both Mr. Cohen and representatives from J.P. Morgan indicating a willingness to move to $71.00 per Share and requesting a three-week exclusivity period prior to a potential announcement. Later in the day, representatives of J.P. Morgan spoke with Mr. Attlan and asked Mr. Attlan to consider an improvement to the $71.00 per Share proposal and to provide Boston Scientific’s revised proposal in writing to Axonics.
During the morning of December 19, 2023, Mr. Attlan contacted both Mr. Cohen and representatives of J.P. Morgan confirming that Boston Scientific moved to $71.00 per Share and confirming the request for a three-week exclusivity period prior to a potential announcement.
On December 19, 2023, Boston Scientific submitted a revised written non-binding proposal to acquire Axonics for $71.00 per Share, payable in cash (the “December 19 Proposal”). The December 19 Proposal reflected a 21% premium to the closing price of $58.66 per Share on December 18, 2023. The December 19 Proposal also contemplated a three-week exclusivity period during which Axonics would work exclusively with Boston Scientific to enter into a definitive merger agreement and would not enter into any agreements or participate in any discussions or negotiations with any other party regarding a transaction that would result in a change of control of Axonics.
Later on December 19, 2023, the Board of Directors held a meeting to consider the December 19 Proposal, at which meeting certain members of Axonics’ management, and representatives of J.P. Morgan and KLG, were present. Representatives of J.P. Morgan reviewed the terms of the December 19 Proposal, including the proposed timing for completion of due diligence and execution of a definitive merger agreement. Representatives of J.P. Morgan also noted that Boston Scientific had indicated that the December 19 Proposal was made based on its complete analysis of Axonics’ financial and strategic outlook, and that Boston Scientific was not prepared to pursue an acquisition of Axonics at a price higher than $71.00 per Share. The Board of Directors then asked questions regarding the December 19 Proposal, including questions regarding the valuation metrics previously presented by J.P. Morgan at the December 18, 2023 meeting of the Board of Directors. Representatives of J.P. Morgan and KLG answered questions and discussed the merits of the December 19 Proposal with the Board of Directors, and the Board of Directors expressed its belief that the $71.00 Share price included in the December 19 Proposal was likely the highest price that Boston Scientific would be willing to pay, and that such price was the best price reasonably available. On that basis, the Board of Directors directed and authorized Axonics’ management and representatives of J.P. Morgan to accept the December 19 Proposal and pursue the negotiation of a definitive merger agreement with Boston Scientific.
Later on December 19, 2023, representatives of J.P. Morgan, at the direction of the Board of Directors, communicated to Mr. Attlan that the Board of Directors had determined to pursue a transaction on the terms set forth in the December 19 Proposal and Axonics and Boston Scientific entered into an agreement providing for the three-week exclusivity period included in the December 19 Proposal.
On December 21, 2023, representatives of KLG and Shearman & Sterling LLP (“S&S”), outside counsel for Boston Scientific, had a telephone conference to discuss the proposed transaction timeline, documentation and legal due diligence. Later on December 21, 2023, representatives of S&S sent an initial draft of the Merger Agreement to KLG, which proposed, among other things, an antitrust covenant that did not include an express obligation on Boston Scientific to agree to any divestitures, hold separate arrangements or similar actions, and an Axonics Termination Fee equal to 3% of the equity value of Axonics implied by the $71.00 per Share price included in the December 19 Proposal (“Equity Value”). The draft did not provide for any termination fee to be payable by Boston Scientific.
On December 21, 2023, Axonics provided Boston Scientific with access to a virtual data room containing due diligence information related to Axonics.
On December 22, 2023, Axonics and Boston Scientific entered into a clean team agreement to facilitate the transmission by Axonics to Boston Scientific of certain non-public and competitively sensitive information on a restricted “clean team” basis.
Between December 22, 2023, and January 2, 2024, representatives of Axonics and Boston Scientific, as well as their respective legal, financial and accounting advisors, held a series of due diligence conference calls during which representatives of Axonics and its outside counsel answered due diligence questions regarding finance, intellectual property, litigation, labor and employment, and regulatory matters.
On December 27, 2023, KLG sent a revised draft of the Merger Agreement to S&S, which, among other things, included a “hell-or-highwater” antitrust covenant, requiring Boston Scientific to agree to take all necessary actions to obtain the required antitrust approvals and clearances, including to divest assets or businesses of Axonics, Boston Scientific or their respective subsidiaries (the “Divestiture Obligation”), a prohibition on Boston Scientific from engaging in any strategic transactions between signing of the Merger Agreement and closing of the Merger that would reasonably be expected to prevent or delay Boston Scientific’s ability to obtain the required antitrust approvals and clearances (the “No M&A Covenant”), and an Axonics Termination Fee equal to 2% of the Equity Value. The revised draft of the Merger Agreement also provided that Axonics would have additional flexibility to respond to alternative transaction proposals, and narrowed the circumstances under which the Axonics Termination Fee would become payable.
On December 31, 2023, S&S sent a revised draft of the Merger Agreement to KLG, which, among other things, deleted the Divestiture Obligation and narrowed the circumstances in which the No M&A Covenant would apply. The revised draft of the Merger Agreement also included a Boston Scientific Termination Fee of 2% of the Equity Value, and provided that the Boston Scientific Termination Fee would be payable if the Merger did not close under circumstances relating to the failure of the parties to obtain the required antitrust approvals and clearances. In addition, the revised draft Merger Agreement included an Axonics Termination Fee of 2% of the Equity Value, and indicated that this was conditioned on Axonics’ acceptance of Boston Scientific’s proposal regarding the amount of the Boston Scientific Termination Fee. The revised draft Merger Agreement also revised the no solicitation and Axonics Termination Fee provisions to propose a middle ground between the provisions included in S&S’s initial draft of the Merger Agreement and those included in KLG’s December 27 revised draft of the Merger Agreement.

On January 2, 2024, the Board of Directors held a meeting at which certain members of Axonics’ management, and representatives of J.P. Morgan and KLG, were present. Representatives of KLG presented a summary of the draft Merger Agreement circulated by S&S on December 31, 2023 and the remaining material issues, including Boston Scientific’s obligations to obtain the required antitrust approvals and clearances for the transaction and the amount of the Boston Scientific Termination Fee. The Board of Directors and members of Axonics’ management also reviewed the Forecasts (as defined in the section of this proxy statement captioned “The Merger—Certain Unaudited Financial Projections”) and underlying assumptions that were provided by members of Axonics’ management. Members of Axonics’ management and representatives of J.P. Morgan provided an update regarding the overall status of the transaction process and an update on the status of Boston Scientific’s due diligence requests and review. The Board of Directors discussed the remaining issues in the draft Merger Agreement and any potential risks with respect to closing the transaction if the draft Merger Agreement was approved, and directed Axonics’ management, J.P. Morgan and KLG to continue to engage with Boston Scientific and S&S to finalize the draft Merger Agreement and complete due diligence. The Board of Directors also directed representatives of J.P. Morgan and Axonics’ management to obtain additional information from Boston Scientific regarding its plans for financing the transaction.
On January 3, 2024, representatives of KLG and S&S had a telephone conference to discuss the remaining material issues in the draft Merger Agreement. Later on January 3, 2024, KLG sent a revised draft of the Merger Agreement to S&S, which included an Axonics Termination Fee of 2% of the Equity Value and a Boston Scientific Termination Fee of 4% of the Equity Value. The draft Merger Agreement also clarified that the Axonics Termination Fee would not be payable under circumstances in which the Boston Scientific Termination Fee had already been paid and expanded the No M&A Covenant.
Also on January 3, 2024, representatives of J.P. Morgan and Mr. Cohen had a series of telephone conferences and exchanged several emails with Mr. Attlan regarding Boston Scientific’s financing sources and ability to fund the aggregate Merger Consideration.
On January 4, 2024, S&S circulated a revised draft of the Merger Agreement to KLG which, among other things, included a Boston Scientific Termination Fee of 2.5% of the Equity Value. Following receipt of the revised draft of the Merger Agreement, representatives of Axonics, KLG and J.P. Morgan met to discuss the remaining material issues in the draft Merger Agreement. At the meeting, Mr. Cohen instructed representatives of J.P. Morgan to notify Boston Scientific that Axonics would hold firm on its proposed Boston Scientific Termination Fee of 4% of the Equity Value. Later on January 4, 2024, representatives of J.P. Morgan contacted Mr. Attlan and communicated Axonics’ position regarding the amount of the Boston Scientific Termination Fee.
On January 5, 2024, representatives of KLG and S&S exchanged telephone calls and emails regarding the remaining issues in the draft Merger Agreement circulated by S&S on January 4, 2024. In these discussions, representatives of S&S proposed, on behalf of Boston Scientific, an Axonics Termination Fee of $75,000,000 and a Boston Scientific Termination Fee of $130,000,000. The proposed Axonics Termination Fee represented approximately 2% of the Equity Value, and the proposed Boston Scientific Termination Fee represented approximately 3.5% of the Equity Value. Representatives of KLG communicated this proposal to representatives of Axonics and representatives of J.P. Morgan. Following discussions regarding Boston Scientific’s proposal, representatives of Axonics instructed J.P. Morgan to propose a Boston Scientific Termination Fee of $140,000,000 to Boston Scientific, which would represent approximately 3.8% of the Equity Value. Later on January 5, 2024, representatives of J.P. Morgan contacted Mr. Attlan to communicate this proposal and KLG sent a revised Merger Agreement to S&S which, among other things, included an Axonics Termination Fee of $75,000,000 and a Boston Scientific Termination Fee of $140,000,000.
On January 6, 2024, S&S circulated a revised draft and proposed final execution version of the Merger Agreement to KLG which, among other things, indicated that Boston Scientific would accept Axonics’ proposal of a Boston Scientific Termination Fee of $140,000,000 and an Axonics Termination Fee of $75,000,000.
Later on January 6, 2024, the Board of Directors held a meeting at which certain members of Axonics’ management, and representatives of J.P. Morgan and KLG, were present. KLG presented an updated summary of the Merger Agreement circulated by S&S earlier that day, and discussed the material changes from the draft previously reviewed with the Board of Directors at the January 2 meeting, including the increased amount of the Boston Scientific Termination Fee. Representatives of KLG also reviewed with the Board of Directors its fiduciary duties in connection with the proposed Merger. Representatives of J.P. Morgan then reviewed their financial analyses of the proposed Merger with the Board of Directors, including a comparison of the $71.00 per Share price with various valuation metrics for Axonics based on the

Forecasts and underlying assumptions with respect to the proposed transaction terms. Representatives of J.P. Morgan then delivered to the Board of Directors their oral opinion, which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion, dated January 6, 2024, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered as set forth in its written opinion, the Merger Consideration to be paid to the holders of the Shares in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described below in the section captioned “The Merger—Opinion of J.P. Morgan Securities LLC.” The Board of Directors then discussed the proposed Merger and, after carefully considering the matters discussed during that meeting and prior meetings of the Board of Directors (for more information, see the section captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger”), the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Axonics and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by Axonics, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the stockholders of Axonics, and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders.
On January 7, 2024, representatives of Axonics and Boston Scientific finalized communication plans with respect to the Merger. At 12:01 a.m. Eastern Time on January 8, 2024, Axonics and Boston Scientific executed the Merger Agreement. That same morning, at 7:00 a.m. Eastern Time, Axonics and Boston Scientific each issued a press release announcing the execution of the Merger Agreement.
Since January 8, 2024, Axonics has not been contacted by any person, including any of Party A, Party B or Party C, to express interest in potentially acquiring Axonics.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
After considering the various factors described below, the Board of Directors has unanimously: (i) determined that the Merger Agreement, the Merger and the other Transactions to be consummated by Axonics are advisable and fair to, and in the best interests of, Axonics and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by Axonics, including the Merger, (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the stockholder of Axonics, and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.”
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Reasons for the Merger
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote “FOR” the adoption of the Merger Agreement.
At a meeting held on January 6, 2024, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Axonics and its stockholders; (ii) duly authorized and approved the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by Axonics, including the Merger; (iii) resolved, subject to certain circumstances set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the stockholders of Axonics; and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders.
In recommending that the stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered the following reasons (which are not listed in any relative order of importance), all of which it viewed as generally supporting its determination and recommendation:
•	Compelling Premium: the fact that the Merger Consideration represents a compelling premium to historical market prices for the Shares, including premiums of:

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approximately 23.33% to the closing price of $57.57 per Share on January 5, 2024, the last full trading day prior to the date on which the Transactions were approved by the Board of Directors (the “Reference Date”);

•	approximately 20.38% to the thirty (30)-day trading period volume weighted average price (“VWAP”) of Axonics’ common stock prior to the Reference Date;
•	approximately 23.60% to the sixty (60)-day trading period VWAP of Axonics’ common stock prior to the Reference Date; and
•	approximately 5.44% to the highest closing price of Axonics’ common stock during the fifty-two (52)-week period prior to the Reference Date;
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Attractive Valuation: the Board of Directors’ belief that the Merger Consideration provides stockholders with attractive value for their Shares based on, among other things, the current and historical market prices for Shares, current industry conditions and the Board of Directors’ familiarity with Axonics’ business, operations, prospects, strategic, short- and long-term operating plans, assets and properties, liabilities and financial condition.

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Best Value Reasonably Available: after its review, the Board of Directors’ belief that the Merger Consideration represents the best value currently reasonably available to stockholders and represented the highest price that Boston Scientific was willing to pay, and does not prevent the Board of Directors from, in certain circumstances, considering and responding to an unsolicited Acquisition Proposal made after the announcement of the entry of the Merger Agreement;

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Certainty of Value: the fact that the Merger Consideration is payable solely in cash, which offers immediate liquidity and certainty of value to the stockholders in respect of their Shares, eliminating the risks and uncertainties inherent in Axonics continuing as a standalone company as described below, taking into account Axonics’ business, operations, prospects, strategic, short- and long-term operating plans, assets and properties, risks, liabilities and financial conditions;

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Opinion of J.P. Morgan: the oral opinion of J.P. Morgan to the Board of Directors, which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion, dated January 6, 2024, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered set forth in its written opinion, the Merger Consideration to be paid to the holders of the Shares in the proposed Merger was fair, from a financial point of view, to such holders. For more information, please see the section of this proxy statement captioned “The Merger—Opinion of J.P. Morgan Securities LLC” and the full text of the written opinion attached as Annex B to this proxy statement, which is incorporated by reference in this proxy statement in its entirety;

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Highest Offer: the Board of Directors’ belief that (i) as a result of an active negotiating process, Axonics had obtained Boston Scientific’s “best and final” offer and (ii) there was substantial risk of losing Boston Scientific’s final offer of $71.00 per Share if Axonics continued to pursue a higher price. For more information, please see the section of this proxy statement captioned “The Merger—Background of the Merger”;

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Potential Strategic Alternatives: the Board of Directors’ determination that the Merger Consideration is more favorable to stockholders than the potential value that would reasonably be expected to result from other strategic and financial alternatives reasonably available, which could include: (i) the continuation of Axonics’ business plan in the short- and long-term as an independent enterprise, as assessed based on its historical results of operations, financial prospects and condition; (ii) modifications to Axonics’ business and operations strategy; and (iii) potential expansion opportunities, including into new business lines, through Axonics’ acquisitions and combinations of, or partnership with, other businesses, in each case, taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory considerations;

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Lack of Alternative Acquirers: the Board of Directors’ determination that no alternative party, including financial sponsors and strategic buyers, was likely to enter into a potential transaction at a comparable price, on the same timeline, and with the same likelihood of completion as the transaction proposed by Boston Scientific, even if Axonics were to conduct an auction process or other solicitation of alternative acquisition proposals. For more information, please see the section of this proxy statement captioned “The Merger—Background of the Merger”;
•	Likelihood of Completion: the likelihood that the Merger will close in accordance with the terms of the Merger Agreement based on:
•	the absence of any financing condition in the Merger Agreement;
•	the financial strength of Boston Scientific and its ability to fund the aggregate Merger Consideration;
•	the business reputation and capabilities of Boston Scientific, including Boston Scientific’s track record of successfully completing merger and acquisition transactions;
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the commitment made by Boston Scientific to Axonics to use reasonable best efforts to obtain required regulatory approvals and clearances. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”; and

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the likelihood of satisfying the conditions to the consummation of the Merger, which the Board of Directors believed were reasonable, customary and limited in number and scope. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”; and

•	Additional Transaction Terms: the additional terms of the Merger Agreement and the related agreements, including:
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Axonics’ right, subject to certain conditions and limitations set forth in the Merger Agreement, prior to the receipt of the Axonics Stockholder Approval, to respond to and negotiate unsolicited Acquisition Proposals (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”) made after the Signing Date. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”;

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the Board of Directors’ ability to make an Adverse Recommendation Change or to terminate the Merger Agreement in order to accept a Superior Proposal (in each case as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”), in each case, subject to certain conditions and limitations set forth in the Merger Agreement, including paying Boston Scientific the Axonics Termination Fee;

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the fact that the Board of Directors believed that the Axonics Termination Fee, which is approximately 2.03% of the approximately $3.7 billion equity value of Axonics implied by the Merger Consideration, is reasonable, within or lower than market averages for such fees payable in comparable transactions, and not preclusive of, or a substantial impediment to, a third party making an Acquisition Proposal. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”;

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the fact that, in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure to obtain required antitrust approvals or clearances, Boston Scientific will be required to pay Axonics the Boston Scientific Termination Fee subject to and in accordance with the terms of the Merger Agreement;

•	Axonics’ right to specific performance to prevent breaches of the Merger Agreement;
•	the fact that the consummation of the Merger is subject to the adoption of the Merger Agreement by our stockholders, who will have the opportunity to adopt or reject the Merger Agreement;
•	the availability of appraisal rights under Section 262 to holders of Shares who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under

Section 262 which provides such holders with an opportunity to have the Delaware Court of Chancery determine the fair value of their Shares, which may be determined to be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;
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the initial outside date of January 8, 2025, with available extensions until January 8, 2026 (if necessary), as set forth in the Merger Agreement relating to the failure to obtain required antitrust approvals or clearances, allowing for time that the Board of Directors believed to be sufficient to complete the Merger;

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the fact that, taken as a whole, the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights and fees of the parties, as finally negotiated are reasonable and customary; and

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the fact that the Board of Directors and Axonics management, in coordination with Axonics’ independent legal and financial advisors, negotiated with Boston Scientific on an arm’s-length basis, including with respect to price and other terms and conditions of the Merger Agreement.

The Board of Directors also assessed Axonics’ prospects for substantially increasing stockholder value as a standalone company in excess of the Merger Consideration, given the risks and uncertainties in Axonics’ business, including the following (which are not listed in any relative order of importance):
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the dependence of Axonics’ revenue primarily from its rechargeable sacral neuromodulation (SNM) system, which was Axonics’ sole product until its acquisition of the Bulkamid urethral bulking agent product line in February 2021 and until Axonics received FDA approval of its recharge-free SNM system in March 2022, and Axonics’ continued reliance on its rechargeable SNM system for the foreseeable future;

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the risks associated with ongoing litigation with Medtronic, Inc., Medtronic Puerto Rico Operations Co., Medtronic Logistics LLC and Medtronic USA, Inc. related to certain of Axonics’ patents, and potential risks and expenses of any future litigation or third-party claims of intellectual property infringement against Axonics or any of its current or future licensors;

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Axonics’ potential need for additional capital to finance its planned operations, which may be dilutive to its current stockholders and/or require Axonics to incur indebtedness, which may not be available when needed;

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Axonics’ reliance on third parties, such as the third-party manufacturers of certain components of its products as well as single source suppliers for certain components, sub-assemblies and materials for its SNM systems;

•	challenges associated with marketing and selling Axonics’ products outside of the U.S.;
•	Axonics’ history of significant operating losses, which are expected to continue in the future;
•	the difficulties in estimating the size and future growth in the market for SNM therapy and urethral bulking agents;
•	trends in the healthcare industry, such as consolidation and rising healthcare costs, resulting in market demands and pressures for price concessions for Axonics’ products;
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the fact that sales of Axonics’ products depend in part on the availability of reimbursement within prevailing healthcare payment systems and ongoing uncertainties associated with insurers’ coverage of Axonics’ products and related procedures;

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the risks inherent in the medical technology industry, particularly for a company with a limited number of commercialized products and a limited history of manufacturing and assembling its products in commercial quantities;

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the risks associated with operating in a heavily regulated industry that is closely scrutinized by federal, state and local authorities, including the more stringent degree of medical device regulation applicable to Axonics’ products and future product candidates;

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the challenges inherent in operating Axonics as a publicly traded company, which is subject to scrutiny based on its quarterly performance, including the challenge of making investments to achieve long-term growth prospects;

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current and anticipated future competition for Axonics’ products and its ability to compete successfully in light of the nature of the medical technology industry, the presence of many larger, well-financed competitors, and Axonics’ need to continue to enhance its products and to develop and commercialize additional products;

•	ongoing uncertainties in the financial markets and other external factors over which Axonics has no control, such as the potential for recession, geopolitical crises and political instability; and
•	general risks and market conditions that could reduce the market price of the Shares.
The Board of Directors also considered a number of factors, uncertainties and risks concerning the Merger, including the following (which are not listed in any relative order of importance):
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the fact that Axonics would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Axonics;

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the fact that the potential outside date is as late as January 8, 2026 (if extended) and the stockholders could be asked to vote on the proposal to adopt the Merger Agreement well in advance of the Closing;

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the risks and costs to Axonics if the Merger does not close or is not completed in a timely manner, including (i) the impact of (A) the payment of the Axonics Termination Fee of $75 million to Boston Scientific in certain circumstances set forth in the Merger Agreement and/or (B) other significant transaction costs in connection with the Merger, and the fact that Axonics’ options for sources of financing or refinancing could be more limited than if Axonics had not pursued the Merger, (ii) the diversion of employee attention, (iii) the possible loss of key management or other personnel of Axonics during the pendency of the Merger, (iv) the impact of the pending Merger on potential and existing customers and other third parties that may seek to change or may not enter into business relationships with Axonics during the pendency of the Merger, and (v) if the Merger does not close, the effect of the resulting public announcement of the termination of the Merger Agreement on the trading price of Axonics common stock;

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the restrictions on the conduct of Axonics’ business prior to the consummation of the Merger, including the requirement that Axonics use reasonable best efforts to conduct its business in the ordinary course of business and subject to specific limitations, which may delay or prevent Axonics from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Axonics might have pursued;

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the requirement that Axonics pay Boston Scientific the Axonics Termination Fee of $75 million following termination of the Merger Agreement in certain circumstances set forth in the Merger Agreement, including if Axonics terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal or if Boston Scientific terminates the Merger Agreement following an Adverse Recommendation Change. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change”;

•	the fact that an all-cash transaction would generally be taxable to the stockholders that are U.S. persons for U.S. federal income tax purposes;
•
the fact that, subject to and in accordance with the terms of the Merger Agreement, Axonics and its representatives are prohibited from soliciting any Acquisition Proposals until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms;

•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time commitment and effort by Axonics management required to complete the Merger, which may disrupt Axonics’ business operations and have a negative effect on its financial results;

•
the market price of Axonics’ common stock could be affected by many factors, including (a) if the Merger Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Axonics, (b) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers may consider Axonics to be an unattractive acquisition candidate and (c) the possible sale of Shares by investors following an announcement that the Merger Agreement was terminated;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied or, if permissible, waived, including:
•	the fact that there can be no assurances that the stockholders will approve the adoption of the Merger Agreement;
•	the fact that the completion of the Merger requires receipt of antitrust approvals and clearances, which could subject the Merger to delays and risk; and
•	the possibility of the occurrence of an Axonics Material Adverse Effect, the non-continuance of which is a condition to Boston Scientific’s and Merger Sub’s obligation to consummate the Merger;
•	the risk of potential litigation relating to the Merger that could be instituted against Axonics or its directors and officers, and potential effects of outcomes related thereto; and
•
other risks and uncertainties of the nature identified in the section of this proxy statement captioned “Forward-Looking Statements” and in Axonics’ filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in Axonics’ Annual Report on Form 10-K for the year ended December 31, 2022, Axonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and subsequent filings Axonics has filed or will file with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

After taking into account all of the factors set forth above, the Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger Agreement and the Transactions were outweighed by the positive factors and potential benefits associated with the Merger Agreement and the Transactions that supported its determination and recommendation. Accordingly, the Board of Directors determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Axonics and its stockholders.
The members of the Board of Directors evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Axonics and also considered the advice of J.P. Morgan and KLG. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger Agreement, the Transactions and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Board of Directors each applied their own personal business judgment and may have given differing weights to differing factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board of Directors based its unanimous recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Axonics management, and its independent legal and financial advisors.
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, stockholders should be aware that some of Axonics’ directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Axonics and its stockholders, in reaching its decision to duly authorize and approve the execution, delivery and performance by Axonics of the Merger Agreement and the consummation of the Transactions to be consummated by Axonics, including the Merger, in making its recommendation that, subject to certain circumstances set forth in the Merger Agreement, the stockholders vote in favor of the adoption of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.”

The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Certain Unaudited Financial Projections
While Axonics has generally provided, on a quarterly basis, limited guidance as to certain expected financial results for the current fiscal year in its regular earnings press releases and other investor materials, Axonics does not, as a matter of course, otherwise publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections. However, Axonics is including in this proxy statement a summary of certain non-public, unaudited, prospective financial information of Axonics on a standalone basis for fiscal years December 31, 2023 through December 31, 2028, without giving effect to the Merger (the “Forecasts”), prepared by Axonics management, at the direction of the Board of Directors, in connection with the consideration and evaluation of the Merger with Boston Scientific. The Board of Directors directed J.P. Morgan to use and rely on the Forecasts for purposes of providing its financial analyses and opinion as discussed in the section captioned “The Merger—Opinion of J.P. Morgan Securities LLC.” The Forecasts were also reviewed by the Board of Directors. The inclusion of the Forecasts or of this summary should not be regarded as an indication that the Board of Directors, J.P. Morgan, Boston Scientific, Axonics or its management or any other recipient of this information or a summary thereof considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the Forecasts should not be relied on as such. This information is not fact and readers of this proxy statement are cautioned not to place undue reliance on the Forecasts.
The Forecasts were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. Adjusted EBITDA and unlevered free cash flow contained in the Forecasts set forth below are each “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Forecasts were relied upon by the Board of Directors in connection with its consideration of the Merger and the Merger Consideration. While Axonics believes that such non-GAAP financial measures provide useful supplemental information in analyzing Axonics’ financial results, there are limitations associated with the use of such financial measures. These non-GAAP financial measures used by Axonics may not be the same or calculated in the same manner as those used and calculated by other companies. Furthermore, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Axonics’ financial results prepared and reported in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Transactions if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Board of Directors or J.P. Morgan in connection with the Merger. Accordingly, Axonics has not provided a reconciliation of the non-GAAP financial measures included in the Forecasts to the relevant GAAP financial measures. The Forecasts may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Transactions.
The Forecasts reflect estimates and assumptions made by Axonics management with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Axonics’ control. In particular, the Forecasts, while presented with numerical specificity, necessarily were based on variables and assumptions that are inherently uncertain. Multiple factors, including those described in the section of this proxy statement captioned “Forward-Looking Statements,” could cause the Forecasts or the underlying assumptions to be inaccurate. As a result, Axonics cannot assure you that the Forecasts will be realized or that actual results will not be significantly higher or lower than projected. Because the Forecasts cover multiple years, they, by their nature, become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on Axonics’ business and results of operations. The Forecasts do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger. Therefore, the Forecasts do not give effect to the proposed Transactions or any changes to Axonics’ operations or strategy that may be implemented after the consummation of the Merger, including any certain legal, advisory and other acquisition and integration-related costs incurred or expected to be incurred in connection with the Transactions. Furthermore, the Forecasts do not take into account the effect of any failure of the Transactions to be completed and should not be viewed as accurate or continuing in that context. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Forecasts will be achieved.
None of Axonics, Boston Scientific or any of their respective affiliates, advisors or other representatives makes any representation to any Axonics stockholder regarding the validity, reasonableness, accuracy or completeness of the Forecasts or the ultimate performance of Axonics relative to the Forecasts. The inclusion of the Forecasts in this proxy statement does not constitute an admission or representation of Axonics that the Forecasts or the information contained therein is material. Except as required by applicable securities law, neither Axonics nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. These considerations should be taken into account when evaluating the Forecasts, which were prepared as of an earlier date. The Forecasts should be evaluated in conjunction with the historical financial statements and other information contained in Axonics’ public filings with the SEC.
The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, Axonics management. Axonics’ independent registered public accounting firm, BDO USA, LLP, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Forecasts and, accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto. The BDO USA, LLP report incorporated by reference in this proxy statement relates to Axonics’ previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.
The Forecasts further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Forecasts should not be regarded as an indication that Axonics or anyone who received the Forecasts then considered, or now considers, the Forecasts to be necessarily predictive of actual future events, and this information should not be relied upon as such. Axonics management views the Forecasts as being subject to inherent risks and uncertainties associated with such long-range projections.
The information and table set forth below is included solely to give the stockholders access to the Forecasts for the period from fiscal years December 31, 2023 through December 31, 2028 that were made available to the Board of Directors and representatives of J.P. Morgan and are not included in this proxy statement in order to influence any Axonics stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose:
	(dollars in millions)
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue(1)	$366	$442	$530	$623	$717	$824
Gross Profit	271	331	400	474	548	635
Gross Profit Margin	74.8%	75.0%	75.5%	76.0%	76.5%	77.0%
Adjusted EBITDA(2)	50	72	80	124	173	238
Unlevered Free Cash Flow(3)	(22)	(13)	4	28	63	104
(1)	2023 management revenue is based on YTD Q3 and preliminary Q4 projections.
(2)	Adjusted EBITDA as used in this table is defined as gain (loss) from operations burdened by litigation expenses plus depreciation and amortization, stock-based compensation.
(3)
Unlevered Free Cash Flow as used in this table is defined as gain (loss) from operations including stock-based compensation, less income taxes, plus depreciation and amortization, less capital expenditures, and less changes in net working capital. Unlevered Free Cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or a measure of liquidity. The calculation of Unlevered Free Cash Flow was not expressly included in the Forecasts but was calculated by J.P. Morgan based upon the Forecasts and approved by Axonics’ management for use in connection with J.P. Morgan’s discounted cash flow analysis described in the section of this proxy statement captioned “The Merger–Opinion of J.P. Morgan Securities LLC.”

Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated as of September 1, 2023, Axonics retained J.P. Morgan as its financial advisor in connection with a possible sale or business combination transaction.

At the meeting of the Board of Directors on January 6, 2024, J.P. Morgan rendered its oral opinion to the Board of Directors to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered set forth in its opinion, the Merger Consideration to be paid to the holders of the Shares in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its January 6, 2024 oral opinion by delivering its written opinion to the Board of Directors, dated January 6, 2024, that, as of such date, the Merger Consideration to be paid to the holders of the Shares in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan dated January 6, 2024, which sets forth, among other things, the various assumptions made, procedures followed, qualifications, limitations and other matters considered on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Axonics’ stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger was directed only to the Merger Consideration to be paid to the holders of the Shares in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Axonics or as to the underlying decision by Axonics to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Axonics as to how such stockholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft of the Merger Agreement, dated January 6, 2024;
•	reviewed certain publicly available business and financial information concerning Axonics and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of Axonics with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Axonics relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Axonics with respect to certain aspects of the Merger, and the past and current business operations of Axonics, the financial condition and future prospects and operations of Axonics, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Axonics or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to J.P. Morgan’s engagement letter with Axonics, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Axonics under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Axonics to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger will be consummated as described in the Merger Agreement and this proxy statement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Axonics and in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Axonics with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Axonics or on the contemplated benefits of the Merger.
The Forecasts furnished to J.P. Morgan were prepared by Axonics’ management. Axonics does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such Forecasts were not prepared with a view toward public disclosure. The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Axonics’ management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the Forecasts. For more information regarding the use of the Forecasts and other forward-looking statements, please refer to the section of this proxy statement captioned “The Merger—Certain Unaudited Financial Projections”.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s written opinion dated the date thereof, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Shares in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Axonics or as to the underlying decision by Axonics to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to be paid to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of the Shares in the proposed Merger or with respect to the fairness of any such compensation.
The terms of the Merger Agreement were determined through arm’s length negotiations between Axonics and Boston Scientific, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the proposed Merger or the Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board of Directors on January 6, 2024 and contained in the presentation delivered to the Board of Directors on such date in connection with the rendering of such opinion and the following summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Axonics with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Axonics. The companies selected by J.P. Morgan were as follows:
•	Insulet Corporation
•	Penumbra Inc.
•	Shockwave Medical, Inc.
•	Inspire Medical Systems Inc.
•	Inari Medical Inc.
•	Irhythm Technologies Inc.

•	Alphatec Holdings Inc.
•	Vericel Corp.
•	Paragon 28, Inc.
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain financial respects to those of Axonics. However, none of the selected companies reviewed is identical or directly comparable to Axonics and certain of these companies may have characteristics that are materially different from those of Axonics. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Axonics.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of such company’s firm value to its estimated revenue for calendar year 2024 (“FV/ 2024E Revenue”). All of these calculations were performed based on publicly available financial data and closing prices as of January 5, 2024 (representing the last unaffected trading day prior to announcement of the proposed Merger).
Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for FV/ 2024E Revenue of 4.3x to 8.3x. After applying such range to Axonics’ estimated revenue for calendar year 2024, as provided by Axonics’ management and reflected in the Forecasts, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.25) for the Shares based on the fully diluted outstanding shares of Axonics as of January 5, 2024 of approximately 51.6 million, as provided by Axonics’ management.
	Implied Per Share Equity Value
	Low	High
FV/ 2024E Revenue	$44.00	$77.50
The range of implied per share equity value for the Shares was compared to (i) the closing price of the Shares of $57.57 as of January 5, 2024 and (ii) the Merger Consideration of $71.00 per Share.
Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to Axonics’ business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which Axonics operates.
Specifically, J.P. Morgan reviewed the following transactions:
Announcement Month and Year	Target	Acquirer
July 2023	Kerecis LLC	Coloplast AS
October 2021	Baylis Medical Company Inc.	Boston Scientific Corporation
August 2021	Intersect ENT, Inc.	Medtronic PLC
March 2021	Lumenis Ltd.	Boston Scientific Corporation
November 2020	BioTelemetry, Inc.	Koninklijke Philips N.V.
August 2018	K2M Group Holdings, Inc.	Stryker Corp
June 2017	The Spectranetics Corporation	Koninklijke Philips N.V.
February 2017	ZELTIQ Aesthetics, Inc	Allergan plc
June 2016	LDR Holding Corporation	Zimmer Biomet Holdings, Inc.
April 2013	Conceptus, Inc.	Bayer HealthCare LLC
None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because certain financial aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, (i) the ratio of the target company’s firm value implied in the relevant transaction to the target company’s revenue for the twelve-month period immediately preceding the announcement of each transaction (the “FV/LTM Revenue”) and (ii) the ratio of the target company’s firm value implied in the relevant transaction to the target company’s revenue for the twelve-month period immediately following the announcement of each transaction (the “FV/NTM Revenue”).
Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range (i) for FV/ LTM Revenue of 4.9x to 10.8x. and (ii) for FV/NTM Revenue of 4.3x to 8.8x. After applying each range to Axonics’ (i) estimated revenue for the twelve-month period immediately preceding calendar year 2024 and (ii) estimated revenue for the twelve-month period immediately following calendar year 2024, each as provided by Axonics’ management and reflected in the Forecasts, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for the Shares:
	Implied Per Share Equity Value
	Low	High
FV/ LTM Revenue	$41.50	$83.25
FV/ NTM Revenue	$44.00	$81.75
The ranges of implied per share equity value for the Shares was compared to (i) the closing price of the Shares of $57.57 as of January 5, 2024 and (ii) the Merger Consideration of $71.00 per Share, based on the fully diluted outstanding shares of Axonics as of January 5, 2024 of approximately 51.6 million, as provided by Axonics’ management.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per Share. J.P. Morgan calculated the unlevered free cash flows (less stock-based compensation) that Axonics is expected to generate during fiscal years December 31, 2023 through December 31, 2028 as provided in the Forecasts through the years ending December 31, 2028 and the present value of certain net operating losses and other tax benefits of Axonics, based on the Forecasts (as set forth in the section captioned “The Merger—Certain Unaudited Financial Projections”, which were discussed with, and approved by, the Board of Directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values of Axonics at the end of this period by applying a perpetual growth rate ranging from 4.25% to 5.75%, based on guidance provided by Axonics’ management, to estimates of the unlevered terminal free cash flows for Axonics at the end of calendar year 2028, as provided in the Forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values were then discounted to present value as of December 31, 2023 using discount rates ranging from 9.5% to 11.0% for Axonics, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Axonics. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted to include Axonics’ estimated 2023 year-end cash as provided in the Forecasts, and present value of the net operating losses and other tax assets.
Based on the foregoing, the analysis indicated a range of implied per share equity value (rounded to the nearest $0.25) for the Shares of $44.25 to $75.25. The ranges of implied per share equity value for the Shares was compared to (i) the closing price of the Shares of $57.57 as of January 5, 2024 and (ii) the Merger Consideration of $71.00 per Share based on the fully diluted outstanding shares of Axonics as of January 5, 2024 of approximately 51.6 million, as provided by Axonics’ management.
Other Information. J.P. Morgan observed certain additional information for reference purposes only and not as a component of its fairness analysis:
•
Fifty-two (52)-Week Historical Trading Range. J.P. Morgan reviewed the fifty-two (52)-week trading range of the closing price of the Shares for the period ending January 5, 2024, which was $47.99 to $67.34 per Share. J.P. Morgan compared that range to (i) the closing price of the Shares of $57.57 as of January 5, 2024 and (ii) the Merger Consideration of $71.00 per Share. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only and not as a component of its fairness analysis.

•
Analyst Price Targets. J.P. Morgan reviewed the future price targets of fourteen publicly available equity research analysts for the Shares available as of January 5, 2024, which provided a reference range of $55.00 to $79.00. Such price targets were then discounted back to December 31, 2023 using a discount rate of 11% (which was based on J.P. Morgan’s calculation of Axonics’ cost of equity capital) providing a reference range of $49.50 to $71.25 per Share. J.P. Morgan compared the analyst price targets analysis to (i) the closing price of the Shares of $57.57 as of January 5, 2024 and (ii) the Merger Consideration of $71.00 per Share. J.P. Morgan noted that the analyst price target analyses were presented merely for reference purposes only and not as a component of its fairness analysis.
•
Present Value of Future Share Price Analysis: J.P. Morgan reviewed the present value of future stock prices of Axonics as of December 2024, 2025, and 2026. J.P. Morgan first calculated the implied value per Share as of December 31, 2024, 2025, and 2026, respectively, by calculating forward firm value using expected revenue for the twelve-month period immediately following each such calendar year, based on the Forecasts, and applying thirty (30)-day average multiples of such expected revenues, which were based on factors which J.P. Morgan considered appropriate based on its professional judgment and experience. Such illustrative future market equity values for Axonics on December 2024, 2025, and 2026 were then discounted back to December 31, 2023 using a discount rate of 11% (which was based on J.P. Morgan’s calculation of Axonics’ cost of equity capital) and then divided by the fully diluted outstanding shares of Axonics as of January 5, 2024 of approximately 51.6 million, as provided by Axonics’ management. Based on the foregoing, this analysis indicated implied present values of (i) $61.95 per Share using the December 2024 revenue estimates, (ii) $65.99 per Share using the December 2025 revenue estimates and (iii) $69.12 per Share using the December 2026 revenue estimates. J.P. Morgan compared the range of implied present values for Axonics to (i) the closing price of the Shares of $57.57 as of January 5, 2024 and (ii) the Merger Consideration of $71.00 per Share. J.P. Morgan noted that the analyst price target analyses were presented merely for reference purposes only and not as a component of its fairness analysis.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Axonics. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Axonics, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Axonics. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Axonics and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Axonics with respect to the Merger and deliver an opinion to the Board of Directors with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Axonics and the industries in which it operates.

For financial advisory services rendered in connection with the Merger, Axonics has agreed to pay J.P. Morgan approximately $40.4 million, $3.0 million of which became payable to J.P. Morgan upon delivery by J.P. Morgan of its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. If Axonics or any of its subsidiaries receives any payment from another person (including any payment as reimbursement of expenses) following or in connection with the termination, abandonment or failure to occur of the Merger, Axonics will pay J.P. Morgan a break-up fee equal to 15% of any such payment received by Axonics (less any expenses incurred by Axonics or any of its subsidiaries in connection with the Merger), but in no event will any such break-up fee exceed $40.4 million. In addition, Axonics has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Axonics. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Boston Scientific, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on an amendment to a revolving credit facility in March 2023. During the two year period preceding the delivery of its opinion dated January 6, 2024, the aggregate fees recognized by J.P. Morgan from Axonics were $0 and from Boston Scientific were approximately $2.2 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Axonics and Boston Scientific. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Axonics or Boston Scientific for their own accounts or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments.
Interests of Axonics’ Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that some of our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement, the Merger and the other Transactions to be consummated by Axonics were advisable and fair to, and in the best interests of, Axonics and its stockholders, in reaching its decision to duly authorize and approve the execution, delivery and performance by Axonics of the Merger Agreement and the consummation by Axonics of the Transactions to be consummated by Axonics, including the Merger, in reaching its decision to resolve to recommend the adoption of the Merger Agreement.
Arrangements with Boston Scientific and Executive Officers
As of the date of this proxy statement, none of our executive officers has entered into any agreement with Boston Scientific or any of its affiliates regarding service with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions and may enter into agreements with Boston Scientific or the Surviving Corporation, their subsidiaries or their respective affiliates regarding service with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.
Arrangements with Former Executive Officers
Dan L. Dearen retired as our Chief Financial Officer, effective in October 2023, and he is not entitled to receive any benefits in connection with, or following, the Merger, other than the Merger Consideration payable in respect of his Shares. Mr. Dearen’s decision to retire was not the result of any dispute or disagreement with Axonics, including with respect to any matters relating to Axonics’ accounting practices or financial reporting.
Insurance and Indemnification of Directors and Executive Officers
From and after the Effective Time, the Surviving Corporation and its subsidiaries will, and Boston Scientific will cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of Axonics and the Axonics subsidiaries under the certificate of incorporation and bylaws

(or equivalent organizational documents) of Axonics and each Axonics subsidiary and any and all indemnification agreements between Axonics or any Axonics subsidiary and any of their respective present or former directors and officers (and any person who becomes a director or officer of Axonics or any such Axonics subsidiary prior to the Effective Time) (collectively, the “Indemnified Parties”) for any acts or omissions by such Indemnified Parties occurring prior to the Effective Time. In addition, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of Axonics in effect as of the Signing Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.
For a period of six years after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any litigation, suit, claim, action, proceeding or investigation arising out of or relating to any action or omission in their capacity as a director or officer of Axonics or any Axonics subsidiary, occurring on or before the Effective Time, subject to the terms and conditions of the Merger Agreement.
The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Axonics’ existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Axonics; provided that the Surviving Corporation may substitute such policies with policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by Axonics for such insurance. In the event of an expiration, termination or cancellation of such current policies, Boston Scientific and the Surviving Corporation will be required to obtain a policy with the greatest coverage available for such maximum annual amount in aggregate annual premiums.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”
Payments in Exchange for Axonics Options, Axonics RSAs and Axonics PSUs
As of February 8, 2024, there were an aggregate of 51,004,596 Shares outstanding (of which 1,127,803 Shares were Axonics RSAs), 814,030 Shares subject to outstanding Axonics Options and 124,832 Shares underlying Axonics PSUs (assuming 200% of the Shares subject to relative total stockholder return metrics are earned). The Axonics RSAs and Axonics Options held by Axonics’ non-employee directors, and the Axonics Options, Axonics RSAs, and Axonics PSUs held by Axonics’ executive officers, in each case immediately before the Effective Time, will be treated as described below.
The Merger Agreement provides that at the Effective Time:
(i)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is less than the Merger Consideration will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Axonics Option and (b) the aggregate number of Shares remaining issuable upon exercise of such Axonics Option, less applicable taxes and authorized deductions;

(ii)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is equal to or greater than the Merger Consideration will be canceled without the payment of consideration;

(iii)
each outstanding Axonics RSA will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares subject to such Axonics RSA, less applicable taxes and authorized deductions; and

(iv)
each outstanding Axonics PSU, whether vested but unsettled or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares underlying such Axonics PSU (determined based on (1) for an Axonics PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of Axonics’ fiscal quarter-end immediately preceding the Closing and the Merger Consideration as the per Share price and (2) for any other Axonics PSU, the greater of (A) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (B) the actual level of achievement of all relevant performance goals against target as of Axonics’ fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto), less applicable taxes and authorized deductions. At the Effective Time, each Axonics PSU that has not been deemed earned in accordance with the applicable award agreement will be canceled without the payment of consideration.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Axonics Options, Axonics RSAs and Axonics PSUs.”
Each executive officer’s employment agreement, and each equity award held by each non-employee director of Axonics, provides for single-trigger acceleration of equity awards upon a change in control (as defined therein and including the Merger).
Executive Officers’ Transaction Bonuses in Lieu of 2024 Equity Compensation
In connection with the Merger, Raymond W. Cohen, Rinda K. Sama, John Woock, Ph.D., Alfred Ford, Jr., Karen Noblett, M.D., and Kari Keese are eligible to receive cash bonuses in lieu of annual equity compensation in an aggregate amount not to exceed $1,863,750 per full month during the period between January 1, 2024 and the earlier of (i) the Effective Time or (ii) December 31, 2024. Any earned payment will be made promptly following the Effective Time. Messrs. Cohen, Sama, Ford, and Woock, and Mses. Noblett and Keese are eligible to earn up to $568,444, $232,969, $203,149, $232,969, $173,329 and $203,149, in each case per month and less applicable taxes and authorized deductions, respectively. In order to earn a payment under this arrangement, the executive officer must be continuously employed with Axonics through the Effective Time. If an executive officer’s employment is terminated prior to the Effective Time by Axonics without “cause” (as defined under such executive officer’s employment agreement), such executive officer will be entitled to receive a prorated payment for the period between January 1, 2024 and the date on which their employment is terminated, payable upon the Effective Time.
Payments Upon Termination Pursuant to Executive Employment Agreements
The following is a description of the severance payments and benefits provided under each of our executive officer’s employment agreements, in the case of Mr. Cohen and Ms. Keese, pursuant to the employment agreements entered into with them respectively in October 2023, as previously disclosed, and in the case of the other executive officers, pursuant to amendments to their employment agreements that extend the severance period in qualifying terminations from nine months to 12 months, as approved by the Company in late 2023. These payments and benefits are generally subject to the executive officer’s execution of a general release of claims and continued compliance with post-employment covenants.
If Axonics terminates the executive officer’s employment without “cause,” or the executive officer resigns for “good reason” (each as defined in the executive officer’s employment agreement) (a “Qualifying Termination”), the executive officer will be eligible to receive a lump sum cash payment equal to (i) 12 months base salary (18 months, in the case of Mr. Cohen), (ii) a pro-rated bonus for the year of termination (if termination happens outside of the first quarter of the year of termination) based on actual performance through the termination date, (iii) a cash payment equal to 12 months COBRA premiums (24 months, in the case of Mr. Cohen and Ms. Keese), and (iv) in the case of Mr. Cohen and Ms. Keese, the amount of the prior-year annual bonus. Upon such termination event, any outstanding, unvested time-based equity awards will fully vest, and the treatment of the performance-based equity awards will be based on the terms of the applicable Axonics stock plan and award agreement (in the case of Mr. Cohen and Ms. Keese, (A) any Axonics PSUs that are subject to the market condition of relative total shareholder return will vest based on actual performance and, for Mr. Cohen, be prorated for the performance period prior to the termination date and (B) any other Axonics PSUs will fully vest and be prorated for the portion of the performance period prior to the termination date).
If a Qualifying Termination occurs within one year following a change in control (as defined in Axonics’ 2018 Omnibus Incentive Plan, as amended from time to time, and including the Merger), the executive officer will be eligible to receive a lump sum cash payment equal to (i) 12 months base salary (30 months, in the case of Mr. Cohen), (ii) a pro-rated bonus for the year of termination based on target performance through the termination date, (iii) a cash payment equal to 12 months COBRA premiums (36 months, in the case of Mr. Cohen and 24 months, in the case of Ms. Keese), and, (iv) in the case of Mr. Cohen and Ms. Keese, the amount of the prior-year annual bonus. Upon such termination event, any outstanding unvested time-based equity awards will fully vest, and any outstanding performance-based awards will fully vest, based on the greater of actual or target performance. Please see the section of this proxy statement captioned “Quantification of Potential Payments to Certain Axonics Executive Officers in Connection with the Merger” for more information, which includes further detail on the applicable treatment of the Named Executive Officers’ outstanding equity awards under the Axonics stock plans upon the Effective Time.
Each executive officer’s employment agreement includes a modified cutback provision, providing that if amounts payable to an individual exceed the amount permitted under Section 280G of the Code in a manner that would result in excess parachute payments, the payments will be reduced (but not below zero) if and to the extent that the reduction would result in the individual retaining a larger amount on an after-tax basis (taking into account federal, state and local income taxes) so that no portion of the payments will be subject to the excise tax than if the individual received all of the payments, and such payments were subject to the excise tax.
Quantification of Potential Payments to Certain Axonics Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to Axonics’ Named Executive Officers in connection with the Merger. For more information, please see the section of this proxy statement captioned “The Merger—Payments Upon Termination Pursuant to Executive Employment Agreements” for further information regarding certain elements of this compensation.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger.
The table below assumes that:
•	the Closing occurs on January 26, 2024 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•
the number of shares covered by Axonics equity awards held by the Named Executive Officers is as of January 26, 2024, the latest practicable date to determine such amounts before the filing of this proxy statement, and excludes any Axonics PSUs for which the performance period concluded prior to such date;

•
pursuant to applicable proxy disclosure rules, the value of the equity awards below is calculated based on the number of Shares covered by the applicable Axonics Options, Axonics RSAs and Axonics PSUs that are unvested and are being canceled and converted into the right to receive an amount in cash (as described under “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger—Treatment of Axonics Options, Axonics RSAs and Axonics PSUs”) multiplied by the Merger Consideration (less the applicable exercise price per Share in the case of Axonics Options);

•
excluding Mr. Dearen, each Named Executive Officer is employed with Axonics as of the Effective Time, and the employment of each Named Executive Officer will be terminated by Boston Scientific or the Surviving Corporation without cause or by the Named Executive Officer’s resignation for good reason (each as defined in the Named Executive Officer’s employment agreement) immediately following the Closing or otherwise impacted in a manner entitling the Named Executive Officer to receive the maximum possible severance benefits described in the section of this proxy statement captioned “The Merger—Payments Upon Termination Pursuant to Executive Employment Agreements”;

•	the Named Executive Officer’s base salary rate and annual target bonus as of the Closing are those in effect as of the date of this filing, and 2023 annual bonuses will pay out at target;
•
no Named Executive Officer enters into a new agreement or is otherwise legally entitled to, prior to the assumed Closing on January 26, 2024, additional compensation or benefits and no named executive officer receives any additional equity grants or other awards on or prior to the assumed Closing on January 26, 2024; and

•
the Axonics PSUs granted in 2023 that are subject to the total shareholder return metric will have achieved performance at 200% of target and any other Axonics PSUs will have achieved performance at 100%.

For purposes of this disclosure, as required by SEC rules, Axonics’ Named Executive Officers are: (i) Raymond W. Cohen, Chief Executive Officer, (ii) Dan L. Dearen, former Chief Financial Officer, (iii) Rinda K. Sama, Chief Operating Officer, (iv) John Woock, Ph.D., Executive Vice President, Chief Marketing & Strategy Officer, (v) Alfred Ford, Jr., Chief Commercial Officer, and (vi) Kari Keese, Chief Financial Officer. Mr. Dearen retired as our Chief Financial Officer, effective in October 2023, and he is not entitled to receive any benefits in connection with, or following, the Merger, other than the Merger Consideration payable in respect of his Shares.
In addition to the assumptions described in the preceding paragraph, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table below. These assumptions may or may not actually be correct. Accordingly, the ultimate amounts to be received by a Named Executive Officer in connection with the Merger may differ from the amounts set forth below. For purposes of the footnotes to the table below, “double-trigger” refers to benefits that require two conditions, which are a change in control and a qualifying termination. For more information, please see the section of this proxy statement captioned “Payments Upon Termination Pursuant to Executive Employment Agreements” for a quantification of the amounts that the Named Executive Officers will receive in respect of vested equity awards at the assumed Closing on January 26, 2024.
Golden Parachute Compensation Table
Name	Cash ($)(1)	Equity ($)(2)	Total ($)(3)
Raymond W. Cohen	3,619,980	7,179,165	10,799,145
Kari Keese	853,308	2,655,258	3,508,566
John Woock	761,091	3,077,495	3,838,586
Rinda K. Sama	761,097	3,232,843	3,993,940
Alfred Ford, Jr.	674,477	2,567,999	3,242,476
(1)
Cash. Represents the lump-sum cash severance payable to each Named Executive Officer pursuant to his or her respective employment agreement upon a termination of employment by Axonics without cause or upon resignation by the Named Executive Officer for good reason within one year following a change in control, as more fully disclosed in the table below. The cash severance is equal to (i) 12 months base salary (30 months in the case of Mr. Cohen), (ii) a pro-rated bonus for the year of termination based on target performance through the termination date, (iii) a cash payment equal to 12 months COBRA premiums (36 months in the case of Mr. Cohen and 24 months in the case of Ms. Keese), (iv) in the case of Mr. Cohen and Ms.  Keese, the amount of the prior-year annual bonus and (v) a prorated payment of the monthly cash bonus opportunities in lieu of equity compensation described in the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger—Executive Officers’ Transaction Bonus in Lieu of 2024 Equity Compensation”. The amounts corresponding to items (i) through (iv) above are “double-trigger” payments, which means that they will not be payable unless the Named Executive Officer’s employment is terminated by the employer without cause or by the Named Executive Officer for good reason, in each case, within one year following the Effective Time. The amount (prorated based on the period between January 1, 2024 and January 26, 2024) in item (v) is a “single-trigger” payment, which means that the amount does not require a termination following a change in control for payment. As described in the section of this proxy statement captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger—Executive Officers’ Transaction Bonus in Lieu of 2024 Equity Compensation”, certain executive officers, including each of Messrs. Cohen, Sama, Ford and Woock, and Ms. Keese, are eligible to receive cash bonuses in lieu of 2024 annual equity compensation in an aggregate amount not to exceed $1,863,750 per full month during the period between January 1, 2024 and the earlier of (A) the Effective Time or (B) December 31, 2024. Any earned payment will be made promptly following the Effective Time. Messrs. Cohen, Sama, Ford and Woock, and Ms. Keese, are eligible to earn up to $568,444, $232,969, $203,149, $232,969 and $203,149, in each case per month and less applicable taxes and authorized deductions, respectively. In order to earn a payment under this arrangement, the executive officer must be continuously employed with Axonics through the Effective Time.

The following table separately shows the amounts included in this column (bonuses are prorated assuming target achievement and, for Mr. Ford, prorated assuming his commissions earned in 2024 are the same as in 2023):
Name	Base Salary Severance ($)	Pro-Rated Annual Target Bonus ($)	Pro-Rated Cash in Lieu of Equity Opportunity ($)	Prior Year Bonus ($)	Cash in Lieu of COBRA ($)
Raymond W. Cohen	2,100,000	58,710	476,722	920,000	64,548
Kari Keese	450,000	18,871	170,342	171,063	43,032
John Woock	510,000	24,952	195,419	—	30,720
Rinda K. Sama	510,000	24,952	195,419	—	30,726
Alfred Ford, Jr.	440,000	33,415	170,342	—	30,720
(2)
Equity. Represents cancellation of all unvested Axonics RSAs outstanding as of January 26, 2024, and cancellation of all unvested Axonics PSUs outstanding on January 26, 2024 (determined based on (i) for an Axonics PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of Axonics’ fiscal quarter-end immediately preceding the Closing and the Merger Consideration as the per Share price, the maximum at which would result in payment with respect to 200% of the Shares underlying such Axonics PSU, and (ii) for any other Axonics PSU, the greater of (A) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (B) the actual level of achievement of all relevant performance goals against target as of Axonics’ fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto, the maximum at which would result in payment with respect to 100% of the Shares underlying such Axonics PSU). The amounts in this column are “single-trigger” payments, which means that the amounts do not require a termination following a change in control for payment. None of the Named Executive Officers held any unvested Axonics Options as of January 26, 2024. For further details regarding these benefits, see the section of this proxy statement captioned “Payments Upon Termination Pursuant to Executive Employment Agreements” and “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Axonics Options, Axonics RSAs and Axonics PSUs.” The estimated values of such payments are shown in the following table:
	Unvested Axonics RSAs		Unvested Axonics PSUs
Name	Number (#)	Value ($)	Number (#)	Value ($)
Raymond W. Cohen	59,615	4,232,665	41,500	2,946,500
Kari Keese	33,232	2,359,472	4,166	295,786
John Woock	25,845	1,834,995	17,500	1,242,500
Rinda K. Sama	28,033	1,990,343	17,500	1,242,500
Alfred Ford, Jr.	21,169	1,502,999	15,000	1,065,000
(3)
Section 280G. The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid triggering any applicable excise tax thereunder. A definitive analysis of the need, if any, for such reductions will depend on the actual Effective Time, the date of termination (if any) of the Named Executive Officer and certain other assumptions used in the applicable calculations. See the section of this proxy statement captioned “Payments Upon Termination Pursuant to Executive Employment Agreements” for additional information on the Section 280G modified cutback provision under the Named Executive Officers’ employment agreements that would apply in the event that the excise tax under Section 280G in the Code is triggered at the Effective Time.

Equity Interests of Axonics’ Executive Officers and Non-Employee Directors
The following table sets forth the number of Shares, the number of Axonics RSAs and the number of Shares underlying outstanding Axonics Options and Axonics PSUs held by each of Axonics’ executive officers and non-employee directors as of January 26, 2024. The table also sets forth the values of these Shares and Axonics equity awards, determined as the number of Shares or Axonics RSAs (or Shares subject to the equity awards) multiplied by the Merger Consideration (less the applicable per Share exercise price, in the case of any Axonics Options for Axonics Options with an exercise price greater than the Merger Consideration). Except for the Shares and equity awards described herein, no additional Shares or equity awards have been or are expected to be issued or granted, as applicable, to any executive officer or non-employee director in contemplation of the Merger.
Name	Shares #	Shares $	Options #(2)	Options $	RSAs #(3)	RSAs $	PSUs #(4)	PSUs $	Total $
Raymond W. Cohen	100,981	7,169,651	407,123	23,561,170	59,615	4,232,665	84,150	5,974,650	40,938,136
Kari Keese	7,413	526,323	—	—	33,232	2,359,472	8,250	585,750	3,471,545
Dan L. Dearen(1)	—	—	—	—	—	—	—	—	—
Rinda K. Sama	27,821	1,975,291	27,275	1,512,687	28,033	1,990,343	36,750	2,609,250	8,087,571
John Woock, Ph.D.	39,457	2,801,447	19,136	1,045,469	25,845	1,834,995	36,750	2,609,250	8,291,161
Alfred Ford, Jr.	13,396	951,116	4,655	210,313	21,169	1,502,999	33,000	2,343,000	5,007,428
Karen Noblett, M.D.	8,150	578,650	21,309	1,287,432	10,066	714,686	26,500	1,881,500	4,462,268
Nancy Snyderman, M.D., FACS	16,944	1,203,024	14,167	653,362	3,000	213,000	—	—	2,069,386
Robert E. McNamara	11,861	842,131	18,333	762,822	3,000	213,000	—	—	1,817,953
Michael H. Carrel	14,861	1,055,131	15,000	686,000	3,000	213,000	—	—	1,954,131
Jane E. Kiernan	16,861	1,197,131	—	—	3,000	213,000	—	—	1,410,131
David M. Demski	6,542	464,482	10,000	193,000	3,000	213,000	—	—	870,482
Esteban López, M.D.	3,600	255,600	10,000	113,000	3,000	213,000	—	—	581,600
(1)
Mr. Dearen retired as our Chief Financial Officer, effective in October 2023. He is not entitled to receive any benefits in connection with, or following, the Merger, other than the Merger Consideration payable in respect of his Shares.

(2)
The number of Shares subject to Axonics Options includes all vested Axonics Options as of January 26, 2024. No executive officer or non-employee director held any unvested Axonics Options as of January 26, 2024.

(3)
This column reflects the number of unvested Axonics RSAs as of January 26, 2024. For clarity, these represent all of the individual’s unvested Axonics RSAs, all of which, if the Closing occurred on January 26, 2024, would be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares underlying such Axonics RSA, less applicable taxes and authorized deductions.

(4)
This column reflects the estimated number of unvested Axonics PSUs as of January 26, 2024, including the unvested PSUs as of January 26, 2024 that are subject to total shareholder return with a performance period ending on December 31, 2023 and continued employment through January 31, 2024, which will have achieved performance at 200% of target, and unvested PSUs as of January 26, 2024 that are subject to operational objectives with a performance period ending on December 31, 2023 and continued employment through January 31, 2024, which will have achieved performance at 100% of target. For clarity, this number also includes all of the individual’s other unvested Axonics PSUs as of January 26, 2024 at the target amount, all of which, if the Closing occurred on January 26, 2024, would be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares underlying such Axonics PSU (determined based on (a) for an Axonics PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of Axonics’ fiscal quarter-end immediately preceding the Closing and the Merger Consideration as the per Share price, the maximum at which would result in payment with respect to 200% of the Shares underlying such Axonics PSU and (b) for any other Axonics PSU, the greater of (1) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (2) the actual level of achievement of all relevant performance goals against target as of Axonics’ fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto, the maximum at which would result in payment with respect to 100% of the Shares underlying such Axonics PSU), less applicable taxes and authorized deductions. No individual holds vested but unsettled Axonics PSUs as of January 26, 2024.

Appraisal Rights
If the Merger is consummated, stockholders and beneficial owners of Shares who do not wish to accept the Merger Consideration are entitled to seek an appraisal of their Shares under Section 262 and, if all procedures described in Section 262 are timely and strictly complied with, to receive payment in cash for the “fair value” of their Shares (as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any to be paid upon the amount determined to be the fair value), as determined by the Delaware Court of Chancery. As used in this section captioned “Appraisal Rights,” stockholders of record and beneficial owners of Shares are sometimes referred to collectively as “persons” or individually as a “person.”
Persons who exercise appraisal rights under Section 262 may not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their Shares following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their Shares determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to timely and strictly comply with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
Section 262 requires that where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify stockholders that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Axonics’ notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. The required copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses or validly withdraws his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.
STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

A stockholder of record or beneficial owner of Shares who (i) continuously holds of record or beneficially owns, as applicable, such Shares through the Effective Time, (ii) has not consented to the Merger in writing or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such Shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the Shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Axonics and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
Any stockholder (or beneficial owner) of Shares who elects to exercise appraisal rights must, prior to the taking of the vote to adopt the Merger Agreement, mail or deliver his, her or its written demand for appraisal to the following contact: Axonics, Inc., 26 Technology Drive, Irvine, California 92618, Attention: Secretary. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. If the Merger is consummated, a stockholder’s failure to make a written demand for appraisal will be deemed to be a waiver or a termination of his, her or its appraisal rights.
Within 10 days after the Effective Time (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Closing and Effective Time”), Axonics, as the Surviving Corporation, must give written notice that the Merger has become effective to each stockholder of any class or series of stock of Axonics who is entitled to appraisal rights that the Merger was approved and that appraisal rights are available for any or all shares of such class or series of stock.
Within 120 days after the Effective Time, but not thereafter, Axonics as the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the Shares held by all persons that have demanded appraisal. After an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, shall dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. There is no present intent on the part of Axonics as the Surviving Corporation to file an appraisal petition, and persons seeking to exercise appraisal rights should assume that Axonics as the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of Shares. Accordingly, persons who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
At any time within 60 days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s Shares by delivering to Axonics as the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the person within 60 days after the effective date, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any person without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s Shares determined by the Delaware Court of Chancery in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.
In addition, within 120 days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of Shares not consented in writing or otherwise voted in favor of the adoption of the Merger Agreement and with respect to which Axonics has received demands for appraisal, and (ii) the aggregate number of holders of such Shares. Such statement must be given within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon Axonics as the Surviving Corporation. The Surviving Corporation shall, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their Shares and with whom the Surviving Corporation has not reached agreements as to the value of such Shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court of Chancery shall determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their Shares and who hold Shares represented by certificates to submit their stock certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings;, and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the appraisal proceedings as to such person.
Determination of Fair Value
Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery shall determine the fair value of the Shares, taking into account all relevant factors and exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery, and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the fair value of the Shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although Axonics believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant Shares is less than the Merger Consideration.

In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees; however, upon application of a person whose name appears on the Chancery List and who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all the Shares entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to Axonics stockholders of record at a date prior to the Effective Time.
The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 and any amendments thereto after the date of this proxy statement. To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below). This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the Merger. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated under the Code (the “Treasury Regulations”), published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this discussion does not address the tax consequences that may be relevant to stockholders who may be subject to special treatment under U.S. federal income tax laws, such as:
•	banks, mutual funds, insurance companies or other financial institutions;
•	tax-exempt organizations and governmental organizations;
•	tax-qualified retirement or other tax deferred accounts;
•
partnerships or any other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations, limited liability companies, or other pass-through entities, or investors therein;

•	dealers in stocks and securities;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	regulated investment companies or real estate investment trusts;
•	entities subject to the U.S. anti-inversion rules;
•	certain former citizens or long-term residents of the U.S.;
•	stockholders who own or have owned (directly, indirectly or constructively) 5% or more of Axonics’ common stock (by vote or value);
•	stockholders holding Shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction or integrated investment;
•	stockholders whose Shares constitute qualified small business stock within the meaning of Section 1202 of the Code or as “Section 1244 stock”;
•	stockholders who acquired their Shares in a transaction subject to the gain rollover provisions of the Code (including, but not limited to Section 1045 of the Code);
•	stockholders who received their Shares pursuant to the exercise of contemporary options or in other compensatory transactions;
•	stockholders who received their Shares pursuant to the exercise of warrants or conversion rights under convertible instruments;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	stockholders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the U.S.;
•	stockholders who are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax; or
•	stockholders who do not vote in favor of the Merger and properly demand appraisal of their Shares under Section 262.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Shares and partners therein should consult their tax advisors regarding the consequences of the Merger.
In addition, this summary does not address (i) the tax consequences associated with the Merger under any U.S. federal non-income tax laws, including estate, gift and other tax laws, (ii) the tax considerations associated with the Merger under any state, local or non-U.S. tax laws, (iii) the impact of the alternative minimum tax, the Medicare tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code, (iv) the tax considerations associated with transactions effectuated before or subsequent to or concurrently with the Merger (whether or not any such transactions are consummated in connection with the Merger), including without limitation any transaction in which Shares are acquired, or (v) the tax consequences for holders of options, warrants or similar rights to acquire Shares.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY FOR INFORMATIONAL PURPOSES ONLY, WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS, INCLUDING THE IMPACT OF ANY RECENT CHANGES IN U.S. TAX LAWS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the U.S.;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is not a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such Shares is more than one year at the time of the completion of the Merger. Long-term capital gains of non-corporate taxpayers, including individuals, are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
Subject to the discussions below regarding backup withholding and FATCA (as defined below), any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides for different treatment), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a stockholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that the taxpayer identification number provided is correct and that such stockholder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such stockholder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. If any amount is withheld under the backup withholding rules, stockholders should consult with their U.S. tax advisors regarding whether and how any refund, credit or other tax benefit might be received or recognized with respect to the amounts so withheld.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly known as “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA withholding currently applies to payments of dividends.
Stockholders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.
Regulatory Approvals Required for the Merger
The Merger is subject to the provisions of the HSR Act and cannot be completed until each of Axonics and Boston Scientific file a notification and report form with the DOJ and the FTC under the HSR Act and the applicable waiting period has expired or been terminated and any voluntary agreement with the DOJ or FTC not to consummate the Transactions has expired or been terminated. Axonics and Boston Scientific filed notification and report forms under the HSR Act with the DOJ and the FTC on January 30, 2024. Under the HSR Act, certain acquisitions may not be completed until information has been furnished to the DOJ and the FTC, and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act applicable to the Merger is 30 calendar days, unless the waiting period is terminated earlier (provided, however, that the FTC has temporarily suspended granting early termination other than in narrow circumstances that do not apply during the initial 30-day waiting period), extended by a request for additional information and documentary materials (which we refer to as a “Second Request”), or restarted if Boston Scientific voluntarily withdraws and refiles, which commences a new 30 -calendar-day waiting period. If the DOJ or FTC issues a Second Request, the parties must observe a separate 30-day waiting period, which would begin to run only after both parties have complied with such Second Request, unless the waiting period is terminated earlier.
Axonics and Boston Scientific will also file pre-merger or post-merger notification filings, forms or submissions with other governmental authorities in connection with the Merger. The completion of the transactions is also subject to consents, approvals, non-disapprovals or other authorizations under certain applicable foreign antitrust or competition laws.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, a governmental authority in any state or foreign jurisdiction could take such action under the antitrust laws or on other regulatory grounds as it deems necessary or desirable in the public interest. Such action may include seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. Private parties may also seek to take legal action under the antitrust laws or on other regulatory grounds under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements or limitations on the completion of the Merger, including the requirement to divest assets, license or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement, or that a challenge to the Merger on antitrust grounds or other regulatory grounds will not be made, or if such challenge is made, what the result will be. These conditions or changes could result in the conditions to the Merger not being satisfied. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval of the proposal to adopt the Merger Agreement by the stockholders and the completion of the Merger.
Axonics and Boston Scientific have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement.
Legal Proceedings Regarding the Merger
As of February 21, 2024, Axonics has received two Demand Letters, which generally allege that the preliminary proxy statement filed on February 7, 2024 contains disclosure deficiencies in violation of Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The Demand Letters seek corrective disclosures in the proxy statement in advance of the Special Meeting.
Axonics believes that the disclosures in this proxy statement comply fully with applicable law. It is possible that additional or similar demand letters may be received by Axonics, the Board of Directors, and/or Boston Scientific and/or that complaints may be filed alleging similar or additional disclosure deficiencies between the date of this proxy statement and consummation of the Merger. If any such additional demand letters are received or any complaints are filed, absent new or different allegations that are material, Axonics and/or Boston Scientific will not necessarily disclose such demand letters or complaints.

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Axonics, Boston Scientific and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedule to the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk among Axonics, Boston Scientific and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except in the limited circumstances set forth in the Merger Agreement, stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Axonics, Boston Scientific or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Axonics, Boston Scientific and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Axonics, Boston Scientific, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Axonics and its business.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Axonics. As a result of the Merger, (a) the separate corporate existence of Merger Sub will cease, and Axonics will continue as the Surviving Corporation of the Merger and a wholly owned subsidiary of Boston Scientific and (b) the Merger will have the effects set forth in the Merger Agreement, the Certificate of Merger (as defined below) and in the applicable provisions of the DGCL. At the Effective Time, all of the property, rights, privileges and powers of Axonics and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Axonics and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the amended and restated certificate of incorporation of Axonics as in effect as of the Signing Date (the “Axonics Charter”) will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, as the second amended and restated certificate of incorporation of Axonics, until thereafter amended as provided therein or by applicable law. Boston Scientific and Axonics will take such actions reasonably necessary to cause the amended and restated bylaws of Axonics as in effect as of the Signing Date (the “Axonics Bylaws”) to be amended in their entirety, as the second amended and restated bylaws of Axonics, pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “Axonics, Inc.”), and as so amended will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.
Unless otherwise designated by Boston Scientific, the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Boston Scientific as of the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Closing and Effective Time
Unless the Merger Agreement has been terminated in accordance with its terms, the Closing will take place by electronic exchange of the required closing deliverables at 10:00 a.m., Eastern Time, on the fifth business day after the satisfaction or written waiver (where permissible under applicable law) of all of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible)), unless another time, date or place is agreed to in writing by Boston Scientific and Axonics. The date on which the Closing occurs is referred to in the Merger Agreement as the “Closing Date.”
On the Closing Date, or on such other date as Boston Scientific and Axonics may agree to in writing, Boston Scientific, Merger Sub and Axonics will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger will become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Boston Scientific and Axonics and specified in the Certificate of Merger in accordance with the DGCL, such date and time are referred to as the “Effective Time.”
Merger Consideration
Common Stock
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, which are: (i) Shares held in the treasury of Axonics, owned by any direct or indirect wholly owned Axonics subsidiary or owned by Merger Sub, Boston Scientific or any direct or indirect wholly owned subsidiary of Boston Scientific or (ii) the Dissenting Shares, will be canceled and converted automatically into the right to receive the Merger Consideration.
Treatment of Axonics Options, Axonics RSAs and Axonics PSUs
The Merger Agreement provides that, at the Effective Time, subject to all applicable federal, state and local tax withholding requirements:
(i)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is less than the Merger Consideration will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Axonics Option and (b) the aggregate number of Shares remaining issuable upon exercise of such Axonics Option, less applicable taxes and authorized deductions;

(ii)
each outstanding and unexercised Axonics Option, whether vested or unvested, with an exercise price per Share that is equal to or greater than the Merger Consideration will be canceled without the payment of consideration;

(iii)
each outstanding Axonics RSA will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares subject to such Axonics RSA, less applicable taxes and authorized deductions; and

(iv)
each outstanding Axonics PSU, whether vested but unsettled or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the Merger Consideration and (b) the aggregate number of Shares underlying such Axonics PSU (determined based on (1) for an Axonics PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of Axonics’ fiscal quarter-end immediately preceding the Closing and the Merger Consideration as the per Share price, and (2) for any other Axonics PSU, the greater of (A) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (B) the actual level of achievement of all relevant performance goals against target as of Axonics’ fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto), less applicable taxes and authorized deductions. At the Effective Time, each Axonics PSU that has not been deemed earned in accordance with the applicable award agreement will be canceled without the payment of consideration.

Boston Scientific will cause the Surviving Corporation to make the payments described above through the Surviving Corporation’s payroll system as promptly as practicable (and in no event later than the Surviving Corporation’s next ordinarily scheduled payroll run immediately following the Effective Time, unless the Surviving Corporation’s next scheduled payroll is five or fewer calendar days immediately after the Effective Time, in which case, such payments will be made in the Surviving Corporation’s second payroll run following the Effective Time). Prior to the Effective Time, the Board of Directors (and/or the compensation committee (or equivalent committee) of the Board of Directors) will adopt such resolutions as are necessary to give effect to the transactions described above.
Exchange and Payment Procedures
The Merger Agreement provides that, prior to the Effective Time, Boston Scientific will appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by Axonics (the “Paying Agent”), and enter into a paying agent agreement, in form and substance reasonably acceptable to Axonics (the “Paying Agent Agreement”), with such Paying Agent for the purpose of exchanging Certificates (as defined below) and Book-Entry Shares (as defined below) for payment of the Merger Consideration in accordance with the Merger Agreement. At or prior to the Effective Time, Boston Scientific will deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in respect of Shares pursuant to the Merger Agreement (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund will not be used for any other purpose. The Payment Fund will be invested by the Paying Agent as directed by Boston Scientific; provided, however, that such investments will be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., and that such investments will only be invested in the manner provided in the Paying Agent Agreement. In the event the amount of the Payment Fund is insufficient to make the aggregate Merger Consideration payments contemplated by the Merger Agreement, Boston Scientific shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Payment Fund, at all relevant times, is maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or income produced by, such investments shall be the property of, and payable, to the Surviving Corporation.
As promptly as practicable after the Effective Time (and in any event, within three business days thereafter), Boston Scientific will cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”), the underlying Shares of which were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and will otherwise be in customary form and have such other provisions as Boston Scientific or the Paying Agent may reasonably specify; and (ii) instructions for effecting the surrender of the Certificates (or affidavit of loss in lieu thereof) in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Boston Scientific, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive, and Boston Scientific shall cause the Paying Agent to pay and deliver to such holder, in accordance with the letter of transmittal and instructions, the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of taxes required by applicable law as provided in the Merger Agreement), and any Certificate so surrendered will then be canceled. The Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits in lieu thereof) will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the person requesting such payment will have paid any transfer taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such taxes either have been paid or are not payable. Any holder immediately prior to the Effective Time of non-certificated Shares represented by book-entry (“Book-Entry Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. Instead, each registered holder of one or more Book-Entry Shares will automatically upon the Effective Time be entitled to receive, and Boston Scientific will cause the Paying Agent to pay and deliver as soon as reasonably practicable after the

Effective Time (and in any event, within three business days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Axonics, Boston Scientific and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Axonics are qualified as to “materiality” or “Axonics Material Adverse Effect.” For purposes of the Merger Agreement, “Axonics Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Axonics and Axonics’ subsidiaries (collectively, the “Axonics Group”), taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of Axonics to consummate the Transactions. However, in the case of clause (a), an Axonics Material Adverse Effect shall not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following:
(i)
a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency;

(ii)	changes generally affecting the industries (including seasonal fluctuations) in which the Axonics Group operates in the U.S. or globally;
(iii)	any change or proposed change in accounting requirements, GAAP, or applicable laws or the interpretation or enforcement thereof after the Signing Date;
(iv)
any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or natural disasters or the worsening of any of the foregoing;

(v)
any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism);

(vi)	the announcement of the execution of the Merger Agreement or the pendency of the Transactions (subject to certain exceptions set forth in the Merger Agreement);
(vii)	compliance with the express terms of, or any action expressly required by, the Merger Agreement or any action or omission requested or consented to in writing by Boston Scientific;
(viii)
any stockholder litigation related to the Merger Agreement, the Merger or the other Transactions that is brought, or to the knowledge of Axonics, threatened in writing, by any stockholder of Axonics against Axonics, any of its officers and/or any members of the Board of Directors after the Signing Date and prior to the Effective Time;

(ix)
any change in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for Axonics by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to Axonics (provided that, except as otherwise provided in the definition of Axonics Material Adverse Effect, the underlying cause of such change may be considered in determining whether there is an Axonics Material Adverse Effect); or

(x)
any failure to meet internal, public or other projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided that, except as otherwise provided in this definition of Axonics Material Adverse Effect, the underlying causes of such failure or may be considered in determining whether there is an Axonics Material Adverse Effect);

provided that, if the exceptions set forth in clauses (i), (ii), (iii), (iv) or (v) above have a disproportionate impact on the Axonics Group, taken as a whole, compared to other companies that operate in the industries in which the Axonics Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether an Axonics Material Adverse Effect has occurred solely to the extent of such disproportionate impact.
In the Merger Agreement, Axonics has made customary representations and warranties to Boston Scientific and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and Axonics’ disclosure schedule thereto. These representations and warranties relate to, among other things:
•	the due organization, valid existence, good standing, and authority and qualification to conduct business of Axonics;
•	the certificate of incorporation and bylaws of each member of the Axonics Group;
•
the ownership and capital structure of the Axonics Group, and the absence of any outstanding obligations under any contract or otherwise of any member of the Axonics Group: (i) to repurchase, redeem, or otherwise acquire any equity interests in any member of the Axonics Group or any other person, (ii) granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity interests in any member of the Axonics Group or any other person, or (iii) to provide funds to make of any investment (in the form of a loan, capital contribution or otherwise) in any member of the Axonics Group or any other person;

•	the due organization, good standing, and authority and qualification to conduct business of each Axonics subsidiary;
•	Axonics’ corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement against Axonics;
•
the absence of, resulting from the execution and delivery of the Merger Agreement and the consummation of the Transactions to be consummated by Axonics: (i) conflicts with the Axonics Charter, the Axonics Bylaws, and the organizational documents of each Axonics subsidiary, (ii) breaches of certain contracts and agreements, (iii) liens upon the Axonics Group’s properties or assets and (iv) violations of applicable law;

•	required consents, regulatory filings and approvals in connection with the execution and delivery of the Merger Agreement and the consummation of the Transactions;
•	possession of all permits necessary to enable the Axonics Group to conduct its business;
•	compliance with applicable laws;
•
(i) the preparation of Axonics’ financial statements, including Axonics’ maintenance of internal controls with respect to financial reporting and (ii) the preparation, compliance, accuracy and timely filing of or furnishing to the SEC all Axonics SEC filings, including disclosure controls and procedures, and the absence of undisclosed liabilities;

•
since December 31, 2022 through the Signing Date: (i) the absence of any Axonics Material Adverse Effect; (ii) Axonics’ operation in the ordinary course of business in all material respects (except in connection with the Transactions); and (iii) no member of the Axonics Group’s having taking certain actions that, if taken after the Signing Date, would violate the Merger Agreement;

•	the absence of litigation;
•	employee benefit plans;
•	labor and employment matters;
•	real property and title to assets;
•	tax matters;
•	the existence, enforceability and absence of material breach, material violation or default under specified categories of Axonics’ material contracts;
•	insurance matters;

•	environmental matters;
•	intellectual property matters;
•	data privacy matters;
•	anti-corruption laws, sanctions and similar rules and regulations;
•	regulatory matters;
•	products liability matters;
•
the absence of any transaction or legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character between Axonics or any Axonics subsidiaries, on the one hand, and any of Axonics’ affiliates, on the other hand, that would be required to be disclosed by Axonics under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Transaction”);

•
the approval of the Merger Agreement and the Merger by the Board of Directors, the Board of Directors’ recommendation that the stockholders adopt the Merger Agreement, and the vote required by the stockholders to approve the Merger Agreement and consummate the Transactions;

•
the applicability of Section 203 of the DGCL and any other applicable takeover or anti-takeover laws to the execution of the Merger Agreement, the performance of the parties’ obligations thereunder or the consummation of the Transactions;

•	the receipt of J.P. Morgan’s opinion by Axonics and the substance of such opinion; and
•	payment of fees and expenses to any investment banker, broker or finder in connection with the Merger Agreement.
In the Merger Agreement, Boston Scientific and Merger Sub have made customary representations and warranties to Axonics that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	Boston Scientific’s and Merger Sub’s due organization, valid existence, good standing, and authority and qualification to conduct business;
•
Boston Scientific’s and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement and to perform their obligations thereunder, and the enforceability of the Merger Agreement against Boston Scientific and Merger Sub;

•
the absence of, resulting from the execution and delivery of the Merger Agreement and the consummation of the Transactions: (i) conflicts with Boston Scientific’s and Merger Sub’s organizational documents, (ii) breaches of certain contracts and agreements, (iii) liens upon Boston Scientific’s and Merger Sub’s properties or assets and (iv) violations of applicable law;

•	required consents, regulatory filings and approvals in connection with the execution and delivery of the Merger Agreement and the consummation of the Transactions contemplated by the Merger Agreement;
•	no interested stockholders;
•	the absence of litigation;
•	operations of Merger Sub;
•	sufficiency of funds; and
•	payment of fees to any investment banker, broker or finder in connection with the Merger Agreement.
Conduct of Business Pending the Merger
The Merger Agreement provides that, between the Signing Date and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable law, (ii) with the prior written consent of Boston Scientific (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated by any other provision of the Merger Agreement, or (iv) as set forth in Axonics’ disclosure schedule thereto, Axonics will, and will cause Axonics’ subsidiaries to, use reasonable best efforts to conduct the businesses of the Axonics Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve substantially intact the business organization, material assets and material properties of the Axonics Group, (B) keep available the services of Axonics’ executive officers and key employees on commercially reasonable terms, (C) maintain in effect all material business licenses, permits, consents, franchises and approvals and authorizations necessary for the conduct of the business of the Axonics Group as conducted on the Signing Date, and (D) maintain the satisfactory relationships of the Axonics Group with any persons with which the Axonics Group has material business relations and with governmental authorities that have jurisdiction over its business and operations.
Except as expressly contemplated by any other provision of the Merger Agreement, as set forth in Axonics’ disclosure schedule thereto or as required by applicable law, neither Axonics nor any Axonics subsidiary will, during the Pre-Closing Period, do any of the following without the prior written consent of Boston Scientific (such consent not to be unreasonably withheld, conditioned or delayed):
(i)	amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (including the Axonics Charter and the Axonics Bylaws);
(ii)
issue, grant, sell, dispose of, encumber or authorize such issuance, grant, sale, disposition or encumbrance of, any equity interests of Axonics or any Axonics subsidiary (except for the issuance or withholding of Shares issuable pursuant to Axonics Options, Axonics RSAs or Axonics PSUs that are outstanding as of the Signing Date or that are granted in accordance with the terms of the Merger Agreement pursuant to their respective terms as in effect as of January 4, 2024 or, if later, the grant date);

(iii)
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its equity interests, except for dividends or other distributions by any direct or indirect wholly owned Axonics subsidiary to Axonics or any other direct or indirect wholly owned Axonics subsidiary;

(iv)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity interests of Axonics or any of the Axonics subsidiaries in connection with any net exercise, net settlement or “sell to cover” transaction with respect to any Axonics Options, Axonics RSAs or Axonics PSUs, in each case, outstanding as of January 4, 2024, in accordance with their terms;

(v)
sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any lien on (other than a permitted lien under the Merger Agreement) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including any Axonics intellectual property) except (A) pursuant to contracts or leases in force on the Signing Date, (B) such dispositions or authorizations thereof in the ordinary course of business of Axonics’ or the applicable Axonics subsidiary’s business, or (C) such dispositions among Axonics and the Axonics subsidiaries;

(vi)
acquire (including by amalgamation, merger, consolidation, or acquisition of equity interests or assets or any other business combination) (A) any company, corporation, partnership or other business organization (or any division thereof) or (B) any real property;

(vii)
(A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than an Axonics subsidiary), or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by Axonics on behalf of any Axonics subsidiary and other than in connection with reimbursements to any current or former officer or employee of Axonics or any Axonics subsidiary (each, an “Employee”) in the ordinary course of business);

(viii)
enter into, amend, waive any rights under, or voluntarily terminate any material contract (or any other contract that would be deemed a material contract if it had been entered into prior to the Signing Date), other than in the ordinary course of business and subject to certain other provisions in the Merger Agreement (subject to certain exceptions set forth in the Merger Agreement), or as a result of the expiration or renewal of such contract in accordance with its terms as in effect on the Signing Date;
(ix)
authorize, or make any commitment with respect to, capital expenditures that (A) in the aggregate exceed the annual capital expenditures budget of Axonics and the Axonics subsidiaries, taken as a whole, or, (B) with respect to any capital expenditures not set forth in the annual capital expenditures budget set forth in Axonics’ disclosure schedule to the Merger Agreement, exceed $500,000 individually or $2 million in the aggregate;

(x)
except as otherwise required under any Axonics employee benefit plan in effect as of the Signing Date, (A) increase the compensation payable or to become payable or the benefits provided to any Employee or any non-employee director, consultant, vendor or other independent contractor of Axonics or any Axonics subsidiary (together with the Employees, the “Service Providers”), (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any Service Provider, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Axonics employee benefit plan, (D) establish, adopt, enter into, terminate or amend any Axonics employee benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Axonics employee benefit plan if it were in existence as of the Signing Date, for the benefit of any Service Providers, (E) loan or advance any money or other property to any Service Provider or (F) establish, adopt, enter into or amend any collective bargaining agreement or similar labor arrangement;

(xi)
other than in the ordinary course of business with respect to (A) any Employee below the level of vice president or (B) any Employee with annual cash base compensation of not more than $200,000, hire or terminate (other than for cause as determined by Axonics in its reasonable discretion) the employment of any such Employee (or any individual who would be an Employee if employed on the Signing Date);

(xii)
take any action to voluntarily accelerate the lapse of restriction, achievement of performance or vesting of any equity or equity-based awards as a result of the Merger, except as expressly provided in the Merger Agreement;

(xiii)
fail to maintain in full force and effect the existing insurance policies as of the Signing Date (or replacement or revised policies with comparable terms and conditions that provide insurance coverage in a manner consistent with past practices) covering Axonics or any of the Axonics subsidiaries and their respective properties, assets and businesses;

(xiv)
(A) settle (or propose to settle) any Action (as defined below), other than (1) settlements for monetary damages (net of insurance proceeds) involving not more than $1 million in the aggregate and that do not (x) require any material actions or impose any restrictions or ongoing royalty or future payment obligations on the business or operations of the Axonics Group, or after the Effective Time, Boston Scientific or its subsidiaries or (y) include the admission of wrongdoing by any member of the Axonics Group and (2) certain litigation arising out of or relating to the Merger Agreement or the Transactions or (B) settle (or propose to settle) any investigation or inquiry by any governmental authority, including by entering into any consent decree or other similar agreement;

(xv)
(A) change Axonics’ financial accounting policies or procedures in effect as of December 31, 2022, other than as required by law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by law or GAAP, as approved by Axonics’ independent public accountants;

(xvi)
adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Axonics or any of the Axonics subsidiaries;

(xvii)
(A) change or adopt (or file a request to change or adopt) any method of tax accounting or any annual tax accounting period, (B) make, change or rescind any material tax election, (C) file any tax return relating to Axonics or any of the Axonics subsidiaries that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to taxes, (E) surrender any right to claim a material tax refund, (F) file any material amended tax return, (G) enter into any closing agreement with respect to any tax or (H) waive or extend the statute of limitations with respect to any tax return other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business;
(xviii)
(A) abandon, disclaim, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any lien (other than permitted liens under the Merger Agreement) on, any intellectual property owned or purported to be owned by Axonics or an Axonics subsidiary (“Owned Intellectual Property”) or material intellectual property that Axonics or an Axonics subsidiary has licensed or is otherwise permitted to use pursuant to certain intellectual property agreements (“Licensed Intellectual Property”), including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect Axonics’ or any Axonics subsidiary’s interest in such Owned Intellectual Property or material Licensed Intellectual Property; (B) license or sublicense any intellectual property to any third party, other than implied non-exclusive licenses granted in connection with customer sales of any Axonics products; (C) develop, create or invent any intellectual property jointly with any third party, in each case other than in the ordinary course of business; or (D) disclose any confidential information or confidential Axonics intellectual property to any person, other than representatives of Axonics or an Axonics subsidiary that are subject to confidentiality and non-disclosure obligations, in each case in the ordinary course of business, or other than (1) to Boston Scientific or any of its affiliates in connection with the Transactions or (2) in accordance with the Merger Agreement and subject to execution of an acceptable confidentiality agreement;

(xix)	enter into, amend, waive or terminate (other than renewals, expirations or terminations in accordance with their terms) any Affiliate Transaction;
(xx)	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
(xxi)	agree, resolve, announce an intention, enter into any contract or otherwise make a commitment, to do any of the foregoing.
Without limiting the foregoing, nothing contained in the Merger Agreement will give Boston Scientific or Merger Sub, directly or indirectly, the right to control or direct the operations of Axonics prior to the Closing. Prior to the Closing, Axonics will exercise, consistent with and subject to the terms and conditions of the Merger Agreement, control and supervision over such matters.
The “No Shop” Period—No Solicitation of Other Offers
For purposes of this proxy statement and the Merger Agreement, subject to certain exceptions contained in the Merger Agreement:
“Acquisition Proposal” means any proposal or offer from any person or group (other than Boston Scientific or any of its subsidiaries) relating to, in a single transaction or series of related transactions:
A.
any direct or indirect acquisition of (1) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Axonics Group, taken as a whole, including in any such case through the acquisition of one or more Axonics subsidiaries owning such assets, or (2) more than 20% of the outstanding Axonics common stock (or any equity interests convertible into, or exchangeable for, such Axonics common stock);

B.
any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Axonics common stock; or

C.
any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Axonics which would result in any person or group, other than Axonics’ stockholders immediately prior to the consummation of such transaction beneficially owning, directly or indirectly, more than 20% of the outstanding Axonics common stock or 20% of the voting power of the surviving entity in a merger involving Axonics or the resulting direct or indirect parent of Axonics or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

Whenever the term “group” is used in the Merger Agreement and in this proxy statement summary of the Merger Agreement, it will have the definition set forth in Rule 13d-3 of the Exchange Act.
“Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the Signing Date that was not known or reasonably foreseeable by the Board of Directors as of the Signing Date (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board of Directors as of the Signing Date); provided, however, that in no event will any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement, execution, delivery or performance of the Merger Agreement, the identity of Boston Scientific or the pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of Axonics common stock on Nasdaq or any change in Axonics’ credit rating (although, for purposes of clarity, any underlying facts, events, circumstances, changes, effects, developments or conditions, with respect to this subclause (C) relating to or causing such change may be considered, along with the effects or consequences thereof); or (D) the fact that Axonics has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Axonics or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the Signing Date (although for purposes of clarity, any underlying facts, events, circumstances, changes, effects, developments or conditions relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof).
“Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Boston Scientific or any of its subsidiaries) after the Signing Date that (A) would result in such person or group (or in the case of a direct merger between such person and Axonics, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Axonics Group, taken as a whole, (B) is on terms that the Board of Directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the stockholders from a financial point of view than the Merger and the other Transactions (taking into account any bona fide proposed amendment or modification proposed by Boston Scientific pursuant to the Merger Agreement) and (C) the Board of Directors determines (after consultation with its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.
Subject to certain exceptions contained in the Merger Agreement, during the Pre-Closing Period, Axonics agrees that it will not and will cause each Axonics subsidiary and any of the officers, directors or employees of it or any Axonics subsidiary not to, and will instruct the other representatives of Axonics not to, directly or indirectly,
(i)	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that would be reasonably expected to lead to an Acquisition Proposal;
(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal except to notify such person of the existence of applicable restrictions contained in the Merger Agreement and to clarify the terms of any such Acquisition Proposal;

(iii)
otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal; or

(iv)	execute or enter into any Acquisition Agreement (as defined below), provided that, notwithstanding the foregoing, Axonics may grant a waiver, amendment or release under any confidentiality or standstill agreement existing as of the Signing Date, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to Axonics or the Board of Directors (or any committee thereof) so long as (A) the Board of Directors has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (B) Axonics promptly (and in any event within 24 hours) following the determination by the Board of Directors as required by the foregoing clause (A) notifies Boston Scientific of any such waiver, amendment or release; provided, further, that, prior to the receipt of the Axonics Stockholder Approval, nothing contained in the no solicitation provisions of the Merger Agreement will prevent Axonics or the Board of Directors (or any committee thereof), whether directly or indirectly through any representative, from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide written Acquisition Proposal, which Acquisition Proposal did not result from a material breach of the no solicitation provisions of the Merger Agreement, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) above (except that Axonics or its representatives may notify any person of the existence of the applicable no solicitation provisions of the Merger Agreement and may clarify the terms of any such Acquisition Proposal), (1) the Board of Directors (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (2) Axonics provides written notice to Boston Scientific of the determination referenced in subclause (1) above promptly (and in any event within 24 hours of such determination), and (3) Axonics receives or has received from such person an executed acceptable confidentiality agreement. Axonics will deliver to Boston Scientific a copy of any executed acceptable confidentiality agreement promptly (and in any event within 24 hours) following its execution. Axonics will provide to Boston Scientific any non-public information concerning Axonics or any of the Axonics subsidiaries provided by Axonics or any Axonics subsidiary to any person entering into an acceptable confidentiality agreement pursuant to the applicable no solicitation provisions of the Merger Agreement that has not been previously provided to Boston Scientific prior to or substantially concurrently with the time it is provided to such person.
Axonics will promptly (and in any event within 24 hours after delivery to Axonics) (i) provide Boston Scientific written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Axonics, any Axonics subsidiary or any representatives of Axonics concerning an Acquisition Proposal and (ii) disclose to Boston Scientific the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). Axonics will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Boston Scientific (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements (including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information of the person making such Acquisition Proposal)) relating to such Acquisition Proposal, in each case exchanged between Axonics or any of its representatives, on the one hand, and the person making such Acquisition Proposal or any of its representatives, on the other hand. Axonics will, in person or by telephone, keep Boston Scientific reasonably informed on a reasonably prompt basis (and in any event within 24 hours of any material development) of the status and details (including with respect to any change in price, any change in the amount or form of consideration or any other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. Axonics will promptly, and in any event within 24 hours, following a determination by the Board of Directors (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Boston Scientific of such determination.
The Board of Directors’ Recommendation; Axonics Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect an Adverse Recommendation Change (as defined below) except as described below.
Except as expressly set forth in the applicable no solicitation provisions of the Merger Agreement, during the Pre-Closing Period, neither Axonics nor the Board of Directors (or any committee thereof), as applicable, will, and neither will publicly propose to take any of the following actions (any such action, other than those set forth in clause (iii) below, an “Adverse Recommendation Change”):
(i)	withhold, withdraw or qualify (or modify in a manner adverse to Boston Scientific or Merger Sub) the recommendation of the Board of Directors to vote for the proposal to adopt the Merger Agreement;
(ii)	approve, recommend or otherwise declare advisable any Acquisition Proposal;

(iii)
enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an acceptable confidentiality agreement entered into in accordance with the terms of the Merger Agreement) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal (an “Acquisition Agreement”);

(iv)	submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Axonics;
(v)
if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the recommendation of the Board of Directors following any reasonable written request by Boston Scientific to provide such reaffirmation within 10 business days after Boston Scientific’s written request therefor (provided that Axonics will not be required to make more than two such reaffirmations with respect to any Acquisition Proposal);

(vi)	refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof; or
(vii)	authorize, commit, resolve or agree to take any such actions;
provided, that, for the avoidance of doubt, neither (A) the determination by Axonics in accordance with the Merger Agreement that an Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal pursuant to and in compliance with the Merger Agreement, nor (B) the delivery by Axonics of the notice with respect to an Acquisition Proposal required by the Merger Agreement will constitute an Adverse Recommendation Change.
Notwithstanding anything in the Merger Agreement to the contrary, prior to the receipt of the Axonics Stockholder Approval, the Board of Directors (i) may effect an Adverse Recommendation Change and (ii) in respect of the immediately following subclause (A), may cause Axonics to terminate the Merger Agreement by written notice to Boston Scientific of such termination in order to enter into, or cause an Axonics subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Axonics Termination Fee), if (A) Axonics receives a written Acquisition Proposal that did not result from a breach of the no solicitation provisions of the Merger Agreement that the Board of Directors determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (B) an Intervening Event occurs and as a result thereof the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that:
•
prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating the Merger Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal as permitted by the Merger Agreement (including, in the case of termination of the Merger Agreement, subject to the payment of the Axonics Termination Fee), (A) Axonics has notified Boston Scientific in writing that it intends to effect an Adverse Recommendation Change (which notice will not constitute an Adverse Recommendation Change) or terminate the Merger Agreement to enter into such an Acquisition Agreement with respect to a Superior Proposal in accordance with its terms, (B) Axonics has provided Boston Scientific a summary of the material terms and conditions of such Acquisition Proposal, which will include (at a minimum) the identity of the person making, and an unredacted copy of, such Superior Proposal, (C) if requested to do so by Boston Scientific, for a period of four (4) calendar days following delivery of such notice, Axonics will have discussed and negotiated in good faith, and will have made the representatives of Axonics reasonably available to discuss and negotiate in good faith, with Boston Scientific and its representatives, any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (D) no earlier than the end of such four-calendar-day period, the Board of Directors (after consultation with its outside legal counsel and outside financial advisor), will have determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Boston Scientific during such four--calendar-day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or to terminate the Merger Agreement to enter into an Acquisition Agreement in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice under the Merger Agreement will require a new notice to Boston Scientific as provided above, but with respect to any such subsequent notices references herein to a “four-calendar-day period” will be deemed to be references to a “two-business-day period”); and
•
prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) Axonics has notified Boston Scientific in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Boston Scientific, for a period of four calendar days following delivery of such notice, Axonics will have discussed and negotiated in good faith, and will have made the representatives of Axonics reasonably available to discuss and negotiate in good faith, with Boston Scientific and its representatives any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (C) no earlier than the end of such four-calendar-day period, the Board of Directors will have determined in good faith, after considering the terms of any such proposed amendment or modification to the Merger Agreement proposed by Boston Scientific during such four-calendar-day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.

Indemnification and Insurance
From and after the Effective Time, the Surviving Corporation and its subsidiaries will, and Boston Scientific will cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of Axonics and the Axonics subsidiaries under the certificate of incorporation and bylaws (or equivalent organizational documents) of Axonics and each Axonics subsidiary and any and all indemnification agreements between Axonics or any Axonics subsidiary and any of their respective present or former directors and officers (and any person who becomes a director or officer of Axonics or any such Axonics subsidiary prior to the Effective Time) for any acts or omissions by such Indemnified Parties occurring prior to the Effective Time. In addition, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of Axonics in effect as of the Signing Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.
For a period of six years after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of Axonics or any Axonics subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by law, the Surviving Corporation will pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such Indemnified Party is not entitled to indemnification described in this paragraph. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, (ii) neither Boston Scientific nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents and (iii) Boston Scientific and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Boston Scientific nor the Surviving Corporation will be liable for any settlement effected without the Surviving Corporation’s written consent (which consent will not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim. The rights of each Indemnified Party under the indemnification provisions of the

Merger Agreement will be in addition to any rights such person may have under the Axonics Charter, the Axonics Bylaws and the certificate of incorporation or bylaws (or similar organizational documents) of any Axonics subsidiaries, the Surviving Corporation or any of its subsidiaries, or under any law or under any indemnification agreement of any Indemnified Party with Axonics or any Axonics subsidiary.
The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Axonics’ existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Axonics; provided that the Surviving Corporation may substitute such policies with policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by Axonics for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Boston Scientific or the Surviving Corporation will be required to obtain a policy with the greatest coverage available for such maximum annual amount in aggregate annual premiums.
In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will succeed to the obligations set forth in the indemnification and insurance provisions of the Merger Agreement.
Boston Scientific agreed to cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under the indemnification and insurance provisions of the Merger Agreement.
The indemnification and insurance provisions of the Merger Agreement will survive the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom will be third party beneficiaries of the indemnification and insurance provisions of the Merger Agreement) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable law, the indemnification and insurance provisions of the Merger Agreement may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.
Employee Benefits Matters
The Merger Agreement provides that, for a period of one year immediately following the Effective Time, Boston Scientific will, or will cause the Surviving Corporation and its subsidiaries to provide each employee of Axonics and of each of the Axonics subsidiaries as of the Effective Time (each, a “Continuing Employee”) to the extent such Continuing Employee remains employed by Boston Scientific or its subsidiaries with (i) a base salary or wage rate that is not less than the base salary or wage rate provided by Axonics and the Axonics subsidiaries to such Continuing Employee as of immediately prior to the Effective Time and (ii) retirement and health and welfare benefits that are substantially comparable in the aggregate to the retirement and health and welfare benefits provided by Axonics and the Axonics subsidiaries to such Continuing Employees immediately prior to the Effective Time or those provided by Boston Scientific or its subsidiaries to similarly situated employees of Boston Scientific or its subsidiaries.
Boston Scientific will, or will cause the Surviving Corporation and its subsidiaries to, use commercially reasonable efforts to cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and benefit accrual, but excluding benefit accruals (i) under any defined benefit pension plan or (ii) under any employee benefit plan, program or arrangement, in each case, established or maintained by Boston Scientific, the Surviving Corporation or any of their respective subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by Axonics or any of the Axonics subsidiaries under comparable Axonics employee benefit plans immediately prior to the Effective Time; provided, however, that such crediting of service will not operate to duplicate any benefit or funding of any such benefit or require the amendment of a plan. Such plan, program or arrangement will credit each such Continuing Employee for service accrued or deemed accrued on or prior to the Effective Time with Axonics, any Axonics subsidiary and all affiliates where service with the affiliate was credited under a comparable Axonics employee benefit plan prior to the Effective Time. In addition, Boston Scientific will, or will cause the Surviving Corporation and its subsidiaries to, use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Axonics employee benefit plans and to the same extent such limitations are waived or not included in an Axonics employee benefit plan but such limitations exist and may be waived under any comparable plan of Boston Scientific or its subsidiaries in effect immediately prior to the Effective Time and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.
If requested by Boston Scientific as of at least 15 days prior to the Closing Date (but conditioned upon the occurrence of the Closing), Axonics will take all necessary actions to terminate or cause to be terminated any and all of the Axonics employee benefit plans sponsored or maintained by Axonics or any of the Axonics subsidiaries. Axonics will, or will cause its applicable affiliate to, provide Boston Scientific with evidence that any requested terminated Axonics employee benefit plan has been terminated, with the termination of the applicable Axonics employee benefit plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of Axonics or its applicable affiliate (the form and substance of which will be subject to review and approval by Boston Scientific, which approval will not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Effective Time.
Regulatory Filings
As promptly as practicable after the execution and delivery of the Merger Agreement, each of Boston Scientific and Axonics will cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) within 15 business days after the Signing Date (unless a later date is mutually agreed between the parties), making or causing to be made all filings and submissions required to be made by Boston Scientific, Axonics or any of their affiliates under the HSR Act, and (ii) no later than 45 days after the Signing Date (and in any event prior to the expiration of any applicable legal deadline), making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made by any party or any of its affiliates under any other applicable antitrust law or any foreign investment law, as applicable, or other laws for the consummation of the Transactions (the “Regulatory Filings”). The parties will cooperate in good faith with the applicable governmental authorities in connection with the Regulatory Filings and submissions and will, as promptly as practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions by any governmental authorities. Boston Scientific will pay, or cause its affiliates to pay, all filing fees required under any antitrust law or any foreign investment law for any of the Transactions.
Each of Boston Scientific and Axonics will use its reasonable best efforts to assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Boston Scientific to be submitted by any of them or their affiliates to any governmental authority in connection with the Transactions and in obtaining any governmental authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals which may be required to be obtained by Boston Scientific, Axonics or any of their affiliates in connection with the Transactions (which assistance and cooperation will include timely furnishing to the requesting party all information that may be reasonably required to be included in such documents or that would be reasonably required to obtain such waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals).
Each of the parties shall promptly inform the other parties of any substantive communication from any governmental authority (including furnishing copies of written substantive communication) regarding any Regulatory Filing, and each of the parties will have the right to review in advance, and to the extent practicable, each will consult the other prior to making, and consider in good faith the views of the other party with respect to, any filing made with, or other material communications submitted with, any governmental authority in connection with the Transactions. Subject to the applicable provisions relating to Regulatory Filings in the Merger Agreement and applicable laws relating to the exchange of information, each party will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and, to the extent practicable, each party will give reasonable advance notice to the other parties of, and give each other an opportunity to attend or participate in, material conferences, meetings and telephone or other communications between the other parties and governmental authorities concerning the Transactions, unless prohibited by such governmental authority. Materials required to be provided pursuant to the foregoing provisions relating to the Regulatory Filings may be redacted (i) to remove references concerning the valuation of Axonics, (ii) as necessary to comply with contractual arrangements in existence as of the Signing Date, (iii) as necessary to address attorney-client or other privilege concerns and (iv) to remove material that is unrelated to the Transactions. Each party, as each reasonably deems advisable, will be entitled to designate any competitively sensitive material provided to the other parties under the applicable provisions relating to regulatory filings in the Merger Agreement “Antitrust/FDI Counsel Only Material,” and such materials and the information contained therein will be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
Each of Boston Scientific and Axonics shall use its reasonable best efforts to defend through litigation on the merits any claim under any applicable antitrust law asserted in court or any administrative or other tribunal by any third party, including any governmental authority of competent jurisdiction, challenging the Merger or any other transaction Transactions, or any other agreement contemplated by the Merger Agreement, in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing Date from occurring prior to the Termination Date (as defined below). Notwithstanding anything in the Merger Agreement to the contrary, nothing in the Merger Agreement will require, or be construed to require, Boston Scientific or any of its affiliates to (and Axonics will not, without the prior written consent of Boston Scientific, agree to) (i) sell, divest or otherwise convey particular assets, categories, portions or parts of assets or businesses of Boston Scientific or any of its affiliates; (ii) sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Axonics Group contemporaneously with or subsequent to the Effective Time; (iii) permit the Axonics Group to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Axonics Group prior to the Effective Time; or (iv) license, hold separate or enter into similar arrangements with respect to their respective assets or the assets of the Axonics Group or conduct of business arrangements or terminate any existing relationships or contractual rights and obligations as a condition to obtaining any expirations of waiting periods under the HSR Act or consents from any governmental authority necessary to consummate the Merger and the other Transactions. To the extent that Boston Scientific agrees to take, or consents to Axonics taking, any of the foregoing actions, Axonics will not be required to take or commit to take any such action, or agree to any such arrangement, unless such action or arrangement is conditioned upon the Closing.
Subject to the foregoing paragraphs, Boston Scientific shall have the right to (i) direct, devise and implement the strategy for obtaining approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, any other antitrust law, foreign investment law or other laws applicable to any party or its affiliates and, in each case, required for the consummation of the Transactions, and (ii) control the defense and settlement of any action relating to the Transactions that is brought by or before any governmental authority in connection with the Regulatory Filings; provided that, to the extent reasonably practicable, Boston Scientific shall consult in advance with Axonics regarding, and consider in good faith any suggestions of Axonics with respect to, the foregoing matters.
During the Pre-Closing Period, none of Boston Scientific or any of its controlled affiliates shall (i) acquire, (ii) publicly announce the intent to acquire, (iii) enter into any agreement to acquire, including by merging or consolidating with or purchasing assets of or equity in, or (iv) announce any acquisition of, any person or asset, (A) involving products indicated to treat urinary or fecal incontinence and (B) if, in any such case, Boston Scientific or any of its controlled affiliates announcing, entering into an agreement relating to, or consummating, any such acquisition would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a governmental authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable antitrust laws, (2) materially increase the risk of a governmental authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order or law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.

Other Covenants
Stockholders Meeting
Unless there has been an Adverse Recommendation Change, Axonics will use its reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and to take all other actions necessary or advisable to secure the Axonics Stockholder Approval. If, at the time of the originally scheduled date of the Special Meeting, a quorum has not been established or Axonics has not received proxies representing a sufficient number of Shares for the Axonics Stockholder Approval, then, unless the Merger Agreement is validly terminated in accordance with its terms, Axonics shall, at the request of Boston Scientific (to the extent permitted by law), adjourn the Special Meeting to a date specified by Boston Scientific; provided, however, that Axonics shall not be required to adjourn the Special Meeting more than two times or for more than 20 business days in the aggregate from the originally scheduled date of the Special Meeting. Unless the Merger Agreement is validly terminated in accordance with its terms, without the prior written consent of Boston Scientific (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of the Merger Agreement and the matters related to the Merger Agreement and the Transactions shall be the only matters that Axonics shall propose to be acted on by the stockholders of Axonics at the Special Meeting. Axonics agrees that, unless the Merger Agreement is validly terminated in accordance with its terms, Axonics’ obligations to hold the Special Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Axonics of any Acquisition Proposal or by any Adverse Recommendation Change.
Transaction Litigation
During the Pre-Closing Period, in the event that any stockholder litigation related to the Merger Agreement, the Merger or the other Transactions is brought, or to the knowledge of Axonics, threatened in writing, by any stockholder of Axonics against Axonics, any of its officers and/or any members of the Board of Directors after the Signing Date and prior to the Effective Time (the “Transaction Litigation”), Axonics shall, promptly (and in any event within 24 hours) after receiving notice of any such Transaction Litigation, notify Boston Scientific of such Transaction Litigation. Axonics will give Boston Scientific reasonable opportunity to participate in the defense (at Boston Scientific’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. Axonics will provide Boston Scientific with a reasonable opportunity to review and comment on all material filings and responses to be made by Axonics in connection with any such Transaction Litigation, and to consult on the settlement with respect to any such Transaction Litigation. Axonics will consider in good faith any comments reasonably proposed by Boston Scientific with respect to such matters and Axonics shall not agree to settle any such Transaction Litigation without Boston Scientific’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).
Conditions to the Closing of the Merger
The respective obligations of Boston Scientific, Merger Sub and Axonics to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) of the following conditions:
•	the Axonics Stockholder Approval must have been obtained;
•	the No Governmental Order Closing Condition must have been satisfied or waived; and
•	the Regulatory Approval Closing Conditions must have been satisfied or waived.
Additionally, the obligations of Boston Scientific and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
each of the representations and warranties of Axonics related to (A) the organization and qualification of Axonics, (B) the certificate(s) of incorporation, bylaws or equivalent organizational documents of each member of the Axonics Group, (C)(1) capitalization of each member of the Axonics Group and (2) Axonics having provided to Boston Scientific a complete list, and the organization and qualification, of each of Axonics’ subsidiaries, (D) authority of Axonics relative to the Merger Agreement, (E) the absence of any Axonics Material Adverse Effect between December 31, 2022 and the Signing Date, (F) Board of Directors’ approvals in relation to, and the required vote of the stockholders to approve, the Merger Agreement, (G) takeover laws, and (H) brokers fees must, if qualified by materiality or “Axonics Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for (1) certain representations and warranties of Axonics related to Axonics’ authorized share capital, which must be true and correct in all respects, and (2) certain representations and warranties of Axonics related to other capitalization matters, including Axonics’ issued and outstanding securities, which must be true and correct in all respects, except for de minimis deviations), in each case, as of the Signing Date and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date); and each of the other representations and warranties of Axonics contained in Article III of the Merger Agreement (disregarding all qualifications set forth therein relating to “materiality”, “Axonics Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) must be true and correct as of the Signing Date and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have an Axonics Material Adverse Effect;
•
Axonics must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•	since the Signing Date, there must not have occurred an Axonics Material Adverse Effect that is continuing; and
•
Axonics will have delivered to Boston Scientific a certificate, dated the Closing Date, signed by a duly authorized officer of Axonics, certifying as to the satisfaction of the conditions specified in the three immediately preceding bullets above.

The obligations of Axonics to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
each of the representations and warranties of Boston Scientific related to (A) the organization and qualification of Boston Scientific and Merger Sub, (B) the authority of Boston Scientific and Merger Sub relative to the Merger Agreement, and (C) brokers must have been true and correct in all material respects as of the Signing Date and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date); and each of the other representations and warranties of Boston Scientific and Merger Sub contained in Article IV of the Merger Agreement (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) must have been true and correct as of the Signing Date and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Boston Scientific and Merger Sub to consummate the Merger and the other Transactions;

•
each of Boston Scientific and Merger Sub must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

•
Boston Scientific will have delivered to Axonics a certificate, dated the Closing Date, signed by a duly authorized officer of Boston Scientific, certifying as to the satisfaction of the conditions specified in the two immediately preceding bullets above.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or Boston Scientific’s board of directors (as applicable) of the terminating party or parties, notwithstanding any prior adoption of the Merger Agreement by the stockholders, as follows (the date of any such termination, the “Termination Date”):
•	by mutual written consent of Boston Scientific and Axonics;
•	by either Boston Scientific or Axonics:
○
if the Effective Time has not occurred by 5:00 p.m., New York time, on or before January 8, 2025 (as such date may be extended pursuant to this paragraph, the “Outside Date”); provided however, that if, on the Outside Date, any of the conditions pertaining to (i) the No Governmental Order Closing Condition (to the extent the law or order giving rise to such condition not having been satisfied relates the matters in the Regulatory Approval Closing Conditions) or (ii) the Regulatory Approval Closing Conditions have not been satisfied but all other conditions to the Merger have been satisfied or waived or will then be capable of being satisfied if the Closing were to take place on such date, then either Boston Scientific or Axonics may, by written notice to the other party, elect to extend the Outside Date in three-month increments until no later than January 8, 2026, unless Boston Scientific and Axonics have agreed to an earlier or later date for such extension; provided, further, that the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose failure to fulfill any agreements and covenants under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

○
if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order will have become final and nonappealable, or if there will be adopted following the date of execution of the Merger Agreement any law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party whose failure to fulfill any agreements and covenants relating to Regulatory Filings set forth in the Merger Agreement has been the principal cause of, or resulted in, such law or order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;

○	if the Merger Agreement fails to receive the Axonics Stockholder Approval at the Special Meeting;
•	by Boston Scientific:
○
if, prior to Axonics’ receipt of the Axonics Stockholder Approval, the Board of Directors shall have effected, and not withdrawn at least three business days prior to the Special Meeting, an Adverse Recommendation Change;

○
if Axonics has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Axonics’ representations and warranties or Axonics’ performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Boston Scientific to Axonics and (B) the Outside Date; provided, however, that Boston Scientific will not have the right to terminate the Merger Agreement pursuant to the foregoing if Boston Scientific or Merger Sub is then in breach of any of its respective representations, warranties, covenants or agreements under the Merger Agreement such that either of conditions to the Merger related to the accuracy of Boston Scientific’s or Merger Sub’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements, is not satisfied or capable of being satisfied by the Outside Date; or

•	by Axonics:
○	at any time prior to receipt of the Axonics Stockholder Approval, if the Board of Directors determines to enter into an Acquisition Agreement (as defined below) with respect to a Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided that (i) Axonics shall not have materially breached its no solicitation obligations set forth in the Merger Agreement and (ii) substantially concurrently with, and as a condition to the effectiveness of, such termination Axonics pays to Boston Scientific the Axonics Termination Fee;
○
if Boston Scientific has breached any of its representations or warranties, or Boston Scientific or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Boston Scientific’s or Merger Sub’s representations and warranties, or Boston Scientific’s or Merger Sub’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) 30 calendar days after written notice thereof is given by Axonics to Boston Scientific and (B) the Outside Date; provided, however, that Axonics will not have the right to terminate the Merger Agreement pursuant to the foregoing if Axonics is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to the Merger related to the accuracy of Axonics’ representations and warranties, or Axonics’ performance of covenants and agreements is not satisfied or capable of being satisfied by the Outside Date.

Termination Fees and Expenses
The Merger Agreement provides for certain remedies in the event of a termination of the Merger Agreement.
Axonics Termination Fee
Upon the occurrence of any of the following events, Axonics must pay to Boston Scientific the amount of $75 million, which payment must be made by wire transfer of immediately available funds within the time periods set forth below:
•
if the Merger Agreement is validly terminated by (A) Boston Scientific or Axonics because (1) the Effective Time has not occurred on or before the Outside Date (subject to certain exceptions, and excluding any termination for which the Boston Scientific Termination Fee (as defined below) is paid or becomes payable), or (2) the Axonics Stockholder Approval is not obtained at the Special Meeting, or (B) by Boston Scientific on account of an uncured or uncurable breach by Axonics of any of its representations or warranties, or failure to perform any of its covenants or agreements, in the Merger Agreement, and if (1) at or prior to the Termination Date, an Acquisition Proposal has been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn, in the case of the foregoing clause (A), as of three business days prior to the Special Meeting and, in the case of foregoing clause (B), the Termination Date, and (2) within 12 months of the Termination Date Axonics or any Axonics subsidiary enters into, or submits to the stockholders of Axonics for adoption, a definitive agreement with respect to an Acquisition Proposal or consummates any transaction that is the subject of an Acquisition Proposal, within two business days of the earliest to occur of the entry by Axonics into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to the stockholders of Axonics for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal;

•
if the Merger Agreement is validly terminated by Boston Scientific because, prior to receipt of the Axonics Stockholder Approval, the Board of Directors has effected, and not withdrawn at least three business days prior to the Special Meeting, an Adverse Recommendation Change, within two business days after the Termination Date; or

•
if the Merger Agreement is validly terminated by Axonics, at any time prior to receipt of the Axonics Stockholder Approval, because the Board of Directors determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, substantially concurrently with, and as a condition to the effectiveness of, by the Termination Date.

Boston Scientific Termination Fee
Boston Scientific must pay to Axonics the amount of $140 million (the “Boston Scientific Termination Fee”), which payment must be made by wire transfer of immediately available funds within two business days after the Termination Date, if the Merger Agreement is validly terminated by Boston Scientific or Axonics because (A) (subject to certain exceptions) the Effective Time has not occurred on or before the Outside Date, or (B) a governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order has become final and nonappealable, or if there will be adopted following the date of execution of the Merger Agreement any law that makes consummation of the Merger illegal or otherwise prohibited (solely to the extent the law or order giving rise to such termination right relates to an antitrust law) and, in each case, at the time of such termination:
•
the No Governmental Order Closing Condition (solely to the extent the law or order giving rise to such condition not having been satisfied relates to antitrust law) or the Regulatory Approval Closing Conditions have not been satisfied;

•	the Axonics Stockholder Approval has been obtained; and
•
all of the other conditions to Boston Scientific’s and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date).

The payment of the Axonics Termination Fee or the Boston Scientific Termination Fee pursuant to the terms of the Merger Agreement constitutes the sole and exclusive remedy of the other party for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform under the Merger Agreement or otherwise; provided that nothing in the Merger Agreement will release Axonics or Boston Scientific for liability for fraud.
Fees and Expenses; Expense Reimbursement
Subject to certain exceptions contained in the Merger Agreement, all expenses incurred in connection with the Merger Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the closing of the Merger will be paid by the party incurring such costs and expenses, whether or not the Merger or any other Transaction is consummated.
Specific Performance
Each of the parties to the Merger Agreement acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party to the Merger Agreement agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by the Merger Agreement) to (a) specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties to the Merger Agreement waived and agreed not to assert any objections to any remedy referred to in the Merger Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

Amendment
The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of the Board of Directors or the Boston Scientific board of directors, as applicable, at any time prior to the Effective Time; provided, however, that after receipt of the Axonics Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of any jurisdiction other than the State of Delaware to otherwise govern the Merger Agreement.
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote “FOR” this proposal.

PROPOSAL 2 — THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Axonics is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to certain Named Executive Officers of Axonics that is based on or otherwise relates to the Merger Agreement and the Transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the Named Executive Officer Merger-related compensation information disclosed in this proxy statement. Accordingly, Axonics is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Axonics approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Axonics’ Named Executive Officers that is based on or otherwise relates to the Merger Agreement and the Transactions contemplated by the Merger Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Axonics’ Directors and Executive Officers in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Approval of the Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Axonics. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to Axonics’ Named Executive Officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted.
Assuming a quorum is present, (i) a failure to give instruction to brokers, banks or other nominees for Shares held in “street name” will have no effect on the outcome of the Compensation Proposal, and (ii) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. Shares represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed proxy card without indicating voting preferences on such proxy card, the Shares represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such Shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote “FOR” the approval, on an advisory (non-binding) basis, of this proposal.

PROPOSAL 3 — THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board of Directors determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If the Board of Directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the proposal to adopt the Merger Agreement or the approval, on an advisory (non-binding) basis, of the Compensation Proposal.
If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing an insufficient number of votes in favor of the adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to solicit more votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.
Approval of the Adjournment Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote generally on the subject matter. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted.
Assuming a quorum is present, (i) a failure to give instruction to brokers, banks or other nominees for Shares held in “street name” will have no effect on the outcome of the Adjournment Proposal, and (ii) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed proxy card without indicating voting preferences on such proxy card, the Shares represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such Shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends, on behalf of Axonics, that you vote “FOR” this proposal.

MARKET PRICE AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “AXNX.” As of February 8, 2024, there were 51,004,596 Shares outstanding (of which 1,127,803 Shares were Axonics RSAs) held by approximately 715 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose Shares are held in street name by banks, brokers and other nominees.
On February 21, 2024, the latest practicable trading day before the printing of this proxy statement, the closing price for Axonics’ common stock on Nasdaq was $67.88 per Share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, there will be no further market for our common stock, and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger, we will no longer file periodic reports under the Exchange Act with the SEC.
We have never declared or paid any cash dividends on our common stock. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
EXECUTIVE OFFICERS AND DIRECTORS
The following table sets forth, as of February 8, 2024, information regarding beneficial ownership of our capital stock by:
•	each of our Named Executive Officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common stock.
The number of Shares beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by April 8, 2024 (60 days after February 8, 2024) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.
Our calculation of the percentage of beneficial ownership is based on 51,004,596 Shares outstanding (including Axonics RSAs) as of February 8, 2024.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Axonics, Inc., 26 Technology Drive, Irvine, California 92618.
Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	%
Named Executive Officers and Directors
Raymond W. Cohen(1)	595,958	1.2
Kari Keese(2)	43,323	*
Dan L. Dearen(3)	—	*
Rinda K. Sama(4)	124,966	*
John Woock, Ph.D.(5)	96,539	*
Alfred Ford, Jr.(6)	48,105	*
Nancy Snyderman, M.D., FACS(7)	34,111	*
Robert E. McNamara(8)	33,194	*
Michael H. Carrel(9)	32,861	*
Jane E. Kiernan(10)	19,861	*
David M. Demski(11)	19,542	*
Esteban López, M.D.(12)	16,600	*
All executive officers and directors as a group (12 persons)(13)	1,114,797	2.2
Greater than 5% Holders
BlackRock, Inc.(14)	4,189,817	8.2
The Vanguard Group(15)	5,260,830	10.3
*	Less than 1%.
(1)	Includes 407,123 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(2)	Consists of restricted Shares held by Ms. Keese.
(3)	Mr. Dearen retired as our Chief Financial Officer, effective in October 2023.
(4)
Includes (i) 27,275 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024, (ii) 608 Shares held by Mr. Sama’s spouse and (iii) 13,229 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024, held by Mr. Sama’s spouse.

(5)	Includes 19,136 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(6)	Includes 4,655 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(7)	Includes 14,167 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(8)	Includes 18,333 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.

(9)	Includes 15,000 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(10)	Consists of restricted Shares held by Ms. Kiernan.
(11)	Includes 10,000 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(12)	Includes 10,000 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(13)	Includes 560,227 Shares underlying Axonics Options exercisable within 60 days of February 8, 2024.
(14)
Based solely on a Schedule 13G/A filed with the SEC on January 25, 2024 by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 4,110,233 Shares and sole dispositive power with respect to 4,189,817 Shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(15)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, The Vanguard Group has shared voting power with respect to 91,803 Shares, sole dispositive power with respect to 5,115,506 Shares and shared dispositive power with respect to 145,324 Shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

OTHER MATTERS
The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this proxy statement.
Future Stockholder Proposals
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Axonics will hold a regular annual meeting of its stockholders in 2024 only if the Merger is not completed by then.
Stockholder Proposals for 2024 Annual Meeting of Stockholders
In the event that Axonics holds a 2024 Annual Meeting of Stockholders, a stockholder may present proper proposals for inclusion in our proxy statement and for consideration at the 2024 Annual Meeting of Stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders, our Secretary must have received the written proposal at our corporate headquarters not later than January 1, 2024. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
In addition, pursuant to our Bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at our 2024 Annual Meeting of Stockholders pursuant to the advance notice provisions of our bylaws must submit a notice of the proposal or nomination to us between February 26, 2024 and March 27, 2024, or else it will be considered untimely and ineligible to be properly brought before the 2024 Annual Meeting. In each case, the notice of the proposal or nomination must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements relating to our capital stock. However, if our 2024 Annual Meeting of Stockholders is not held between May 26, 2024 and September 3, 2024, under our Bylaws, this notice must be provided not earlier than the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of (a) the 90th day prior to the 2024 Annual Meeting of Stockholders or (b) the 10th day following the date on which notice of the date of the 2024 Annual Meeting of Stockholders is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.
All such notices should be directed to our Secretary at our corporate headquarters located at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A single copy of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of proxy materials, please notify your broker, bank or other nominee or Axonics. Direct your written request to our Secretary at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, or by telephone at (949) 396-6322. Upon receipt of any such request, we will promptly deliver a copy of this proxy statement to you. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their broker, bank or other nominee.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations section of our website at https://ir.axonics.com/. Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on May 1, 2023;

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 2, 2023, the quarter ended June 30, 2023, filed with the SEC on July 31, 2023, and the quarter ended September 30, 2023, filed with the SEC on October 31, 2023; and

•	our Current Reports on Form 8-K, filed with the SEC on April 6, 2023, May 18, 2023, June 27, 2023, August 21, 2023, October 4, 2023, and January 8, 2024.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.
Notwithstanding the foregoing, we will not incorporate by reference into this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.
We will furnish without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this proxy statement, including exhibits to these documents. You should direct any requests for documents to Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, Attention: Secretary or telephoning us at (949) 396-6322. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. You may also access the documents incorporated by reference in this prospectus through the investor relations section of our website at https://ir.axonics.com/. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this proxy statement.

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:
Kingsdale Advisors
745 Fifth Avenue, 5th Floor New York, NY 10151
(888) 518-1563 (stockholders)
(646) 491-9096 (banks and brokerage firms)
contactus@kingsdaleadvisors.com

MISCELLANEOUS
We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement, the annexes to this proxy statement, any amendments or supplements to this proxy statement, and the documents that we incorporate by reference into this proxy statement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement is dated February 22, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

among

BOSTON SCIENTIFIC CORPORATION,

SADIE MERGER SUB, INC.

and

AXONICS, INC.

Dated as of January 8, 2024

A-i

A-ii

EXHIBITS

Exhibit A – Second Amended and Restated Certificate of Incorporation of the Surviving Corporation
A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2024 (this “Agreement”), is by and among Boston Scientific Corporation, a Delaware corporation (“Parent”), Sadie Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Axonics, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 9.03 or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other Transactions (as defined below) to be consummated by the Company are advisable to, fair to, and in the best interests of, the Company and its stockholders, (b) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions to be consummated by Merger Sub are advisable to, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) duly authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions to be consummated by it, including the Merger, and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;
WHEREAS, the board of directors of Parent (the “Parent Board”) has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions to be consummated by it; and
WHEREAS, upon consummation of the Merger, each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), will be canceled and converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions of and any exceptions in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

THE MERGER
SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent.
SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place by electronic exchange of the required closing deliverables at 10:00 a.m., New York time, on the fifth (5th) Business Day after the satisfaction or written waiver (where permissible under applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible)), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 1.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the

Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.
SECTION 1.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and (b) the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”) shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law; and (ii) Parent and the Company shall take such actions reasonably necessary to cause the Amended and Restated Bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”) to be amended in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Axonics, Inc.”), and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
SECTION 1.06 Directors and Officers of the Surviving Corporation. Unless otherwise designated by Parent prior to the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
SECTION 1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II

EFFECTS ON SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.01 Effects on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Conversion of Shares. Subject to Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be canceled in accordance with Section 2.01(b) or Dissenting Shares (collectively, the “Excluded Shares”), shall be canceled and shall be converted automatically into the right to receive $71.00 in cash, without interest (the “Merger Consideration”), and holders immediately prior to the Effective Time of Shares represented by book-entry (“Book-Entry Shares”) and holders of certificate(s) that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such

Shares, other than the right to receive, upon transfer of such Book-Entry Shares or delivery of such Certificates in accordance with Section 2.02(b), the Merger Consideration for each Share held by such holders. Notwithstanding the foregoing, any Shares that are Company RSAs shall be treated in accordance with Section 2.04.
(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without consideration.
(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
SECTION 2.02 Exchange Procedures and Payment Fund.
(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and enter into a paying agent agreement, in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”), with such Paying Agent for the purpose of exchanging Certificates and Book-Entry Shares for payment of the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in respect of Shares pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and that such investments shall only be invested in the manner provided in the Paying Agent Agreement. In the event the amount of the Payment Fund is insufficient to make the payments contemplated by Section 2.01(a), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Payment Fund, at all relevant times, is maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or income produced by, such investments shall be the property of, and payable to, the Surviving Corporation. Notwithstanding the foregoing, any Shares that are Company RSAs shall be treated in accordance with Section 2.04.
(b) Exchange Procedures. As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate, the underlying Shares of which were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in customary form and have such other provisions as Parent or the Paying Agent may reasonably specify; and (ii) instructions for effecting the surrender of the Certificates (or affidavit of loss in lieu thereof) in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to such holder, in accordance with the letter of transmittal and instructions, the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.02(e)), and any Certificate so surrendered shall forthwith be canceled. The Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. Notwithstanding the foregoing, any Shares that are Company RSAs shall be treated in accordance with Section 2.04.
(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration in accordance with Section 2.01(a), and as stockholders of the Company, except as provided herein or by Law.
(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares (other than Excluded Shares) twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Corporation shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company RSAs or Company PSUs such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options, Company RSAs or Company PSUs in respect of which such deduction and withholding were made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.
(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, (ii) if required by the Surviving Corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).
SECTION 2.03 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).
SECTION 2.04 Company Options; Company RSAs; Company PSUs.
(a) At the Effective Time, each outstanding and unexercised option to purchase Shares granted under any Company Stock Plan (each, a “Company Option”), whether vested or unvested, with an exercise price per Share that is less than the Merger Consideration shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Option and (ii) the aggregate number of Shares remaining issuable upon exercise of such Company Option, less applicable Taxes and authorized deductions. Parent shall cause the Surviving Corporation to make the payments contemplated by this Section 2.04(a), through the Surviving Corporation’s payroll system, as promptly as practicable following the Effective Time (and in no event later than the Surviving Corporation’s next ordinarily scheduled payroll run immediately following the Effective Time, unless the Surviving Corporation’s next scheduled payroll run is five (5) or fewer calendar days immediately after the Effective Time, in which case, such payments will be made in the Surviving Corporation’s second payroll run following the Effective Time).
(b) At the Effective Time, each Company Option, whether vested or unvested, that has an exercise price per Share that is equal to or greater than the Merger Consideration shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled without the payment of consideration.
(c) Notwithstanding the terms of Section 2.01, at the Effective Time, each outstanding restricted stock award granted under any Company Stock Plan (each, a “Company RSA”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Company RSA, less applicable Taxes and authorized deductions. Parent shall cause the Surviving Corporation to make the payments contemplated by this Section 2.04, through the Surviving Corporation’s payroll system, as promptly as practicable following the Effective Time (and in no event later than the Surviving Corporation’s next ordinarily scheduled payroll run immediately following the Effective Time, unless the Surviving Corporation’s next scheduled payroll run is five (5) or fewer calendar days immediately after the Effective Time, in which case, such payments will be made in the Surviving Corporation’s second payroll run following the Effective Time).
(d) At the Effective Time, each outstanding restricted share unit award granted under any Company Stock Plan that vests based on achievement of any market or performance condition and service condition (each, a “Company PSU”), whether vested but unsettled or unvested, shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares underlying such Company PSU (determined based on, (A) for a Company PSU for which the market condition is relative total stockholder return, actual performance of the relevant peer group as of the Company’s fiscal quarter-end immediately preceding the Closing and the Merger Consideration as the per Share price, and (B) for any other Company PSU, the greater of (I) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (II) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto), less applicable Taxes and authorized deductions. Parent shall cause the Surviving Corporation to make the payments contemplated by this Section 2.04(d), through the Surviving Corporation’s payroll system, as promptly as practicable following the Effective Time (and in no event later than the Surviving Corporation’s next ordinarily scheduled payroll run immediately following the Effective Time, unless the Surviving Corporation’s next scheduled payroll run is five (5) or fewer calendar days immediately after the Effective Time, in which case, such payments will be made in the Surviving Corporation’s second payroll run following the Effective Time); provided, however, that no payment shall be accelerated to the extent it would result in the imposition of a penalty Tax under Section 409A of the Code, and instead, any such payment shall be made on the earliest date possible without resulting in the imposition of any such penalty Tax. At the Effective Time, the portion of each Company PSU that has not been deemed earned in accordance with the applicable award agreement shall be canceled without the payment of consideration.
(e) Prior to the Effective Time, the Company Board (and/or the compensation committee (or equivalent committee) of the Company Board) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.04. As of the Effective Time, each holder of a Company Option, Company RSA or Company PSU (collectively the “Outstanding Equity Awards”) shall cease to have any rights with respect to Shares other than the right to receive payment of the Merger Consideration in accordance with this Section 2.04. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of any Outstanding Equity Awards.
SECTION 2.05 Certain Adjustments. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
SECTION 2.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and that or who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder or beneficial holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder or beneficial holder to receive such payment in respect of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice and copies of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or, other than with respect to Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.09(a), Section 3.24, Section 3.25 and Section 3.27, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as disclosed in any SEC Reports filed after December 31, 2022 and prior to the date of this Agreement (but (a) without giving effect to any amendment thereof filed with the Securities and Exchange Commission (the “SEC”) on or after the date of this Agreement, and (b) excluding (i) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (ii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature) as filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:
SECTION 3.01 Organization and Qualification. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.
SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the Company Bylaws and (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws. None of the Company Subsidiaries is in material violation of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational documents).
SECTION 3.03 Capitalization.
(a) The authorized share capital of the Company consists of (i) 75,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
(b) As of January 4, 2024 (the “Capitalization Date”): (i) 50,769,270 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights (of which 2,632,842 are Company RSAs); (ii) no shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Common Stock were held by the Company Subsidiaries; (iv) no shares of Preferred Stock were issued and outstanding; and (v) 1,921,410 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (including 814,780 shares of Company Common Stock subject to outstanding Company Options and 331,566 shares of Company Common Stock subject to outstanding Company PSUs (assuming satisfaction of any market or performance conditions at maximum levels)). No Company Options are subject to satisfaction of any market or performance conditions, and no restricted stock units that are not Company PSUs are outstanding. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.
(c) The Company has previously provided a true and complete list, as of the Capitalization Date, of (i) the number of shares of Company Common Stock subject to each outstanding Company Option, the name of the holder, the per Share exercise price, the grant date and the vesting schedule of each such Company Option, and the Company Stock Plan pursuant to which the Company Option was granted, (ii) the number of shares of Company Common Stock subject to each outstanding Company RSA, the name of the holder, the grant date, the vesting schedule, and the Company Stock Plan pursuant to which such Company RSA was granted and (iii) each outstanding Company PSU (assuming satisfaction of any market or performance conditions at maximum levels), the name of the holder, the grant date, the vesting schedule, the threshold, target and maximum number of shares of Company Common Stock that may be earned, the settlement date and the total amount of any vested but unsettled portion of such Company PSU. Since the Capitalization Date through the date hereof, the Company has not issued any Shares, Company Options, Company RSAs, Company PSUs or other Equity Interests other than pursuant to Company Options, Company RSAs and Company PSUs that were outstanding as of the Capitalization Date.
(d) There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Company Group issued and outstanding or reserved for issuance. There are no outstanding obligations under Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Company Group or any other person, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of any member of the Company Group or any other person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Company Group or any other person. None of the Company nor any other member of the Company Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests.
(e) Section 3.03(e) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary and for each such Company Subsidiary (i) its state, country or other jurisdiction of formation or organization, (ii) its directors and officers, and (iii) the percentage of the outstanding capital stock or equivalent equity interests owned by the Company and each other Company Subsidiary. Each such Company Subsidiary is a corporation or other entity validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization. Each Company

Subsidiary is duly qualified, licensed or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires such qualification, license or authorization, except where the failure to be so qualified, licensed or authorized or in good standing would not have a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate power and authority and all permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such permits would not have a Company Material Adverse Effect. Except as set forth on Section 3.03(e) of the Company Disclosure Schedule, the Company does not directly or indirectly own any Equity Interest in any corporation, partnership, joint venture or other business association or entity.
(f) Each outstanding Equity Interest that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens).
(g) Except as set forth in this Section 3.03, there are no Equity Interests or Outstanding Equity Awards of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, sell or grant any Equity Interests of any of the Company or any Company Subsidiary.
SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).
SECTION 3.05 No Conflict; Required Filings and Consents.
(a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it will not, (i) subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws or the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, common law, statute, ordinance or law, or any executive order, rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by any member of the Company Group under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company Group pursuant to, any Contract to which a member of the Company Group is a party or by which a member of the Company Group or any property or asset of a member of the Company Group is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality exercising any regulatory or other governmental or quasi-governmental authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the filing of the Proxy Statement in definitive form with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other Transactions and any other applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) any filings required under the rules and regulations of Nasdaq, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.05(b) of the Company Disclosure Schedule and (v) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not have a Company Material Adverse Effect.
SECTION 3.06 Permits. Except as would not have a Company Material Adverse Effect, each member of the Company Group is in possession of all licenses, permits, approvals, accreditations, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, clearances, billing or provider numbers, waivers, orders, operating certificates of any Governmental Authority applicable to it and necessary for each such entity to own, lease, license, sublicense, use, occupy and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”), and each such Company Permit held by the Company or a Company Subsidiary is in full force and effect. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely submitted all renewal applications, reports, forms, registrations and documents required to be filed and paid all fees and assessments in connection with the Company Permits and has not received any written notice from a Governmental Authority alleging that it has failed to hold any Company Permits. Except as would not have a Company Material Adverse Effect, no member of the Company Group is, or since January 1, 2021, has been, in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound. Except as would not have a Company Material Adverse Effect, (i) each member of the Company Group is in compliance with the rules and regulations of the Governmental Authority issuing such Company Permits; (ii) there is not pending or, to the Knowledge of the Company, threatened in writing, before any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against any member of the Company Group relating to any conflict with, or default, breach or violation of, any of the Company Permits or any actual or, to the Knowledge of the Company, threatened revocation, cancellation, termination, suspension, restriction, adverse modification or non-renewal of any such Company Permit; and (iii) the actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened in writing, any application, petition, objection or other pleading with any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.
SECTION 3.07 Compliance.
(a) Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the businesses of the Company and each Company Subsidiary are, and since January 1, 2021, have been conducted in compliance in all material respects with, and neither the Company nor any of the Company Subsidiaries is, or since January 1, 2021, has been, in any material respect in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound.
(b) Except as set forth in Section 3.07(b) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, no investigation by any Governmental Authority with respect to any member of the Company Group is pending or, to the Company’s Knowledge, threatened in writing, nor has any Governmental Authority indicated in writing to the Company or any Company Subsidiary an intention to conduct the same.

(c) Except as would not have a Company Material Adverse Effect, no member of the Company Group is or has been, and, to the Knowledge of the Company, none of their respective employees, directors, officers or independent contractors is or has been, suspended or debarred from doing business by any Governmental Authority or declared ineligible for government contracting, and no such suspension or debarment action has been commenced.
(d) Except as would not be material to the Company Group, taken as a whole, since January 1, 2021, the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.
SECTION 3.08 Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) The Company has timely filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2021 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments, which, individually or in the aggregate, are not material in amount).
(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(d) No member of the Company Group is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of

Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s financial statements included in the SEC Reports.
(e) Neither the Company nor any Company Subsidiary has any liability or obligation of any nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2022 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2022 and that would not have a Company Material Adverse Effect.
(f) Since January 1, 2021, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of Nasdaq (including the requirement to adopt a compensation recovery policy in accordance with Nasdaq Listing Rule 5608, as required by Rule 10D-1 of the Exchange Act).
(g) As of the date hereof, (i) there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and, (ii) except as set forth on Section 3.08(g) of the Company Disclosure Schedule, none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that are pending or, to the Company’s Knowledge, threatened in writing, in each case regarding any accounting practices of the Company or any Company Subsidiary.
SECTION 3.09 Absence of Certain Changes or Events.
(a) Since December 31, 2022, through the date of this Agreement, there has not been a Company Material Adverse Effect.
(b) Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, since December 31, 2022, through the date of this Agreement, (i) except in connection with the Transactions, the members of the Company Group have conducted their businesses, in all material respects, in the ordinary course of business and (ii) no member of the Company Group has taken action that, if taken after the date hereof, would constitute a violation of Section 5.01(b)(i), (iii) – (vi), (vii)(A), (vii)(C), (ix), (xii) – (xv), (xvii), (xviii) and, with respect to the foregoing, (xxi).
SECTION 3.10 Absence of Litigation. Section 3.10 of the Company Disclosure Schedule lists, as of the date of this Agreement, each litigation, suit, claim, action, arbitration, mediation, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group, or any property or asset of any member of the Company Group (or, to the Knowledge of the Company, any director or officer of any member of the Company Group in such capacity as director or officer). As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group, or any property or asset of any member of the Company Group (or, to the Knowledge of the Company, any director or officer of any member of the Company Group in such capacity as director or officer) which involves an amount in controversy that is material to the Company Group, taken as a whole. As of the date of this Agreement, no member of the Company Group nor any property or asset of any member of the Company Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority that would have a Company Material Adverse Effect.
SECTION 3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Plans (other than any employment or consulting agreements or offer letters that, in each case, do not contain any change in control benefits or severance or require advance notice of employment termination and examples of which have been made available to Parent prior to the date of this Agreement). With respect to each material Plan, the Company has made available to Parent true, correct and complete copies of such Plan documents (or a description thereof, if such Plan is not written) and all material amendments thereto, together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement; (ii) the most recent summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service (the “IRS”) Form 5500; (iv) the most recently prepared actuarial reports and financial statements in connection with each such Plan; (v) all documents and correspondence relating thereto received from or provided to the Department of Labor, the IRS or any other Governmental Authority since January 1, 2021, to the extent material or non-routine; and (vi) all current employee handbooks, material manuals and material policies.
(b) Neither the Company nor any ERISA Affiliate has maintained, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any liability with respect to, any plan, program, fund, or arrangement at any time during the six-year period ending on the Closing Date that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) multiemployer plan within the meaning of Section 3(37) of ERISA; or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Other than as set forth in the arrangements listed on Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liability in respect of, and no Plan provides or promises, any post-employment health or life insurance or similar benefits to any Employee or Non-Employee Service Provider except as required under Section 4980B of the Code or any other Law or benefits that are provided through the end of the month in which termination of employment occurs.
(c) With respect to each Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of the Company Subsidiaries could be subject to any material liability under the terms of such Plan or under applicable Law.
(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan. Each Plan that is required to be funded is and has been funded.
(e) Each Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws and regulatory guidance issued by any Governmental Authority. Each Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in material compliance with, and the Company and the Company Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.
(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, with respect to any Plan, as of the date of this Agreement and except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, (i) no Actions (other than routine claims for benefits and appeals of denied claims in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened in writing.
(g) Except as expressly set forth in this Agreement (including Section 2.04) or Section 3.11(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in conjunction with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions): (i) entitle any Employee or Non-Employee Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing (or any other Contract) would result separately or in the aggregate (including, without limitation, as a result of this

Agreement or the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person, including under Section 409A or 4999 of the Code.
(h) Neither the Company nor any Company Subsidiary has any commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than as required by the terms of the Plans as in effect as of the date hereof or (ii) to modify, change or terminate any Plan, other than a modification, change or termination required by applicable Law.
(i) With respect to each Plan that is maintained outside of the United States or that provides benefits to Non-Employee Service Providers outside of the United States: (i) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (ii) from and after the Closing, Parent and its Subsidiaries shall receive the full benefit of any such funds, accruals or reserves under each Plan; and (iii) each Plan required to be registered with applicable Governmental Authority has been registered and has been maintained in good standing in all material respects.
SECTION 3.12 Labor and Employment Matters.
(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, works council arrangement or other labor union contract applicable to Employees, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union or works council to organize any such Employees. To the Knowledge of the Company, as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Employees. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions. Neither the Company nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the WARN Act during the one (1)-year period preceding the date hereof.
(b) The Company and each Company Subsidiary are and have been in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, collective bargaining and the payment and withholding of Taxes. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person.
(c) Since January 1, 2021, there have not been any Actions relating to, or complaints, notices or allegations, in each case, made in writing (or to the Knowledge of the Company, orally), relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary relating to the foregoing, in each case involving the Company, a Company Subsidiary or any Employee or Non-Employee Service

Provider while serving in such capacity or, to the Knowledge of the Company, in any other capacity. Neither the Company nor any Company Subsidiaries have entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 3.12(c).
SECTION 3.13 Real Property; Title to Assets.
(a) No member of the Company Group owns any real property, and no member of the Company Group is a party to any Contract to purchase any real property or interest therein.
(b) The Company or one of the Company Subsidiaries: (i) has valid and legally binding leasehold or other interests under all the existing leases, subleases, sub-subleases, licenses or other Contracts granting occupancy rights for the Leased Real Property (collectively, the “Company Leases”), free and clear of all Liens, except Permitted Liens; and (ii) has the right to exclusive possession of each Leased Real Property that is material to the Company Group, taken as a whole. There are no options, rights of first refusal, rights of first offer or other similar rights which give any party a right to purchase or acquire any interest in any Leased Real Property or any part thereof.
(c) Each Company Lease is in full force and effect and is enforceable against the Company or the applicable Company Subsidiary and, to the Company’s Knowledge, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as would not have a Company Material Adverse Effect, there is no default under any Company Lease either by any member of the Company Group or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any member of the Company Group thereunder. True, correct and complete copies of each Company Lease and all amendments, modifications and supplements thereto have been made available to Parent.
(d) Except as would not have a Company Material Adverse Effect, the Company Group has valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the tangible personal property reflected in the Latest Balance Sheet as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens.
SECTION 3.14 Taxes.
(a) Each member of the Company Group (i) has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all material respects and (ii) has timely paid all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority. Since the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books, no member of the Company Group has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax liability of any member of the Company Group.
(b) There are no pending audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of any member of the Company Group, and no such audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP. There are no Liens for Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.
(c) No member of the Company Group has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than (A) customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or (B) any agreement solely between or among the Company and the Company Subsidiaries).
(d) No member of the Company Group has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.
(e) No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or deficiency for Taxes.
(f) No member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past five (5) years.
(g) No member of the Company Group has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state or local Law.
(h) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a prepaid amount received, or paid, on or prior to the Closing Date, or (v) deferred gains arising from a transaction on or prior to the Closing Date.
(i) No member of the Company Group is or will be required to include any income under Section 965 of the Code.
SECTION 3.15 Material Contracts.
(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following types of Contracts (other than any Plans), including all amendments, supplements and modifications, to which a member of the Company Group is a party as of the date of this Agreement (such Contracts required to be set forth in such list, the “Material Contracts”):
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is currently in effect with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, or any SEC Reports filed after the date of filing of such Form 10-K until the date hereof;
(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group in the year ended December 31, 2023, or the year ending December 31, 2024, exceeded or is expected to exceed $500,000 and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice, other than ordinary-course price quotes, purchase orders, invoices or Contracts ancillary to any main agreement governing the relationship between, and that do not materially alter the rights or obligations of, the applicable supplier, vendor or service provider and the applicable member of the Company Group;
(iii) any Contract involving a distributor, partner or reseller of Company Products pursuant to which a member of the Company Group received payments or expects to receive payments in excess of $250,000 in the aggregate during the year ended December 31, 2023, or the year ending December 31, 2024;
(iv) all customer Contracts with actual or expected annual revenues for the year ended December 31, 2023, or the year ending December 31, 2024, in excess of $750,000, other than ordinary-course price quotes, purchase orders, invoices or Contracts ancillary to any main agreement governing the relationship between, and that do not materially alter the rights or obligations of, the applicable customer and the applicable member of the Company Group;

(v) all Company IP Agreements that grant a license or other permission to use Intellectual Property to the Company or any Company Subsidiary or that are otherwise material to the business of the Company or any Company Subsidiary, including any Company IP Agreements that are material to any of the Company Products (in each case, other than (A) non-exclusive license agreements granted to the Company or any Company Subsidiary for standard, generally unmodified and commercially available shrink-wrap or off-the-shelf Software that is solely used internally and (B) implied, non-exclusive license agreements granted in the ordinary course of business by the Company or any Company Subsidiary to customers or other end users in connection with the sale of Company Products);
(vi) any Contract containing any non-compete, right of first offer or negotiation, or right of first refusal provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits the business of the Company or any Company Subsidiary;
(vii) any Contract (A) obligating the Company or any Affiliate of the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or granting any person “most favored nation” or similar status with respect to the Company Products or (B) under which any person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any person or group of persons or in any geographical area;
(viii) (A) all joint venture and partnership Contracts and (B) all Contracts that provide for, relate to or involve any sharing of revenues, profits or losses with one or more persons;
(ix) any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or Equity Interests of an operating business (A) with a value greater than $1,000,000 after the date of this Agreement, other than the sale of inventory in the ordinary course of business, or (B) prior to the date of this Agreement, that contains any material ongoing obligations (including indemnification, “earn-outs,” milestone payments or other similar contingent payments by or to the Company or any Company Subsidiary for the deferred purchase price of property or services where such contingent payments remain to be paid) in excess of $500,000 in the aggregate;
(x) all Company Leases;
(xi) any Contract involving commitments to make capital expenditures or to contract, purchase or sell assets involving $500,000 or more individually in any calendar year;
(xii) any Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by a member of the Company Group in excess of $500,000 and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice;
(xiii) each settlement agreement entered into since January 1, 2021, including any such agreement with a Governmental Authority, that (A) requires a member of the Company Group to pay more than $500,000 in excess of insurance coverage after the date of this Agreement or (B) imposes any material ongoing obligations or restrictions on any member of the Company Group or its business after the date of this Agreement;
(xiv) all Contracts to which the Company or any of the Company Subsidiaries is a party relating to any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or transactions, and any related credit support, collateral, transportation or other similar Contracts related to such transactions or any other derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, in each case, that is material to the Company Group (taken as a whole);
(xv) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries

is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any intercompany indebtedness among the Company and any wholly owned Company Subsidiaries); and
(xvi) any Contract containing an employee non-solicitation or no-hire provision applicable to any member of the Company Group that has been entered into outside of the ordinary course of business.
(b) True, correct and complete copies of each Material Contract have been made available to Parent. Each Material Contract is valid, binding and in full force and effect with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, no member of the Company Group has received any written claim of material breach or material default under or cancellation of any Material Contract which remains unresolved as of the date of this Agreement, and no member of the Company Group is in material breach or violation of, or material default under, any Material Contract. To the Knowledge of the Company, (i) as of the date of this Agreement, no other party is in material breach or material violation of, or default under, any Material Contract, (ii) as of the date of this Agreement, no material disagreements or disputes exist under any Material Contract and (iii) no member of the Company Group has received, as of the date of this Agreement, any written notice from any person that such person intends to terminate or not renew any Material Contract, in each such case, except such breaches, violates, defaults, disagreements, disputes, terminations or non-renewals that would not have a Company Material Adverse Effect.
SECTION 3.16 Insurance. Each member of the Company Group maintains insurance policies (including cybersecurity insurance policies, clinical trial policies and product liability policies) with reputable insurance carriers or maintains or self-insurance practices against all risks of a character and in such amounts as, in the reasonable judgment of the Company, are appropriate taking into account industries in which the Company Group operates. Except as would not have a Company Material Adverse Effect, each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums due and payable thereon have been paid. No member of the Company Group is in material breach or material default under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default under, or permit termination or modification of, any such policy. Since January 1, 2021, no member of the Company Group has received any written notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage. Since January 1, 2021, (i) there have been no material claims pending under any of the Company’s insurance policies and, to the Knowledge of the Company, no event has occurred that is reasonably expected to give rise to a material insurance claim, and (ii) there was no claim under any of the Company’s insurance policies as to which coverage was questioned, denied or disputed by the underwriters of such policies, except as would not be material to the Company Group, taken as a whole.
SECTION 3.17 Environmental Matters. Except as would not have a Company Material Adverse Effect:
(a) the Company and each Company Subsidiary is, and since January 1, 2021, has been, in compliance with all applicable Environmental Laws;
(b) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law or Company Permit relating to pollution or the protection of the environment or, as such relates to exposure of Hazardous Materials, to health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar U.S. federal, foreign, state or local Law or, as such relates to exposure to Hazardous Materials, to health and safety (collectively, the “Environmental Laws”) that are required to conduct the business of the Company Group, and is, and has been since January 1, 2021, in compliance with all such permits and approvals;
(c) no releases of (i) any chemicals, contaminants, wastes, petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” or “toxic” substance, material, or waste, or as a “pollutant” or “contaminant”, or analogous terminology under any applicable Environmental Law (“Hazardous Materials”), including ethylene oxide or per- or polyfluoroalkyl substances, have occurred at, on, from or under any real property owned, leased or operated by any member of the Company Group or any third-party sites to which any member of the Company Group has sent any materials or wastes for disposal, treatment, storage, processing, recycling or other handling; and
(d) no member of the Company Group has received any written claim or notice, Action or Order from any Governmental Authority or person alleging that a member of the Company Group is or may be in violation of, or has any liability under, any Environmental Law.
SECTION 3.18 Intellectual Property.
(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) Registered Owned Intellectual Property and Registered Licensed Intellectual Property, indicating for each such item, as applicable, the application and registration or grant or issue number, date, relevant jurisdiction, status (such as pending, granted, abandoned or withdrawn), expiry date and the identity of the current applicant or registered owner and (ii) unregistered Owned Intellectual Property (including any proprietary Software) that is material to the business of the Company or any Company Subsidiary.
(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, the operation of the business of the Company and each Company Subsidiary, the use of the Company Intellectual Property and the development, manufacture, use, marketing, licensing, distribution, sale, offer for sale, import, export and other exploitation of any Company Product in connection therewith, does not conflict with, infringe, misappropriate, dilute or otherwise violate, and has not in the past six (6) years, conflicted with, infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any third party, except as would not be material to the operation of the business of the Company or any Company Subsidiary, and no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or a Company Subsidiary alleging any of the foregoing or concerning the Company Intellectual Property. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no person has, in the past six (6) years, engaged in or is engaging in any activity that conflicts with, infringes, misappropriates, dilutes or otherwise violates any Company Intellectual Property and neither the Company nor any Company Subsidiary has brought or threatened any Action in connection with the foregoing.
(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, except as would not have a Company Material Adverse Effect, the Company Intellectual Property includes all the Intellectual Property used or held for use in the operation of the business of the Company or any Company Subsidiary, or the development, use, manufacture, marketing, distribution, import, export, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary, and there is no Intellectual Property other than the Company Intellectual Property that is used or held for use in the operation of the business of the Company or any Company Subsidiary or the development, use, manufacture, marketing, distribution, import, export, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary is the exclusive, and with respect to the Registered Owned Intellectual Property, properly executed and duly recorded, owner of the entire right, title and interest in and to each item of the Owned Intellectual Property; and (ii) each member of the Company Group has a valid license to use the Licensed Intellectual Property used in connection with its business as currently conducted or as currently planned to be conducted, subject only to the terms of the applicable Company IP Agreement(s). Each item of Registered Owned Intellectual Property is free and clear of all Liens (other than Permitted Liens). Neither the execution of this Agreement nor the consummation of the Transactions will result in: (A) the loss or impairment of the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any material Company Intellectual Property or material Systems; (B) the payment of any additional consideration (including increased royalty payment terms) for the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any material Company Intellectual Property or material Systems; (C) a breach of any Company IP Agreement in any material respect, or (D) the release, disclosure or delivery of any Company Intellectual Property by any escrow agent or to any other person. Except as would not have a Company Material Adverse Effect, (x) no inequitable conduct, on-sale bar or public use or improper disclosure activity or violation has been engaged in or committed with respect to any Owned Intellectual Property or, to the Knowledge of the Company, any Licensed Intellectual Property, or in the prosecution of any patent applications or patents in any

Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property and (y) no information was withheld from any entity requiring disclosure of such information during prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property.
(d) Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, the Registered Owned Intellectual Property and, to the Knowledge of the Company, the Registered Licensed Intellectual Property, are (i) subsisting, valid and enforceable, (ii) currently in compliance in all respects with any and all formal applicable legal requirements necessary to maintain the validity and enforceability thereof and, with respect to the Registered Owned Intellectual Property, record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof, and all filings, payments and other actions required to be made or taken to maintain or, in the case of accidental abandonment, revive, each item of Registered Owned Intellectual Property and, to the Knowledge of the Company, Registered Licensed Intellectual Property, in full force and effect have been made or taken by the applicable deadline and (iii) not subject to any outstanding Order or Contract that would impair the validity or enforceability thereof, in each case of the foregoing clauses (i) through (iii), except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there is no basis or argument in fact or in Law from which one might reasonably infer that any of the Registered Owned Intellectual Property or Registered Licensed Intellectual Property is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors). Except as set forth in Section 3.18(d) of the Company Disclosure Schedule or would not be material to the Company or any Company Subsidiary, no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or a Company Subsidiary, based upon or challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Intellectual Property, or the ownership, registrability, validity, patentability, scope or enforceability of any Owned Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property. The Company and each Company Subsidiary has delivered or made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each item of Registered Owned Intellectual Property, including unpublished inventions and applications for Registered Owned Intellectual Property.
(e) Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, or whether ongoing, outstanding or contingent), or account to any former or current employee or third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Company Intellectual Property, or with respect to the manufacture, use, sale, import, export or other exploitation of the Company Products or operation of the business of the Company or any Company Subsidiary.
(f) Except as would not have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary has complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to any Company Product contains any false, inaccurate or incorrect marking for, Registered Owned Intellectual Property and Registered Licensed Intellectual Property; (ii) except as set forth in Section 3.18(f) of the Company Disclosure Schedule, no Governmental Authority or academic or medical institution or consortium has provided any funding, facilities or personnel for the development or creation of, or has any claim of right to, ownership of or other Lien on, any Company Intellectual Property, or any other Intellectual Property rights used, or held for use, by the Company or any Company Subsidiary; (iii) there is no prohibition or restriction by any Governmental Authority (including no assignment, grant back, license, “march-in” or other rights) on the use of any Company Intellectual Property or on the conduct of the business by the Company or any Company Subsidiary or on the use of the Company Products, in any jurisdiction, or on the export or import of any of the Company Intellectual Property from or to any jurisdiction; and (v) neither the Company nor any Company Subsidiary has participated in any standards-setting activities or joined any standards setting, Intellectual Property sharing, or similar organization that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using any Company Intellectual Property.
(g) Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary have taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use in connection with its business. There has been no unauthorized use or disclosure or misappropriation of any trade secrets or other confidential Intellectual Property used or held for use in connection with the business of the Company or any Company Subsidiary by any person, and neither the Company nor any Company Subsidiary has disclosed any trade secrets or other confidential Intellectual Property to any person other than pursuant to appropriate written agreements that require such trade secrets or other confidential Intellectual Property to be kept confidential and contain appropriate safeguards against the unauthorized use or disclosure thereof, in each case, except as would not have a Company Material Adverse Effect.
(h) To the Knowledge of the Company, no current or former employee, consultant, independent contractor or agent of the Company or a Company Subsidiary (i) has misappropriated any trade secrets or other confidential Intellectual Property of any other person in the course of performance as an employee, consultant, independent contractor or agent of the Company or such Company Subsidiary or (ii) is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. Except as would not have a Company Material Adverse Effect, all persons (including current and former employees, contractors and consultants) who participated in conceiving, developing, modifying, improving or creating any Intellectual Property for the Company or any Company Subsidiary, or, with respect to employees, relating to the business of the Company or any Company Subsidiary, have executed valid and enforceable written Contracts (A) providing for the non-disclosure by such person of any confidential information or trade secrets and (B) providing for the assignment (by way of a present grant of assignment) by such person to the Company or the applicable Company Subsidiary of any Intellectual Property arising out of such person’s employment or engagement with the Company or the applicable Company Subsidiary. Except as would not have a Company Material Adverse Effect, no current or former employee, contractor or consultant has any rights to, and neither the Company nor any Company Subsidiary has any obligation to account for, inventor reward or remuneration amounts paid, unpaid or payable, for contributions to any Owned Intellectual Property.
(i) Section 3.18(i) of the Company Disclosure Schedule contains a true and complete list of all code incorporated into any Company Product that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (i) all licenses and similar agreements pursuant to which any member of the Company Group granted the right to use such code, (ii) the Company Product(s) that the code is incorporated into, (iii) whether such code is embedded in, bundled or otherwise distributed with or used to operate any Company Product and, if so, specifying whether such code is embedded, bundled or otherwise distributed in source code or binary form, and (iv) whether such code is used, offered or made available, whether alone or as part of any Company Product, on a hosted or similar basis by any member of the Company Group. Except as would not have a Company Material Adverse Effect, (A) no source code constituting any Software owned by the Company or any Company Subsidiary has been placed in escrow (and neither the Company nor any Company Subsidiary has agreed to, or is otherwise required to, do the foregoing under any circumstance), (B) neither the Company nor any Company Subsidiary has used any Publicly Available Software in a manner (including in any System) that could have a “copyleft” effect or other adverse effect on, or obligate any member of the Company Group to disclose, contribute, distribute, license or otherwise make available to any third party (including the Publicly Available Software community), any Software owned by any member of the Company Group or any other Company Intellectual Property and (C) with respect to any Publicly Available Software that the Company or any Company Subsidiary uses, each member of the Company Group has complied with all applicable licenses with respect thereto and such Software has been used in its entirety without modification.
SECTION 3.19 Data Privacy.
(a) Except as would not have a Company Material Adverse Effect, each member of the Company Group is, and at all times since January 1, 2021 has been, in compliance with all privacy and information security obligations to which it is subject, including with respect to the Company Group’s collection, maintenance, transmission, use, processing, disclosure and disposal of Personally Identifiable Information (including credit card information), under applicable Privacy Laws, Contract, industry standard, including the Payment Card Industry Data Security Standard, privacy policy or online terms of use (collectively, “Data Security Requirements”). Except as would not be material to the Company Group, taken as a whole, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, threatened notices or complaints from any person or Governmental Authority alleging, or been subject to any audits or investigations concerning, any failure to comply with any Data Security Requirements. Except as would not have a Company Material Adverse Effect, there has been no unauthorized use, access, or disclosure, of any Personally Identifiable Information collected, maintained, processed or stored, in connection with the business of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, no circumstances have arisen that would require the Company or any Company Subsidiary to notify a Governmental Authority or any other person of a data security breach, security incident or violation of any data security policy or Data Security Requirement pertaining to the business of the Company or any Company Subsidiary.
(b) Except as would not have a Company Material Adverse Effect, the Systems are reasonably maintained and in sufficiently good working condition and performance for the conduct of the business of the Company and each Company Subsidiary as currently conducted. Except as would not have a Company Material Adverse Effect, at all times since January 1, 2021, there has been no failure, malfunction, breakdown, performance reduction or other adverse event affecting any Systems, and there has been no actual or alleged unauthorized access, use, intrusion, or breach of security affecting any Systems, or any other loss, unauthorized access, use or disclosure or theft of any sensitive or confidential information, including Personally Identifiable Information, in the possession or control of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in compliance with all of the Company Group’s policies related to the foregoing. Except as would not have a Company Material Adverse Effect, the Systems are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that could permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.
(c) No member of the Company Group is a “Covered Entity” or a “Business Associate,” as such terms are defined under the Health Insurance Portability and Accountability Act as amended, 42 U.S.C. § 1320d et seq., (“HIPAA”) and to the extent any member of the Company Group processes any “Protected Health Information” as defined under HIPAA, each such member of the Company Group does so in compliance in all material respects with all applicable Data Security Requirements.
SECTION 3.20 Anti-Corruption Compliance; Sanctions.
(a) Since January 1, 2021, no member of the Company Group, or, to the Knowledge of the Company, any former or current director, officer, agent, employee, partner or Affiliate acting on behalf of a member of the Company Group, is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of any applicable Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any applicable Anti-Corruption Laws; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in non-compliance with, any applicable export restrictions, anti-boycott regulations or embargo regulations.
(b) Since January 1, 2021, each member of the Company Group has conducted its businesses in compliance in all material respects with (i) the FCPA and any other applicable Anti-Corruption Laws and has retained, and continues to retain, accurate books and records and has instituted and continues to maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all applicable Laws relating to United States export controls and (B) all applicable anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.
(c) Without limiting the generality of the foregoing, since January 1, 2021, each member of the Company Group, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.
(d) Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries is currently, or has been since January 1, 2021: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or U.S. anti-boycott applicable Laws (collectively, “Trade Control Laws”).
(e) Since January 1, 2021, neither the Company nor any of the Company Subsidiaries has: (i) received from any Governmental Authority or any person any written notice, inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of the preceding clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to any applicable Anti-Corruption Laws or Trade Control Laws.
SECTION 3.21 Regulatory Matters.
(a) Except as would not have a Company Material Adverse Effect, the Company Products are in compliance with all applicable Device Regulatory Laws. Except as would not have a Company Material Adverse Effect, (i) each member of the Company Group is in compliance with all applicable Device Regulatory Laws relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and (ii) since January 1, 2021, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by the Company Group in compliance with all applicable Device Regulatory Laws. Without limiting the generality of the foregoing, each member of the Company Group is, and since January 1, 2021, has been, in material compliance with all applicable Device Regulatory Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products and complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, except where such a failure to comply would not have a Company Material Adverse Effect.
(b) Except as would not have a Company Material Adverse Effect, all preclinical and clinical investigations sponsored by or on behalf of a member of the Company Group with respect to any Company Product are being, and since January 1, 2021, have been, conducted in compliance with applicable Device Regulatory Laws, including Good Clinical Practices requirements, and federal and state Laws restricting the use and disclosure of individually identifiable health information. None of the members of the Company Group has received any written notices or other correspondence from the FDA or any other applicable Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.
(c) No action has been taken by any Governmental Authority or, to the Knowledge of the Company, is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of the Company Group or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.
(d) Except as would not have a Company Material Adverse Effect, since January 1, 2021, the members of the Company Group have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in compliance with all applicable Device Regulatory Laws. Except as would not have a Company Material Adverse Effect, each member of the Company Group and, to the Knowledge of the Company, each of their respective contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all supplemental applications, 510(k) premarket notifications, premarket approvals, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products that are required under the applicable Device Regulatory Laws. To the Knowledge of the Company, each member of the Company Group has made all required filings with, or notifications to, the FDA, all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Device Regulatory Laws applicable to the Company Group, except where a failure to comply with such a requirement would not be material to the Company Group, taken as a whole. Since January 1, 2021, the Company Products, where required, are being marketed under and consistent with valid 510(k) clearances or approved Premarket Approval Applications (“PMAs”) exclusively owned by a member of the Company Group. In each case since January 1, 2021, in circumstances where the Company has determined that 510(k) clearance is not required with respect to any Company Product that is not the subject of an approved PMA, the Company has documented that no 510(k) clearance is required, has marketed such Company Product in material compliance with all applicable Device Regulatory Laws, and has not taken any action that would require a 510(k) clearance.
(e) Except as would not have a Company Material Adverse Effect, since January 1, 2021, all manufacturing operations for the Company Products conducted by or on behalf of a member of the Company Group have been and are being conducted in compliance with the QSR and any similar requirements of the FDA’s Quality Systems Regulation (21 C.F.R. Part 820) and any Notified Bodies, and the Company Products are not adulterated within the meaning of 21 U.S.C. § 351 or misbranded within the meaning of 21 U.S.C. § 352. No member of the Company Group or to the Knowledge of the Company, officers, employees, contractors or agents of a member of the Company Group have received from the FDA or any other Governmental Authority, institutional review board or accreditation body in respect to the ownership, development, testing, manufacturing, operation, storage, distribution, warehousing, packaging, labeling, handling, sale, promotion or marketing of the Company Products any written notice of any material violation of any Law concerning any Company Product, adverse inspection findings, finding of deficiency or non-compliance, penalty for corrective or remedial action, FDA warning letter or untitled letters, FDA Form 483 notice, OAI establishment inspection report, regulatory letters, safety alert, stop sale/importation letters, notices of violations, import refusals, Section 305 criminal proceeding notices under the FDCA, prosecution notices or other similar communication from the FDA or any other Governmental Authority, or other similar compliance or enforcement action. There have been no seizures conducted or, to the Knowledge of the Company, threatened in writing by the FDA or any other Governmental Authority, and no voluntary or mandatory recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts pending or, to the Knowledge of the Company, threatened in writing by the FDA or any other Governmental Authority, relating to the Company Products. To the Knowledge of the Company, there is no material act, omission, event or circumstance relating to the activities of a member of the Company Group, or any officers or employees of a member of the Company Group, or their conduct that would reasonably be expected to (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Company Products, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such Company Products in order to comply in all material respects with applicable Device Regulatory Laws, (iii) require the termination or suspension of marketing or sale of any such Company Products or (iv) give rise to or lead to any Action, complaint, inspection, notice, demand letter, warning or untitled letter, request for information or any associated liability with regard to the Company Products.
(f) No member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group is the subject of any pending Action or, to the Knowledge of the Company, any ongoing investigation or inquiry or have received any notice of any actual investigation, inquiry, for cause inspection or audit or other Action by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy, or concerning allegations of a violation by a member of the Company Group or any officers, employees, contractors or agents of a member of the Company Group of any Device Regulatory Laws, nor has a member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Authority to invoke a similar policy. No member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group has knowingly made any false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to a Governmental Authority relating to any Company Product or has voluntarily disclosed any violations of Laws related to any Company Product.
(g) To the Knowledge of the Company, no member of the Company Group has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Authority or private third party health care program, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.
(h) Since January 1, 2021, no member of the Company Group has promoted or marketed Company Products for any uses other than the uses cleared or approved by the FDA or other Governmental Authority.
(i) The members of the Company Group are in compliance and at all times since January 1, 2021, have been in compliance with all Healthcare Laws applicable to the operation of the businesses of the Company Group, except where the failure to comply would not have a Company Material Adverse Effect.
SECTION 3.22 Products Liability. Since January 1, 2021, all Company Products and all services related thereto have been manufactured, marketed, promoted, sold and delivered in conformity with all applicable Laws and express and implied warranties, in each case, in all material respects. Except as would not have a Company Material Adverse Effect, there are no existing or, to the Knowledge of the Company, threatened written claims against a member of the Company Group that a Company Product or any services related thereto are defective or fail to meet any requirements of applicable Laws or express and implied warranties.
SECTION 3.23 Affiliate Transactions. As of the date of this Agreement, there are no transactions or Contracts between (i) the Company or the Company Subsidiaries, on the one hand, and (ii) any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Transaction”).
SECTION 3.24 Board Approvals; Vote Required.
(a) On or prior to the date of this Agreement, the Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other Transactions to be consummated by the Company, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of the Transactions to be consummated by it, including the Merger, (iii) resolved, subject to Section 6.03(d), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders.
(b) Assuming the accuracy of the representations and warranties in Section 4.04, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve and adopt this Agreement and consummate the Merger.
SECTION 3.25 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.04, as of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.
SECTION 3.26 Opinion of Financial Advisor. The financial advisor of the Company, J.P. Morgan Securities LLC (“J.P. Morgan”), has delivered to the Company Board its written opinion (the “Opinion”) to the effect that, as of the date of the Opinion and subject to the Opinion, including the various assumptions made, procedures followed, qualifications, limitations and other matters considered set forth therein, the Merger

Consideration to be paid to the holders of Shares (other than Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, the Opinion has not been withdrawn, revoked or modified. Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Opinion for informational purposes; provided, that it is agreed and understood that the Opinion is for the benefit of the Company Board and may not be relied upon by Parent, any Affiliate of Parent or any other person.
SECTION 3.27 Brokers. No broker, finder or investment banker (other than JP Morgan) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Parent an unredacted copy of the engagement letter, dated September 1, 2023, between the Company and JP Morgan and such engagement letter has not been amended or modified.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions.
SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, to consummate the Transactions to be consummated by it. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions to be consummated by them have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions to be consummated by them (subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
SECTION 4.03 No Conflict; Required Filings and Consents; Agreements.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, (ii) any filings required under the rules and regulations of Nasdaq or the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.05(b) of the Company Disclosure Schedule or (v) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions.
SECTION 4.04 Ownership of Company Common Stock. None of Parent, any of its Subsidiaries (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). None of Parent, any of its Subsidiaries (including Merger Sub), nor any of their Affiliates owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.
SECTION 4.05 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Affiliates (including Merger Sub) before any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions, and neither Parent nor any of its Affiliates (including Merger Sub) is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would, or seeks to, prevent or materially delay the consummation of any of the Transactions.
SECTION 4.06 Operations of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities prior to the date of this Agreement and has conducted its operations only as contemplated by this Agreement.
SECTION 4.07 Sufficient Funds. Parent and Merger Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the Transactions to be consummated by them. Parent’s and Merger Sub’s obligations under this Agreement are not subject to any conditions regarding Parent’s or Merger Sub’s ability to obtain financing for the consummation of the Merger or the other Transactions to be consummated by Parent or Merger Sub.
SECTION 4.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, including Merger Sub.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.01 Conduct of Business by the Company Pending the Merger.
(a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated by any other provision of this Agreement or (iv) as set forth in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries, to use reasonable best efforts to conduct the businesses of the Company Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve substantially intact the business organization, material assets and material properties of the Company Group, (B) keep available the services of its executive officers and key employees on commercially reasonable terms, (C) maintain in effect all Company Permits, and (D) maintain satisfactory relationships of the Company Group with any persons with which the Company Group has material business relations and with Governmental Authorities that have jurisdiction over its business and operations.

(b) Without limiting Section 5.01(a), and as an extension thereof, except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01(b) of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(i) amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (including the Company Charter and the Company Bylaws);
(ii) issue, grant, sell, dispose of, encumber or authorize such issuance, sale, disposition or encumbrance of, any Equity Interests of the Company or any Company Subsidiary (except for the issuance or withholding of Shares issuable pursuant to Company Options, Company RSAs or Company PSUs that are outstanding on the date of this Agreement (or that are granted in accordance with the terms of this Agreement) pursuant to the terms of the applicable Company Options, Company RSAs and Company PSUs as in effect as of the Capitalization Date or, if later, the grant date);
(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of Equity Interests of the Company or any Company Subsidiary, except for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;
(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company or any Company Subsidiary, except in connection with any net exercise, net settlement or “sell to cover” transaction with respect to any Company Options, Company RSAs or Company PSUs, in each case, outstanding as of the Capitalization Date, in accordance with their terms;
(v) sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any Lien on (other than a Permitted Lien) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including Intellectual Property, which is the subject of Section 5.01(b)(xviii)) except (A) pursuant to Contracts or Company Leases in force on the date of this Agreement, (B) such dispositions or authorizations thereof in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business or (C) such dispositions among the Company and the Company Subsidiaries;
(vi) acquire (including by amalgamation, merger, consolidation or acquisition of Equity Interests or assets or any other business combination) (A) any company, corporation, partnership or other business organization (or any division thereof) or (B) any real property;
(vii) (A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary) or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any Company Subsidiary and other than in connection with reimbursements to Employees in the ordinary course of business);
(viii) enter into, amend, waive any rights under, or voluntarily terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this Agreement), other than in the ordinary course of business and subject to the other clauses of this Section 5.01(b) (except that no Material Contract pursuant to Section 3.15(a)(vi) or Section 3.15(a)(vii) shall be entered into), or as a result of the expiration or renewal of such Contract in accordance with its terms as in effect on the date of this Agreement;
(ix) authorize, or make any commitment with respect to, capital expenditures that (A) in the aggregate exceed the annual capital expenditures budget (a copy of which has been set forth in Section 5.01(b)(ix) of the Company Disclosure Schedule) of the Company and the Company Subsidiaries,

taken as a whole, or, (B) with respect to any capital expenditures not set forth in the annual capital expenditures budget set forth in Section 5.01(b)(ix) of the Company Disclosure Schedule, exceed $500,000 individually or $2,000,000 in the aggregate;
(x) except as otherwise required under any Plan in effect as of the date hereof, (A) increase the compensation payable or to become payable or the benefits provided to any Employee or Non-Employee Service Provider, (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any Employee or Non-Employee Service Provider, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Plan, (D) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any Employee or Non-Employee Service Provider, (E) loan or advance any money or other property to any Employee or Non-Employee Service Provider or (F) establish, adopt, enter into or amend any collective bargaining agreement or similar labor arrangement;
(xi) other than in the ordinary course of business with respect to (A) any Employee below the level of vice president or (B) any Employee with annual cash base compensation of not more than $200,000, hire or terminate (other than for cause as determined by the Company in its reasonable discretion) the employment of such Employee (or any individual who would be an Employee if employed on the date hereof);
(xii) take any action to voluntarily accelerate the lapse of restriction, achievement of performance or vesting of any equity or equity-based awards as a result of the Merger, except as expressly provided in this Agreement;
(xiii) fail to maintain in full force and effect the existing insurance policies as of the date of this Agreement (or replacement or revised policies with comparable terms and conditions that provide insurance coverage in a manner consistent with past practices) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;
(xiv) (A) settle (or propose to settle) any Action, other than (1) settlements for monetary damages (net of insurance proceeds) involving not more than $1,000,000 in the aggregate and that do not (x) require any material actions or impose any restrictions or ongoing royalty or future payment obligations on the business or operations of the Company Group, or after the Effective Time, Parent or its Subsidiaries or (y) include the admission of wrongdoing by any member of the Company Group, and (2) Transaction Litigation that is the subject of, and settled in accordance with, Section 6.11 or (B) settle (or propose to settle) any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement;
(xv) (A) change the Company’s financial accounting policies or procedures in effect as of December 31, 2022, other than as required by Law or GAAP or (B) write up, write down or write off the book value of any of the Company’s assets, other than (1) in the ordinary course of business or (2) as may be required by Law or GAAP, as approved by the Company’s independent public accountants;
(xvi) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
(xvii) (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to Taxes, (E) surrender any right to claim a material Tax refund, (F) file any material amended Tax Return, (G) enter into any closing agreement with respect to any Tax or (H) waive or extend the statute of limitations with respect to any Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;
(xviii) (A) abandon, disclaim, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property or material Licensed

Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect the Company’s or any Company Subsidiary’s interest in such Owned Intellectual Property or material Licensed Intellectual Property; (B) license or sublicense any Intellectual Property to any third party, other than implied non-exclusive licenses granted in connection with customer sales of any Company Products; (C) develop, create or invent any Intellectual Property jointly with any third party, in each case other than in the ordinary course of business; or (D) disclose any confidential information or confidential Company Intellectual Property to any person, other than Representatives of the Company or a Company Subsidiary that are subject to confidentiality and non-disclosure obligations, in each case in the ordinary course of business, or other than (1) to Parent or any of its Affiliates in connection with the Transactions or (2) in accordance with Section 6.03 and subject to execution of an Acceptable Confidentiality Agreement;
(xix) enter into, amend, waive or terminate (other than renewals, expirations or terminations in accordance with their terms) any Affiliate Transaction;
(xx) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
(xxi) agree, resolve, announce an intention, enter into any Contract or otherwise make a commitment to do any of the foregoing.
SECTION 5.02 Control of Operations. Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.
ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.01 Proxy Statement; Company Stockholders’ Meeting.
(a) As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days, the Company shall prepare and file with the SEC a preliminary proxy statement (such proxy statement, in preliminary and definitive form, and each as amended from time to time, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall set a preliminary record date for the Company Stockholders’ Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. Within three (3) Business Days of the Proxy Statement Clearance Date, the Company shall establish a record date for the Company Stockholders’ Meeting and shall commence mailing the definitive Proxy Statement to the Company’s stockholders. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(d), the Proxy Statement shall include the Company Board Recommendation. The Company shall as soon as reasonably practicable (i) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and (ii) provide Parent with a copy of all written correspondence between the Company or any Representatives of the Company, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information and shall in good faith consider all reasonable changes suggested by Parent. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC by the appropriate party and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(b) Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall, as promptly as reasonably practicable after the Proxy Statement Clearance Date, duly call, give notice of, convene and hold the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting shall not be initially scheduled to occur later than sixty (60) days following the Proxy Statement Clearance Date. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or unless otherwise required by Parent pursuant to Section 6.01(c), adjourn or postpone, cancel, recess or reschedule, the Company Stockholders’ Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholders’ Meeting (i) if a quorum has not been established; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to Company Stockholders’ Meeting; (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (iv) if required by Law; provided, further, that in the case of clauses (i), (ii), (iii) and (iv), the Company Stockholders’ Meeting shall not be postponed or adjourned (A) to a date later than the fifth (5th) Business Day preceding the Outside Date (as it may be extended pursuant to Section 8.01(b)) or (B) for more than twenty (20) calendar days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, in each case, without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.
(c) Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.03(d), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other actions necessary or advisable to secure the Company Stockholder Approval, including, if, at the time of the originally scheduled date of the Company Stockholders’ Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then, unless this Agreement is validly terminated in accordance with Article VIII, the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholders’ Meeting to a date specified by Parent; provided that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholders’ Meeting more than two (2) times or for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting. Unless this Agreement is validly terminated in accordance with Article VIII, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement and the matters related to this Agreement and the Transactions shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. The Company agrees that, unless this Agreement is validly terminated in accordance with Article VIII, the Company’s obligations to hold the Company Stockholders’ Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.
SECTION 6.02 Access to Information; Confidentiality.
(a) Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate or result in the loss or waiver of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or any Company Subsidiary: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Company Products, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that nothing herein shall require the Company to (or cause its Company Subsidiaries to) afford such access or furnish such information to that extent that the Company’s outside legal counsel advising it in writing that doing so would result in (A) the violation of applicable law, (B) the loss or waiver of any attorney-client (or other legal) privilege, (C) the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, related to or in connection with the Company Board’s consideration of the Merger or (D) the breach or violation of the provisions of any Contract to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions); provided, further, that, in the case of the foregoing clause (A), the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate Law, in the case of the foregoing clause (B), the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege, and, in the case of the foregoing clause (C), the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, related to or in connection with the Company Board’s consideration of the Merger, including if applicable, by redacting any portions of such materials, minutes or resolutions related to the Company Board’s consideration of the Merger where such materials, minutes or resolutions include matters that are not related to the Company Board’s consideration of the Merger.
(b) All information obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Confidential Disclosure Agreement, dated November 6, 2023 (the “Confidentiality Agreement”), between Parent and the Company.
(c) Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers or distributors of the Company and any Company Subsidiaries regarding the business of the Company or any Company Subsidiary, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing in this Section 6.02(c) shall prevent Parent, Merger Sub or their respective Affiliates from contacting or otherwise communicating in the ordinary course of business with such customers, suppliers or distributors so long as such communications do not address or otherwise relate to the Company, any Company Subsidiary, their respective businesses, this Agreement or the Transactions.
(d) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.
SECTION 6.03 No Solicitation.
(a) Except as expressly permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and any of the officers, directors or employees of it or any Company Subsidiary not to, and shall instruct the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(a) and to clarify the terms of any such Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal or (iv) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement existing as of the date of this Agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (A) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) the Company promptly (and in any event within twenty-four (24) hours) following the determination of the Company Board as required by the foregoing subclause (A) of this Section 6.03(a) notifies Parent of any such waiver, amendment or release; provided, further, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board (or any committee thereof), whether directly or indirectly through any Representative, from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 6.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) of this Section 6.03(a) (except that the Company or its Representatives may notify any person of the existence of this Section 6.03(a) and may clarify the terms of any such Acquisition Proposal), (1) the Company Board (x) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides written notice to Parent of the determination referenced in subclause (1) promptly (and in any event within twenty-four (24) hours of such determination), and (3) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within twenty-four (24) hours) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.03(a) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such person.
(b) The Company shall promptly (and in any event within twenty-four (24) hours after delivery to the Company) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). The Company will, promptly upon receipt or delivery thereof (and in any event within twenty-four (24) hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information of the person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed on a reasonably prompt basis (and in any event within twenty-four (24) hours of any material development) of the status and details (including with respect to any change in price, any change in the amount or form of consideration, or any other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within twenty-four (24) hours, following a determination by the Company Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.
(c) Except as expressly set forth in Section 6.03(d), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (ii) approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) enter into any Acquisition Agreement; (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company; (v) if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation within ten (10) Business Days after Parent’s written request therefor (provided that the Company shall not be required to make more than two (2) such reaffirmations with respect to any Acquisition Proposal); (vi) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof; or (vii) authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, neither (A) the determination by the Company in accordance with Section 6.03(a) that an Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal pursuant to and in compliance with Section 6.03(a), nor (B) the delivery by the Company of the notice with respect to an Acquisition Proposal required by Section 6.03(b) shall constitute an Adverse Recommendation Change.
(d) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board (i) may effect an Adverse Recommendation Change and (ii) in respect of the immediately following subclause (A), may cause the Company to terminate this Agreement by written notice to Parent of such termination in order to enter into, or cause a Company Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (subject to the payment of the Company Termination Fee in accordance with Section 8.03(b)), if (A) the Company receives a written Acquisition Proposal that did not result from a material breach of this Section 6.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (B) an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that:
(i) prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.01(f), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) or terminate this Agreement pursuant to Section 8.01(f), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal, which shall include (at a minimum) all of the information that is specified in Section 6.03(b), (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and outside financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and
(ii) prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that such action that would otherwise constitute an Adverse Recommendation Change may only be made in accordance with Section 6.03(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.
(f) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:
(i) “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition of (1) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Company Group, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (2) more than 20% of the outstanding Company Common Stock (or any Equity Interests convertible into, or exchangeable for, such Company Common Stock); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Company Common Stock; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group, other than the Company’s stockholders immediately prior to the consummation of such transaction, beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.
(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of Company Common Stock on Nasdaq or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, circumstances, changes, effects, developments or conditions, with respect to this subclause (C) relating to or causing such change may be considered, along with the effects or consequences thereof); or (D) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, circumstances, changes, effects, developments or conditions relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof).
(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement that (A) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company Group, taken as a whole, (B) is on terms that the Company Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account any bona fide proposed amendment or modification proposed by Parent pursuant to Section 6.03(d)(i)) and (C) the Company Board determines (after consultation with its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.
(g) It is understood that for all purposes of this Agreement, in the event that any director, officer or employee of the Company Group takes any action which, if taken by the Company, would constitute a breach of this Section 6.03, such action shall be deemed to be a breach of this Section 6.03 by the Company.
SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under the Company Charter, the Company Bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary and any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (and any person who becomes a director or officer of the Company or any such Company Subsidiary prior to the Effective Time) (collectively, the “Indemnified Parties”) for any acts or omissions by such Indemnified Parties occurring prior to the Effective Time. In addition, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Company Charter and the Company Bylaws in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.
(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Corporation shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents and (iii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the Company Charter and the Company Bylaws and the certificate of incorporation or bylaws (or similar organizational documents) of the Company Subsidiaries, the Surviving Corporation or any of its Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.
(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain a policy with the greatest coverage available for such maximum annual amount in aggregate annual premiums.
(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.
(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.
(f) The provisions of this Section 6.04 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 6.04) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable Law, this Section 6.04 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.
SECTION 6.05 Employee Benefits Matters.
(a) Parent hereby agrees that, for a period of one (1) year immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, a “Continuing Employee”) to the extent such Continuing Employee remains employed by Parent or its Subsidiaries with (i) a base salary or wage rate that is not less than the base salary or wage rate provided by the Company and the Company Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time and (ii) retirement and health and welfare benefits that are substantially comparable in the aggregate to the retirement and health and welfare benefits provided by the Company and the Company Subsidiaries to such Continuing Employees immediately prior to the Effective Time or those provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries.
(b) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and benefit accrual, but excluding benefit accruals (i) under any defined benefit pension plan or (ii) under any employee benefit plan, program or arrangement, in each case, established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or require the amendment of a plan. Such plan, program or arrangement shall credit each such

Continuing Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time. In addition, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived or not included in a Plan but such limitations exist and may be waived under any comparable plan of Parent or its Subsidiaries in effect immediately prior to the Effective Time and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.
(c) If requested by Parent as of at least fifteen (15) days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall take all necessary actions to terminate or cause to be terminated any or all of the Plans sponsored or maintained by the Company or any of its Subsidiaries. The Company shall, or shall cause its applicable Affiliate to, provide Parent with evidence that any requested terminated Plan has been terminated, with the termination of the applicable Plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Effective Time.
(d) Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Employee or Non-Employee Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates or in any way limit the ability of Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates to terminate the employment or service of any Employee or Non-Employee Service Provider at any time and for any reason.
SECTION 6.06 Regulatory Filings.
(a) As promptly as practicable after the execution and delivery of this Agreement, each of Parent and the Company shall cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) within fifteen (15) Business Days after the date of this Agreement (unless a later date is mutually agreed between the parties), making or causing to be made all filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act, and (ii) no later than forty-five (45) days after the date of this Agreement (and in any event prior to the expiration of any applicable legal deadline), making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made by any party or any of its Affiliates under any other applicable Antitrust Law or any Foreign Investment Law, as applicable, or other Laws for the consummation of the Transactions (the “Regulatory Filings”). The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with the Regulatory Filings and submissions and shall, as promptly as practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions by any Governmental Authorities. Parent will pay, or cause its Affiliates to pay, all filing fees required under any Antitrust Law or any Foreign Investment Law for any of the Transactions.
(b) Each of Parent and the Company shall use its reasonable best efforts to assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Parent to be submitted by any of them or their Affiliates to any Governmental Authority in connection with the Transactions and in obtaining any Governmental Authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals which may be required to be obtained by Parent, the Company or any of their Affiliates in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the requesting party all information that may be reasonably required to be included in such documents or that would be reasonably required to obtain such waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals).
(c) Each of the parties shall promptly inform the other parties of any substantive communication from any Governmental Authority (including furnishing copies of written substantive communication) regarding any Regulatory Filing, and each of the parties shall have the right to review in advance, and to the extent practicable, each will consult the other prior to making, and consider in good faith the views of the other party with respect to, any filing made with, or other material communications submitted with, any Governmental Authority in connection with the Transactions. Subject to this Section 6.06 and applicable Laws relating to the exchange of information, each party shall consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and, to the extent practicable, each party shall give reasonable advance notice to the other parties of, and give each other an opportunity to attend or participate in, material conferences, meetings and telephone or other communications between the other parties and Governmental Authorities concerning the Transactions, unless prohibited by such Governmental Authority. Materials required to be provided pursuant to this Section 6.06(c) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements in existence as of the date of this Agreement, (iii) as necessary to address attorney-client or other privilege concerns and (iv) to remove material that is unrelated to the Transactions. Each party, as each reasonably deems advisable, shall be entitled to designate any competitively sensitive material provided to the other parties under this Section 6.06 as “Antitrust/FDI Counsel Only Material,” and such materials and the information contained therein shall be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
(d) Each of Parent and the Company shall use its reasonable best efforts to defend through litigation on the merits any claim under any applicable Antitrust Law asserted in court or any administrative or other tribunal by any third party, including any Governmental Authority of competent jurisdiction, challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, in order to avoid the entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing Date from occurring prior to the Termination Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent or any Affiliate of Parent to (and the Company shall not, without the prior written consent of Parent, agree to) (i) sell, divest or otherwise convey particular assets, categories, portions or parts of assets or businesses of Parent or any of its Affiliates; (ii) sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Company Group contemporaneously with or subsequent to the Effective Time; (iii) permit the Company Group to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company Group prior to the Effective Time; or (iv) license, hold separate or enter into similar arrangements with respect to their respective assets or the assets of the Company Group or conduct of business arrangements or terminate any existing relationships or contractual rights and obligations as a condition to obtaining any expirations of waiting periods under the HSR Act or consents from any Governmental Authority necessary to consummate the Merger and the other Transactions. To the extent that Parent agrees to take, or consents to the Company taking, any of the foregoing actions, the Company shall not be required to take or commit to take any such action, or agree to any such arrangement, unless such action or arrangement is conditioned upon the Closing.
(e) Subject to the foregoing clause (a) and through clause (d) in this Section 6.06, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, any other Antitrust Law, Foreign Investment Law or other Laws applicable to any party or its Affiliates and, in each case, required for the consummation of the Transactions, and (ii) control the defense and settlement of any Action relating to the Transactions that is brought by or before any Governmental Authority in connection with the Regulatory Filings; provided that, to the extent reasonably practicable, Parent shall consult in advance with the Company regarding, and consider in good faith any suggestions of the Company with respect to, the foregoing matters.
(f) During the Pre-Closing Period, none of Parent or any of its controlled Affiliates shall (i) acquire, (ii) publicly announce the intent to acquire, (iii) enter into any agreement to acquire, including by merging or consolidating with or, purchasing assets of or equity in, or (iv) announce any acquisition of, any person, business or asset, (A) involving products indicated to treat urinary or fecal incontinence and (B) if, in any such case, Parent or any of its controlled Affiliates announcing, entering into an agreement relating to, or consummating, any such acquisition would reasonably be expected to (1) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval, non-disapproval, declaration or order of a Governmental Authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable Antitrust Laws (including those set forth in in Section 7.01(d) of the Company Disclosure Schedule), (2) materially increase the risk of a Governmental Authority enacting, issuing, promulgating, enforcing or entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other Order or Law that would delay, restrain, prevent, enjoin or otherwise prohibit or make illegal the consummation of the Transactions or (3) otherwise materially delay or impede the consummation of the Transactions.
SECTION 6.07 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Promptly following the execution and delivery of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
SECTION 6.08 Public Announcements. The parties agree that Parent and the Company shall each issue an initial press release relating to this Agreement in forms mutually agreed to by Parent and the Company. Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent (a) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (b) public disclosure is required by applicable Law or the requirements of the NYSE and Nasdaq, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except no party shall be required to consult with any other party respect to communications that are (i) related to a Superior Proposal, an Adverse Recommendation Change or an Intervening Event in accordance with Section 6.03, (ii) with respect to any disputes between or among the parties relating to this Agreement, the Merger or the other Transactions or (iii) with respect to any matters described in, and subject to the requirements of, Section 8.01 or Section 8.03.
SECTION 6.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.
SECTION 6.10 Stock Exchange De-Listing. The Company shall cooperate with any reasonable requests of Parent and in response thereto, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.11 Transaction Litigation. During the Pre-Closing Period, in the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or to the Knowledge of the Company, threatened in writing, by any stockholder of the Company against the Company, any of its officers and/or any members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall, promptly (and in any event within twenty-four (24) hours) after receiving notice of any such Transaction Litigation, notify Parent of such Transaction Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. Without limiting the preceding sentence, the Company shall provide Parent with a reasonable opportunity to review and comment on all material filings and responses to be made by the Company in connection with any such Transaction Litigation, and to consult on the settlement with respect to any such Transaction Litigation. The Company will consider in good faith any comments reasonably proposed by Parent with respect to such matters and the Company shall not agree to settle any such Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
SECTION 6.12 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (b) receipt of any notice or other communication from any Governmental Authority, the NYSE or Nasdaq (or any other securities market) in connection with the Transactions; or (c) if the Company obtains knowledge or Parent obtains knowledge, as applicable, of the occurrence of an event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition set forth in Article VII to be satisfied. In no event shall (A) the delivery of any notice by a party pursuant to this Section 6.12 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (B) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not give rise to any right to terminate under Article VIII.
SECTION 6.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors, shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 6.14 Certain Other Consents. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper or advisable under this Agreement and applicable Law to obtain and deliver, as applicable, at or prior to the Closing, all consents, approvals or waivers required to be obtained from the third parties to the Contracts set forth on Section 6.14 of the Company Disclosure Schedule in connection with the consummation of the Transactions, and Parent shall provide its reasonable assistance as is reasonably requested by such party to secure any such consents, approvals and waivers; provided that nothing in this Agreement shall obligate or be construed to obligate any party or its Affiliates to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, approval or waiver.
SECTION 6.15 Directors’ and Officers’ Resignations. Prior to the Effective Time, the Company will use its commercially reasonable efforts to cause each director and, unless otherwise agreed by Parent, officer of the Company and of each Company Subsidiary to execute and deliver a letter, in form and substance reasonably satisfactory to Parent, effectuating such individual’s resignation, effective as of the Effective Time, as a director or officer of the Company or such Company Subsidiary, as applicable.

ARTICLE VII

CONDITIONS TO THE MERGER
SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) on or prior to the Closing of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.
(c) HSR. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Merger shall have expired or been terminated.
(d) Other Regulatory Approvals. Except as otherwise addressed in Section 7.01(c), all required consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(d) of the Company Disclosure Schedule shall have been obtained.
SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) on or prior to the Closing of the following additional conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.09(a), Section 3.24, Section 3.25 and Section 3.27 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (A) Section 3.03(a), which shall be true and correct in all respects, and (B) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and (ii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not have a Company Material Adverse Effect.
(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.
(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).
SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.02 and Section 4.08 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall have been true and correct as of the date of this Agreement as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.
(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Company Board or Parent Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, if the Effective Time shall not have occurred by 5:00 p.m., New York time, on or before January 8, 2025 (as such date may be extended pursuant to this Section 8.01(b), the “Outside Date”); provided, however, that if, on the Outside Date, any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c) or Section 7.01(d)), Section 7.01(c) or Section 7.01(d) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then either Parent or the Company may, by written notice to the other party, extend the Outside Date in three (3) month increments until no later than January 8, 2026 unless Parent and the Company have agreed to an earlier or later date for such extension; provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
(c) by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose failure to fulfill any agreements and covenants under Section 6.06 has been the principal cause of, or resulted in, such Law or Order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;
(d) by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);

(e) by Parent if, prior to receipt of the Company Stockholder Approval, the Company Board shall have effected, and not withdrawn at least three (3) Business Days prior to the Company Stockholders’ Meeting, an Adverse Recommendation Change;
(f) by the Company, at any time prior to the time at which the Company Stockholder Approval is obtained, if the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.03; provided that, (i) the Company shall not have materially breached Section 6.03 with respect to such Superior Proposal and (ii) substantially concurrently with, and as a condition to the effectiveness of, such termination the Company pays to Parent the Company Termination Fee;
(g) by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent or Merger Sub is then in breach of any of its representations or warranties or Parent or Merger Sub is then in breach of any of its covenants or agreements hereunder, in either case, such that any condition in Section 7.03(a) or Section 7.03(b) is not satisfied or capable of being satisfied by the Outside Date; or
(h) by the Company, if Parent shall have breached any of its representations or warranties, or Parent or Merger Sub shall have failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that any condition in Section 7.02(a) or Section 7.02(b) is not satisfied or capable of being satisfied by the Outside Date.
SECTION 8.02 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any valid termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.
(b) In the event of a valid termination of this Agreement by the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) except as provided in Section 8.03(f), nothing herein shall relieve any party from liability for any Fraud or intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “intentional breach” shall mean (A) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (B) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would result in a material breach of this Agreement.
SECTION 8.03 Fees and Expenses.
(a) Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement, including Section 6.04(c) and Section 6.06(a).

(b) If this Agreement is validly terminated:
(i) by (A) Parent or the Company pursuant to Section 8.01(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by the proviso in Section 8.01(b) and, in each case, excluding any termination for which the Parent Termination Fee is paid or becomes payable to the Company pursuant to Section 8.03(b)(iv)) or Section 8.01(d) or (B) by Parent pursuant to Section 8.01(g), then, if (1) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn as of (x) in the case of clause (A), the date that is three (3) Business Days prior to the Company Stockholders’ Meeting and (y) in the case of clause (B), the Termination Date, and (2) within twelve (12) months of the Termination Date the Company or any Company Subsidiary enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to an Acquisition Proposal, or consummates any transaction that is the subject of an Acquisition Proposal, then the Company shall pay Parent the amount of $75,000,000 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days of the earliest to occur of the entry by the Company into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to the stockholders of the Company for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal;
(ii) by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent the Company Termination Fee;
(iii) by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee; or
(iv) by (A) Parent or the Company pursuant to Section 8.01(b) or (B) Parent or the Company pursuant to Section 8.01(c) (if the Law or Order giving rise to such termination right relates to an Antitrust Law) and, in each case, at the time of such termination, (1) the condition set forth in Section 7.01(b) (if the Law or Order giving rise to such condition not having been satisfied relates to an Antitrust Law), Section 7.01(c) or Section 7.01(d) shall not have been satisfied, (2) the condition set forth in Section 7.01(a) has been satisfied and (3) all of the conditions set forth in Section 7.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date), then Parent shall pay, or cause to be paid, to the Company an amount equal to $140,000,000 (the “Parent Termination Fee”) shall be made by wire transfer of immediately available funds within two (2) Business Days after such Termination Date.
(c) The Company Termination Fee payable by the Company under (i) Section 8.03(b)(iii) shall be paid to Parent or its designee by the Company in immediately available funds substantially concurrently with, and as a condition to the effectiveness of, termination of this Agreement by the Company pursuant to Section 8.01(f) and (ii) Section 8.03(b)(ii) shall be paid to Parent or its designee by the Company in immediately available funds within two (2) Business Days after the termination of this Agreement by Parent pursuant to Section 8.01(e).
(d) For purposes of Section 8.03(b)(i), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(f)(i), except that references to 20% in the definition thereof shall be deemed to be references to 50%.
(e) The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay when due any amount pursuant to this Section 8.03, then the Company or Parent, as applicable, shall also (i) reimburse the other party for all Expenses incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.03, and (ii) pay to the other party interest on such overdue amount from the date such payment was required to be paid until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall (A) the Company be required to pay the Company Termination Fee or (B) Parent be required to pay the Parent Termination Fee, in each case, in connection with the termination of this Agreement or the Transactions more than once.

(f) In circumstances where (i) the Company Termination Fee is payable in accordance with Section 8.03(b), the payment of the Company Termination Fee by or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company, the Company Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees, for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise or (ii) the Parent Termination Fee is payable in accordance with Section 8.03(b), the payment of the Parent Termination Fee by or on behalf of Parent shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, Merger Sub and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees, for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and, in each case, upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; provided that nothing herein shall release either the Company or Parent from liability for Fraud.
(g) Each of the parties acknowledges that any amounts payable by the Company pursuant to this Section 8.03, including the Company Termination Fee or the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
ARTICLE IX

GENERAL PROVISIONS
SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email transmission (upon confirmation of receipt and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):
(a)	if to Parent or Merger Sub:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752
	Attention:	Chief Corporate Counsel
Email:

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
	Attention:	Clare O’Brien
Derrick Lott
Email:

(b)	if to the Company:

Axonics, Inc.
26 Technology Drive
Irvine, California 92618
	Attention:	Raymond W. Cohen
Email:

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
	Attention:	Michael A. Hedge; Jason C. Dreibelbis
Email:
SECTION 9.03 Certain Definitions.
(a) For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 6.03 or any other provision of this Agreement and (b) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided that such agreement need not include any “standstill” or similar restriction.
“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal.
“Affiliate” of a specified person means a person that or who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering, including the FCPA, the UK Bribery Act of 2010, as amended, or any successor statute, rules or regulations thereto and the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.
“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws (including the HSR Act) that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means, collectively, the Company and the Company Subsidiaries.
“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IP Agreements” means (a) all Contracts concerning Intellectual Property to which the Company or a Company Subsidiary is a party or beneficiary or by which the Company or a Company Subsidiary, or any of their properties or assets, may be bound presently or in the future, including all Contracts pursuant to which (i) the Company or a Company Subsidiary licenses, permits or agrees to license or permit any other person to use, enforce or register any Intellectual Property and (ii) any person licenses, permits or agrees to license or permit the Company or a Company Subsidiary to use, enforce or register any Intellectual Property and (b) consents, settlements, waivers, releases, covenants, options, Orders, injunctions or rulings governing the use, validity or enforceability of any Company Intellectual Property.
“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, or (b) a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include any event, circumstance, change, condition, occurrence or effect to the extent resulting from or arising out of any of the following: (i) any event, circumstance, change, condition, occurrence or effect relating to, resulting from or arising out of (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (B) changes generally affecting the industries (including seasonal fluctuations) in which the Company or any of the Company Subsidiaries operates in the United States or globally, (C) any change or proposed change in accounting requirements, GAAP or applicable Laws or the interpretation or enforcement thereof after the date hereof, (D) any disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, weather conditions or other natural disasters or the worsening of any of the foregoing, (E) any change in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism), (F) the announcement of the execution of this Agreement or the pendency of the Transactions (provided that the exceptions in this subclause (F) shall not apply to any representations or warranties contained in Section 3.05 or the condition in Section 7.02(a) as it relates to the representations or warranties contained in Section 3.05), or (G) compliance with the express terms of, or any action expressly required by, this Agreement or any action or omission requested or consented to in writing by Parent; provided further that if the exceptions set forth in subclause (A), (B), (C), (D), or (E) of this clause (i) have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries in which the Company Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact, (ii) any Transaction Litigation, (iii) any change in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, except as otherwise provided in this definition, the underlying cause of such change may be considered in determining whether there is a Company Material Adverse Effect), or (iv) any failure to meet internal, public or other projections or forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect).
“Company Product” means the products and services currently being sold or distributed by a member of the Company Group.

“Company Stock Plans” means the Company’s 2018 Omnibus Incentive Plan (f/k/a/ Axonics Modulation Technologies, Inc. 2018 Omnibus Incentive Plan) and the Axonics Modulation Technologies, Inc. 2014 Stock Incentive Plan, in each case as amended from time to time.
“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.
“Company Subsidiary” means a Subsidiary of the Company.
“Contract” means any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Device Regulatory Laws” means Laws administered by the FDA or any other Governmental Authority relating to the regulation of the procurement, raw material sourcing, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, complaint handling, adverse event reporting, medical device report submission, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Laws of any applicable State or jurisdiction.
“Employee” means any current or former officer or employee of the Company or any Company Subsidiary.
“Equity Interests” means any (a) shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (b) options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (c) securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or (d) any other rights or instruments that are linked in any way to the price of the shares of capital stock of any other person or the value of all or any part of another person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business under common control with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.
“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the date of this Agreement) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.
“FDCA” means the Federal Food, Drug, and Cosmetic Act, at 21 U.S.C. §§ 301 et. seq. and its implementing regulations.
“Foreign Investment Law” means any Laws that are designed to prohibit, restrict or regulate foreign investment.
“Fraud” means common law fraud as determined pursuant to the Laws of the State of Delaware.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 812, and equivalent foreign Laws to which any member of the Company Group is subject.
“Healthcare Laws” means all foreign, federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including: (a) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (b) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et. seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Requirements of Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and § 1320a-7b) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et. seq.); (c) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (d) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (e) federal or state Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (f) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (g) state Laws relating to insurance and risk-sharing products, services and arrangements; (h) federal and state Laws relating to health information privacy, including the Health Insurance Portability and Accountability Act of 1996 and any rules or regulations promulgated thereunder, the Health Information Technology for Economic and Clinical Health Act of 2009, enacted as part of the American Recovery and Reinvestment Act of 2009, and any HITECH implementing regulations; and (i) the Public Health Service Act (42 U.S.C. § 201 et. seq.), including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2; each of clauses (a) through (i) as amended from time to time; and all comparable foreign, federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time.
“Intellectual Property” means all intellectual property in any jurisdiction worldwide, including (a) trademarks, service marks, trade names, trade dress, slogans, logos, brand names, Internet domain names, social media accounts, geographical indications and corporate names, as well as any other identifiers indicating the business or source of goods or services (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, all registrations (and applications for registration) for the foregoing, and all goodwill connected with the use thereof and symbolized thereby; (b) patents and patent applications (including reissues, divisionals, continuations and continuations-in-part, extensions and counterparts thereof), utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures and industrial designs; (c) confidential or proprietary information, including trade secrets, know-how, methodologies, pricing information, confidential research, algorithms, models, processes, formulas, client lists and invention rights; (d) works of authorship, copyrights (including copyrights in Software), moral rights, design rights and database rights therein and thereto; (e) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (d); (f) all rights in Software and technology; (g) claims and rights to sue and recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing; and (h) any and all other proprietary rights.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified in Section 9.03(a) of the Company Disclosure Schedule, in each case, including the knowledge that any such individuals would reasonably be expected to discover or become aware of after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.
“Leased Real Property” means any real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant, licensee, or other interest, respectively) by any member of the Company Group.
“Licensed Intellectual Property” means Intellectual Property that the Company or a Company Subsidiary is licensed or otherwise permitted to use pursuant to the Company IP Agreements.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, licenses, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.
“Nasdaq” means the Nasdaq Global Select Market.
“Non-Employee Service Provider” means any current or former non-employee director, consultant, vendor or other independent contractor of the Company or any Company Subsidiary.
“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.
“NYSE” means the New York Stock Exchange.
“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.
“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.
“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which would not constitute a default under any Company Lease, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Leased Real Property which are not violated in any material respect by the current occupancy, operation or use of any Leased Real Property by any member of the Company Group, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy, operation or use of any Leased Real Property by any member of the Company Group in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any implied non-exclusive licenses to Intellectual Property granted in connection with customer sales of Company Products and (h) any statutory Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any Leased Real Property by any member of the Company Group.
“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personally Identifiable Information” means any data or information relating to an identified or reasonably identifiable individual natural person or household, including any data or information that, alone or in combination with other data or information, can be used to identify, directly or indirectly, an individual natural person or household, including a person’s name, physical address, telephone number, email address, financial account number or credit card number, government-issued or online identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, biometric and genetic information, gender, age or date of birth, treatment dates or other dates related to the person, educational or employment information, marital or other status, behavioral information, IP address, or any other data or information that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Laws or any information that is governed, regulated or protected by one or more Laws concerning information relating to an identified or identifiable individual natural person or household.
“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether written or unwritten and whether or not subject to ERISA, all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, incentive, deferred compensation, performance award, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance, change of control, retention or other contracts or agreements to which the Company or any Company Subsidiary is a party, in each case, with respect to which the Company or any Company Subsidiary has any obligation or direct or indirect liability or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any Employee or Non-Employee Service Provider or any beneficiary of any Employee or Non-Employee Service Provider.
“Privacy Laws” means all applicable Laws that govern or relate to privacy, data security, marketing or the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personally Identifiable Information. Without limiting the generality of the foregoing, “Privacy Laws” includes: (a) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; (b) HIPAA; (c) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. § 7701 et. seq.; (d) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended; (e) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (f) the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended; (g) all State law equivalents of the foregoing clauses (a)-(f); (h) the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, et. seq., as amended by the California Privacy Rights Act of 2020; (i) all Personally Identifiable Information breach notification laws; (j) all Laws of non-U.S. countries relating to Personally Identifiable Information, privacy, data processing, security and confidentiality, including (i) the General Data Protection Regulation (Regulation (EU) 2016/679), (ii) the Personal Information Protection and Electronic Documents Act (S.C. 2000, c. 5), (iii) the Personal Health Information Protection Act (SO 2004, c 3, Sch A), (iv) the Privacy Act 1988, (v) the Federal Data Protection Act of 30 June 2017 (Bundesdatenschutzgesetz), (vi) the Swiss Federal Act on Data Protection, as revised, (vii) the Data Protection Act 2018, (viii) the Danish Data Protection Act (Databeskyttelsesloven), (ix) the Implementation Act General Data Protection Regulation (Uitvoeringswet Algemene verordening gegevensbescherming), (x) the Medical Treatment Contracts Act (Wet op de geneeskundige behandelingsovereenkomst), (xi) the My Health Records Act 2012, and (xii) the Patient Data Protection Act (Patientendaten-Schutz-Gesetz); (k) Payment Card Industry Data Security Standards, and (l) implementing regulations concerning such Laws.
“Proxy Statement Clearance Date” means the earlier of (a) the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (b) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.
“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software, or pursuant to similar licensing and distribution models and (b) any Software that requires as a condition of use, modification, hosting, and/or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be redistributed, hosted or otherwise made available at no or minimal charge; or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software.

“Registered” means registrations, recordations, filings, renewals and applications for any of the foregoing with, granted by or pending before a Governmental Authority or Internet domain name registrar.
“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.
“Sanctioned Country” means any country or region that is (or the government of which is) or has been since January 1, 2021 the subject or target of a comprehensive embargo under Sanctions Laws (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a) of this definition; or (c) any national of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the United Kingdom of Great Britain, the European Union or the United Nations Security Council.
“Software” means (a) computer programs, software, systems and code, including software implementation of algorithms, telemetry, charging and communication protocols, models and methodologies, program interfaces, source-code and object-code; (b) databases and compilations, operating systems and specifications, data and database management code; (c) utilities, graphical user interfaces, menus, images, icons, forms, methods of processing; (d) documentation, including programmer notes, user manuals and training materials, relating to such computer programs; and (e) in each case of the foregoing clauses (a) through (d), all versions, updates, corrections, enhancements and modifications thereof.
“Subsidiary” or “Subsidiaries” of any person shall mean (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (b) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.
“Systems” means computer, information technology and data processing systems, facilities and services used or held for use by any member of the Company Group, including all Software, hardware, firmware, servers, hosting, applications, networks (including cloud-based), data, communications facilities, platforms and related equipment, systems and services, and all content and related documentation associated with each of the foregoing.
“Tax” or “Taxes” means any federal, state, local and non-U.S. taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.
“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority,

including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.
(b) The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Acquisition Proposal	§ 6.03(f)(i)
Action	§ 3.10
Adverse Recommendation Change	§ 6.03(c)
Affiliate Transaction	§ 3.23
Agreement	Preamble
Book-Entry Shares	§ 2.01(a)
Capitalization Date	§ 3.03(b)
Certificate of Merger	§ 1.03
Certificates	§ 2.01(a)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.24(a)
Company Bylaws	§ 1.05
Company Charter	§ 1.05
Company Common Stock	§ 3.03(a)
Company Disclosure Schedule	Article III
Company Leases	§ 3.13(b)
Company Option	§ 2.04(a)
Company Permits	§ 3.06
Company PSU	§ 2.04(d)
Company RSA	§ 2.04(c)
Company Stockholder Approval	§ 3.24(b)
Company Termination Fee	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Continuing Employee	§ 6.05(a)
Data Security Requirements	§ 3.19(a)
DGCL	Recitals
Dissenting Shares	§ 2.06
Effective Time	§ 1.03
Enforceability Exceptions	§ 3.04
Environmental Laws	§ 3.17(b)
Exchange Act	§ 3.05(b)
Excluded Shares	§ 2.01(a)
FDA Application Integrity Policy	§ 3.21(f)
GAAP	§ 3.08(b)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(c)
HIPAA	§ 3.19(c)
HSR Act	§ 3.05(b)

Defined Term	Location of Definition
Indemnified Parties	§ 6.04(a)
Intervening Event	§ 6.03(f)(ii)
IRS	§ 3.11(a)
JP Morgan	§ 3.26
Latest Balance Sheet	§ 3.08(e)
Law	§ 3.05(a)
Material Contracts	§ 3.15(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Opinion	§ 3.26
Outside Date	§ 8.01(b)
Outstanding Equity Awards	§ 2.04(e)
Parent	Preamble
Parent Board	Recitals
Parent Termination Fee	§ 8.03(b)(iv)
party	Preamble
Paying Agent	§ 2.02(a)
Paying Agent Agreement	§ 2.02(a)
Payment Fund	§ 2.02(a)
PMAs	§ 3.21(d)
Pre-Closing Period	§ 5.01(a)
Preferred Stock	§ 3.03(a)
Proxy Statement	§ 6.01(a)
Sarbanes-Oxley Act	§ 3.08(a)
SEC	Article III
SEC Reports	§ 3.08(a)
Securities Act	§ 3.08(a)
Shares	§ 2.01(a)
Superior Proposal	§ 6.03(f)(iii)
Surviving Corporation	§ 1.01
Termination Date	§ 8.01
Trade Control Laws	§ 3.20(d)
SECTION 9.04 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, a Schedule, an Article or a Section, such reference shall be to an Exhibit, a Schedule, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to (i) Parent and Merger Sub if such documents, materials or information were available for review by Parent or its Representatives through the electronic data room hosted by Ansarada and (ii) the Company if such documents, materials or information were delivered electronically to the Company or its Representatives by Parent or its Representatives in connection with the Transactions or, in either case, disclosed in an SEC Report filed and publicly available at least three (3) Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.
SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 9.06 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including and as qualified by the Company Disclosure Schedule), with respect to the Company, and Article IV, with respect to Parent, which representations and warranties by the Company and Parent constitute the sole and exclusive representations and warranties of the Company and Parent in connection with this Agreement or the Transactions, (a) no party makes, no party has made, and no party is relying on or has relied on, any representations or warranties relating to itself or its businesses or otherwise in connection with this Agreement or the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with this Agreement or the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives, whether received prior to or after the date of this Agreement, are not and shall not be deemed to be or to include representations or warranties (unless such material or information is the subject of any representation or warranty set forth in this Agreement) and none of Parent or Merger Sub will have any claim against any member of the Company Group, or any of their respective Affiliates, shareholders or Representatives, or any other person with respect thereto.
SECTION 9.07 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 9.09 Parties in Interest. Other than (a) the provisions of Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), (b) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II and (c) following a valid termination of this Agreement pursuant to Article VIII, subject to Section 8.02 and the last sentence of this Section 9.09, the right of the Company, on behalf of the stockholders of the Company (who are third party beneficiaries hereunder solely to the extent necessary for this clause (c) to be enforceable), to pursue damages, this Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (c) of this Section 9.09 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to and run with the Shares and be transferred therewith.
SECTION 9.10 Remedies; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto hereby waives and agrees not to assert any objections to any remedy referred to in this Section 9.10 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).
SECTION 9.11 Governing Law.
(a) This Agreement and all Actions arising under this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction other than the State of Delaware to otherwise govern this Agreement.
(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery and the applicable appellate court from which appeal from such court may be taken; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the Superior Court of the State of Delaware (Complex Commercial Litigation Division) and the applicable appellate court from which an appeal from such court may be taken; provided, however, that if the Superior Court of the State of Delaware (Complex Commercial Litigation Division), does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.
SECTION 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT

OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
SECTION 9.13 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of the Company Board or Parent Board, as applicable, at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
SECTION 9.14 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
SECTION 9.15 Company Disclosure Schedule. The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (b) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. All descriptions of any document included in the Company Disclosure Schedule do not purport to be a complete statement of the material terms of such document and are qualified in their entirety by reference to such document, including any and all exhibits, annexes, addendums and other documents attached thereto and any amendments, supplements and other modifications thereto, in each case, to the extent made available to Parent. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
SECTION 9.16 Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BOSTON SCIENTIFIC CORPORATION

By	/s/ Michael F. Mahoney
Name: Michael F. Mahoney
Title: Chief Executive Officer

SADIE MERGER SUB, INC.

By	/s/ Michael F. Mahoney
Name: Michael F. Mahoney
Title: President
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AXONICS, INC.

By	/s/ Raymond W. Cohen
Name: Raymond W. Cohen
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Second Amended and Restated Certificate of Incorporation of the Surviving Corporation

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXONICS, INC.
1.	The name of the corporation is: Axonics, Inc. (the “Corporation”).
2.
The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, county of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.
The nature of the business or purposes to be conducted or promoted is: management services and any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

4.
The total number of shares of all classes of stock which the Corporation shall have authority to issue is: One Hundred (100); all of such shares shall be shares of common stock, par value $0.01 per share.

5.	The Corporation is to have perpetual existence.
6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized:
a.	To make, alter or repeal the by-laws of the Corporation (the “By-Laws”).
b.	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
c.	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
d.
By a majority of the whole board of directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending this Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

e.
When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

7.	Elections of directors need not be by written ballot unless the By-Laws shall so provide.
a.
Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws.

b.
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

8.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.	Indemnification; Limitation of Liability.
a.	The Corporation shall indemnify (and advance expenses to) its officers and directors to the full extent permitted by the DGCL, as amended from time to time.
b.
To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

c.
No amendment to or repeal of this provision, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 9, shall apply to or have any effect on (i) the liability or alleged liability of any director of the Corporation or (ii) the indemnification and advancement rights of any director or officer, in each case, for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors or to permit greater indemnification or advancement rights of directors and officers, then the directors and officers of the Corporation shall be protected from liability (whether through exculpation, indemnification or advancement rights) the fullest extent permitted by the DGCL as so amended.

ANNEX B
FAIRNESS OPINION

January 6, 2024
The Board of Directors
Axonics, Inc.
26 Technology Drive
Irvine, CA 92618
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Company Common Stock”), of Axonics, Inc., a Delaware corporation (the “Company”) of the Merger Consideration (as defined below) to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Boston Scientific Corporation, a Delaware corporation (“Parent”). Pursuant to the Agreement and Plan of Merger, (the “Agreement”), by and among the Company, Parent and Sadie Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares (as defined in the Agreement), will be converted into the right to receive $71.00 per share in cash (the “Merger Consideration”).
In connection with preparing our opinion, we have (i) reviewed a draft dated January 6, 2024 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts
B-1

and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on an amendment to a revolving credit facility in March 2023. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC
U039813
B-2

AXONICS, INC.
26 TECHNOLOGY DRIVE
IRVINE, CA 92618

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AXONICS, INC.

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AXONICS, INC.
Special Meeting of Stockholders
March 22, 2024 9:00 a.m. PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Raymond W. Cohen and Kari Keese, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AXONICS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/AXNX2024SM, at 9:00 a.m. PT on March 22, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side